                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-84808

PROSPECTUS SUPPLEMENT
(To prospectus dated April 15, 2002)

                                  $325,000,000

                             Illinois Power Company

                 $100,000,000 Mortgage Bonds, 10 5/8% due 2007
                 $225,000,000 Mortgage Bonds, 10 5/8% due 2012

                                --------------

     We are offering $325,000,000 aggregate principal amount of our Mortgage Bonds in two separate series: $100,000,000 Mortgage Bonds, 10 5/8% due 2007 (the "2007 Bonds") and $225,000,000 Mortgage Bonds, 10 5/8% due 2012 (the "2012
Bonds") (collectively, the "Offered Bonds"). The 2007 Bonds will mature on August 1, 2007, and the 2012 Bonds will mature on August 1, 2012. We will pay interest on each series of the Offered Bonds on February 1 and August 1 of each year, beginning on February 1, 2003. We may redeem some or all of each series of the Offered Bonds at any time. The redemption prices for the Offered Bonds are set forth under the caption "Certain Terms of the Offered Bonds-- Redemption" on page S-22 of this prospectus supplement.

     The Offered Bonds will be secured equally with all other Mortgage Bonds outstanding or hereafter issued under our General Mortgage Indenture and Deed of Trust dated as of November 1, 1992.

     Investing in the Offered Bonds involves risks. Please read "Risk Factors" beginning on page S-12 of this prospectus supplement.

                                --------------

                                                          Per 2007 Per 2012
                                                            Bond     Bond      Total
                                                          -------- --------    -----
     Public offering price (1)..........................   99.708%  99.54%  $323,673,000
     Underwriting discount..............................       .6%    .65%    $2,062,500
     Proceeds, before expenses, to us...................   99.108%  98.89%  $321,610,500

     (1) Plus accrued interest from July 23, 2002, if settlement occurs after that date

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Offered Bonds will be ready for delivery in book-entry form only through The Depository Trust Company on or about July 23, 2002.

                                --------------

Merrill Lynch & Co.
               Credit Lyonnais Securities
                               Deutsche Bank Securities
                                              SG Cowen
                                                            TD Securities

                                --------------

            The date of this prospectus supplement is July 18, 2002.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-3
Where You Can Find More Information........................................  S-3
Information We Incorporate By Reference....................................  S-4
Uncertainty of Forward-Looking Statements..................................  S-5
Our Company................................................................  S-7
Risk Factors............................................................... S-12
Selected Financial Information............................................. S-19
Use of Proceeds............................................................ S-20
Capitalization............................................................. S-21
Certain Terms of the Offered Bonds......................................... S-22
Underwriting............................................................... S-26
Legal Opinions............................................................. S-27
Experts.................................................................... S-28
Change in Accountants...................................................... S-28
Financial Statements.......................................................  F-1

                                   Prospectus

About This Prospectus.....................................................   2
Where You Can Find More Information.......................................   3
Information We Incorporate By Reference...................................   3
Uncertainty of Forward-Looking Statements.................................   4
Our Company...............................................................   5
The Trust.................................................................   5
Use of Proceeds...........................................................   7
Ratios of Earnings to Fixed Charges.......................................   7
Description of Secured Debt Securities....................................   8
Description of Unsecured Debt Securities..................................  19
Description of Trust Preferred Securities.................................  30
Description of Trust Debentures...........................................  43
Description of Guarantee..................................................  52
Relationship Among the Trust Preferred Securities, the Trust Debentures
 and the Guarantee........................................................  55
Plan of Distribution......................................................  57
Validity of Securities....................................................  58
Experts...................................................................  59

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      We provide information to you about us and the Offered Bonds in two separate documents: (a) the accompanying prospectus, dated April 15, 2002, which provides general information, and (b) this prospectus supplement, which describes the specific details regarding this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

      You should also read and consider the information in the documents we have referred you to in "Information We Incorporate By Reference" on page S-4 of this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission, or SEC, will automatically update and supersede this incorporated information.

      You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the information we incorporate by reference into these documents. We have not authorized anyone to provide you with any information or to make any representations not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate only as of the date on the front cover page of those documents or, in the case of a subsequently filed document that is incorporated by reference, the date of filing of that document.

      The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the Offered Bonds, may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

      In this prospectus supplement, references to "Illinois Power," "we," "us" and "our" refer to Illinois Power Company and its subsidiaries, unless we state otherwise or the context clearly indicates otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

      We and our indirect parent company, Dynegy Inc., file annual, quarterly and special reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The SEC maintains a web site that contains reports and other information about issuers, like us and Dynegy, who file reports electronically with the SEC. The address of that site is http://www.sec.gov. You should refer to this site for additional information about us and Dynegy. You may also read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or obtain copies of this information by mail from the SEC Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

                    INFORMATION WE INCORPORATE BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with them, which means:

    . incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

    . we can disclose important information to you by referring you to those documents; and

    . information that we file with the SEC will automatically update this prospectus supplement and the accompanying prospectus.

      We incorporate by reference into this prospectus supplement the following documents, which we have previously filed with the SEC under the Exchange Act:

    . our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

    . our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as amended; and

    . our Current Reports on Form 8-K filed on February 28, 2002, April 3, 2002 and April 4, 2002.

      We also incorporate by reference each of the documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the securities described in this prospectus supplement have been sold.

      You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning our indirect parent company at the following address:

                           Dynegy Inc.
                           1000 Louisiana Street, Suite 5800
                           Houston, Texas 77002
                           Attention: Investor Relations
                           (713) 507-6400

                   UNCERTAINTY OF FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include statements reflecting assumptions, expectations, projections, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "may," "will," "should," "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

    .  projected operating or financial results;

    . expectations regarding capital expenditures, preferred dividends and other matters;

    .  beliefs about the financial impact of deregulation;

    . assumptions regarding the outcomes of legal and administrative proceedings;

    . estimations relating to the potential impact of new accounting standards;

    .  intentions with respect to future energy supplies; and

    .  anticipated costs associated with legal and regulatory compliance.

      Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, including the following:

    . the timing and extent of changes in commodity prices for natural gas and electricity;

    . the effects of deregulation in Illinois and federally and the rules and regulations adopted in connection therewith;

    .  competition from alternate retail electric providers;

    . general economic and capital market conditions, including overall economic growth, demand for power and natural gas, and interest rates;

    . the effects of the issues currently facing Dynegy Inc., our indirect parent company, including its ability to successfully complete its $2 billion capital plan and to maintain adequate liquidity to transact business with counterparties and the ultimate impact of the legal and administrative proceedings to which it is currently subject, including legal proceedings relating to its terminated merger with Enron Corp., the California power market, shareholder claims, the various investigations surrounding Project Alpha, including the related restatement of Dynegy's financial statements, the California power market and "round-trip" trades, and the ongoing re-audit of Dynegy's financial statements for the three-year period ended December 31, 2001;

    . Dynegy's financial condition, including its ability to maintain its credit ratings and to continue to pay principal and interest on our intercompany note receivable;

    . the cost of borrowing, access to capital markets and other factors affecting Dynegy's and our financing activities;

    . operational factors affecting the ongoing commercial operations of our transmission, transportation and distribution facilities, including catastrophic weather-related damage, unscheduled repairs or workforce issues;

    . the cost and other effects of legal and administrative proceedings, settlements, investigations or claims, including environmental liabilities that may not be covered by indemnity or insurance; and

    . other regulatory or legislative developments that affect the energy industry in general and our operations in particular.

      Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

      All of our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement.

                                  OUR COMPANY

General

      We are engaged in the transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois. We provide retail electric and natural gas service to residential, commercial and industrial consumers in substantial portions of northern, central and southern Illinois. We also supply electric transmission service to numerous utilities, municipalities and power marketing entities.

      For the year ended December 31, 2001, we had total operating revenues of approximately $1.6 billion and net income applicable to common stock of approximately $158 million. Approximately 70% of our operating revenues were attributable to our retail electric service, and the remaining 30% were attributable to our retail natural gas service. For the three months ended March 31, 2002, we had total operating revenues of approximately $393 million and net income applicable to common stock of approximately $34 million.

      As of January 3, 2002, we supplied retail electric service to a market with an estimated population of approximately 1.4 million people, and we supplied retail natural gas service to a market with an estimated population of approximately one million people. As of May 31, 2002, based on billable meters, we served over 592,000 active electric customers and over 409,000 active natural gas customers. We hold franchises in all of the incorporated municipalities that we serve.

      We own seven underground natural gas storage fields with total capacity of approximately 11.6 billion cubic feet and total deliverability on a peak day of approximately 289 million cubic feet. We also have contracts with various natural gas pipelines providing for 5.1 billion cubic feet of underground storage capacity, with total deliverability on a peak day of approximately 93 million cubic feet. Operation of underground storage permits us to increase deliverability to our customers during peak load periods by extracting natural gas that was previously placed in storage during off-peak months.

      We own an interconnected electric transmission system of approximately 2,600 circuit miles and a distribution system that includes approximately 37,000 circuit miles of overhead and underground lines. Additionally, we own approximately 750 miles of natural gas transmission pipeline and approximately 7,500 miles of natural gas distribution pipeline. All of our properties are located in the State of Illinois.

      We were incorporated under the laws of the State of Illinois in 1923 and are headquartered in Decatur, Illinois. We are an electric utility as defined in the Public Utility Holding Company Act of 1935 and are subject to regulation under the Illinois Public Utilities Act by the Illinois Commerce Commission, or ICC. We are also subject to regulation under the Federal Power Act by the Federal Energy Regulatory Commission, or FERC.

      We are an indirect wholly owned subsidiary of Dynegy Inc. Dynegy is a holding company and conducts substantially all of its business through its subsidiaries. The following chart depicts a simplified version of Dynegy's corporate structure, including Dynegy's ownership of Illinois Power.


[Diagram depicting Dynegy Inc.'s ownership of Dynegy Holdings Inc., Illinova Corporation and Dynegy Global Communications, Inc. and Illinova Corporation's ownership of Illinois Power Company.]

      Our principal executive offices are located at 500 South 27th Street, Decatur, Illinois 62521, and our telephone number is (217) 424-6600. To learn how to obtain additional information about Dynegy, please read "Where You Can Find More Information" on page S-3 of this prospectus supplement.

Recent Developments

      Extension of Retail Electric Rate Freeze. On June 6, 2002, Illinois Governor George Ryan signed a bill that adds two years to the current retail electric rate freeze in Illinois. The bill extends through 2006 the mandatory retail electric rate freeze, which was originally required by the Electric Service Customer Choice and Rate Relief Law of 1997, commonly referred to as the Customer Choice Law. The Customer Choice Law freezes our rates for full, or "bundled," electric retail service at current levels unless the two-year average of our earned return on equity is below the two-year average of the monthly average yields of 30-year U.S. Treasury Bonds for the concurrent period, in which event we may request a rate increase from the ICC. The ICC would rule on any such request for a rate increase using traditional ratemaking standards. As a result of the retail electric rate freeze, our bundled service retail electricity customers are expected to continue to pay their current electric rates for the next several years. The rate freeze does not apply to our rates for distribution service to customers choosing direct access. These rates are currently required to be based on cost of service and can be raised or lowered by the ICC. Beginning in 2007, absent further extension of the retail electric rate freeze or other similar action, we expect that the distribution and transmission component of retail electric rates will continue to be required to be based on costs while the power and energy component may be required to be based on prices in the wholesale market.

      Membership in a Regional Transmission Organization. The Illinois Public Utilities Act mandates that we participate either in an independent system operator or a regional transmission organization. On May 28, 2002, we filed documents with the FERC announcing our intention to join PJM Interconnection, L.L.C., which is responsible for the operation and control of the bulk electric power system throughout major portions of five Mid-Atlantic states and the District of Columbia. The FERC has indicated that it will allow us to join PJM Interconnection, subject to certain conditions. We expect a formal order from the FERC with respect to this matter on July 31, 2002. We have executed a memorandum of understanding with PJM Interconnection that provides for our participation on either a stand-alone basis or through an independent transmission company headed by National Grid, USA. National Grid expects to begin operating this independent transmission company under the oversight of PJM Interconnection in October 2002. Should we join PJM Interconnection through an independent transmission company, we expect to transfer operating control of our transmission system to National Grid as managing member of the independent transmission company.

      Renewal of Labor Agreements. We have approximately 2,000 employees, approximately 1,300 of whom belong to unions. We are subject to collective bargaining agreements with each of the following unions: International Brotherhood of Electrical Workers ("IBEW"), Laborers International Union of North America, United Association of Journeymen Plumbers and Gas Fitters and International Association of Machinists and Aerospace Workers. The IBEW recently ratified our proposal to extend our agreements with the IBEW through June 30, 2003. Our other labor agreements currently extend through June 30, 2004 and November 30, 2005. We consider our relations with both salaried and bargaining unit employees to be satisfactory.

Our Relationship with Dynegy

      In February 2000, our direct parent company, Illinova Corporation, and its subsidiaries, including us, were acquired by Dynegy. Dynegy, our indirect parent company, produces and delivers energy, including natural gas liquids and coal, through its owned and contractually controlled network of physical assets. We rely on Dynegy for, among other things, payments under our intercompany note receivable from Illinova and a significant portion of our power and electric energy supply. Our intercompany note receivable constituted approximately 47% of our total assets as of March 31, 2002, and the interest income received on this note receivable, after adjustment for taxes, represented approximately 30% of our net cash provided by operating activities for 2001. Dynegy also provides a significant amount of administrative and general services for us, for which we compensate Dynegy. To learn how to obtain additional information about Dynegy, please read "Where You Can Find More Information" on page S-3 of this prospectus supplement. Please also read "Risk Factors" beginning on page S-12 of this prospectus supplement and "Note 4-- Related Parties" and "Note 3--Related Parties" to our consolidated financial statements for the year ended December 31, 2001 and for the three months ended March 31, 2002, respectively.

      On April 25, 2002, Dynegy preliminarily released its first quarter 2002 earnings and announced that it would reclassify $300 million in cash flow from operations to cash flow from financing in 2001 related to a natural gas transaction referred to as Project Alpha. Also on April 25th, Moody's Investors Service placed the credit ratings of Dynegy and its subsidiaries, including us, under review for possible downgrade citing concerns about Dynegy's ability to generate sustainable recurring operating cash flow. On April 30, 2002, Fitch, Inc. lowered its credit ratings and reiterated its Ratings Watch Negative status for Dynegy and its subsidiaries, including us. Fitch stated concerns regarding Dynegy's financial flexibility and Dynegy's ability to operate its business in a difficult business and capital environment and maintained its status of review for possible downgrade. Dynegy has subsequently been named in numerous purported class action lawsuits alleging violations of federal securities laws and has announced the SEC's expansion of its review of Project Alpha into a formal investigation. Dynegy is also under investigation by the California Attorney General and the FERC with respect to its activities in the California power market. Dynegy remains under investigation by the SEC, the U.S. Attorney and, with respect to trading activities, the Commodity Futures Trading Commission, primarily regarding Project Alpha and Dynegy's "round-trip" trades with CMS Energy.

      More recently, on May 8, 2002, Standard & Poor's Rating Services placed the credit ratings of Dynegy and its subsidiaries, including us, on CreditWatch with negative implications due to concerns regarding the SEC's investigation and renewed allegations of price manipulation in the California power market as well as the effect of these actions on counterparty confidence. On May 15, 2002, Dynegy reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 that it would restate its 2001 financial statements to eliminate the $79 million income tax benefit previously recorded in connection with Project Alpha. On May 28, 2002, Dynegy announced that Chuck Watson had resigned as Dynegy's Chairman and Chief Executive Officer and that two of its board members, Glenn F. Tilton and Daniel L. Dienstbier, respectively, had been appointed to fill those positions on an interim basis. On June 19, 2002, Dynegy announced that Robert D. Doty, Jr. had resigned as its Chief Financial Officer and that Louis J. Dorey had been appointed to fill that position. On the same day, Dynegy announced a workforce reduction affecting approximately 340 employees.

      On June 24, 2002, Dynegy announced a new $2 billion capital plan designed to strengthen liquidity, reduce debt and emphasize financial transparency. These measures are in addition to the equity sales and capital expense reductions totalling approximately $1.25 billion achieved through its December 2001 capital restructuring program. The new plan proposed removing $301 million in obligations triggered by declines in Dynegy's credit ratings, a $100 million reduction in capital expenditures, a sale or joint venture of Dynegy's interest in Northern Natural Gas Company and in its United Kingdom natural gas storage facilities, a 50% reduction in Dynegy's common stock dividend, a proposed public offering of Dynegy Energy Partners L.P., work force reductions and certain other measures. Dynegy also announced that its second quarter results were expected to include certain non-recurring pre-tax charges of up to $450 million related to the communications business, severance expenses, consulting fees and other charges.

      Also on June 24th, following the announcement of Dynegy's new capital plan, Fitch lowered its credit ratings for, and maintained its Ratings Watch Negative status on, Dynegy and its subsidiaries, including us. The senior unsecured debt of Dynegy and Dynegy Holdings was downgraded to "BB+," which is below investment grade. Fitch downgraded our secured debt from "BBB+" to "BBB," an investment grade credit rating.

      On June 25, 2002, Standard & Poor's lowered its ratings on Dynegy and its subsidiaries, including us, and stated that these ratings would remain on CreditWatch with negative implications. Standard & Poor's lowered its long-term corporate credit ratings of Dynegy and its subsidiaries, including us and our Mortgage Bonds, to "BBB-," its lowest investment grade credit rating. According to Standard & Poor's, these ratings actions reflect its analysis of Dynegy's new capital plan and its related effect on credit. The CreditWatch with negative implications reflects concerns regarding Dynegy's ability to generate sustainable cash flow under the new capital plan as well as a number of events such as the formal SEC investigation into Project Alpha and dislocation in the capital and energy markets. Standard & Poor's indicated that it intends to resolve the CreditWatch by the third quarter of 2002.

      On June 28, 2002, Moody's lowered its ratings on Dynegy and its subsidiaries, including us, and stated that the ratings outlook remained negative. The senior unsecured debt of Dynegy Holdings was downgraded from "Baa3" to "Ba1," which is below investment grade. Moody's downgraded our secured debt from "Baa2" to "Baa3," its lowest investment grade credit rating. In lowering its ratings on Dynegy and its subsidiaries, Moody's cited its concerns related to the execution risk associated with Dynegy's $2 billion capital plan, the continuing lack of investor and counterparty confidence that has limited access to debt and equity markets and negatively impacted Dynegy's marketing and trading businesses, the increased likelihood of effective subordination of Dynegy's outstanding indebtedness due to potential secured financings, and the uncertainty surrounding FERC, U.S. Attorney and SEC investigations as well as legal challenges related to the termination of the merger agreement with Enron Corp. Moody's also pointed to Dynegy's reduced operating cash flow expectations for 2002 coupled with higher financial leverage, the likelihood that operating cash flow in 2003 may not be materially improved and Dynegy's current debt level and liquidity profile.

      Also on June 28th, Dynegy announced the completion of the first steps in its previously announced $2 billion capital plan, including the removal of $301 million in obligations triggered by declines in Dynegy's credit ratings, the advance of $250 million in interim financing relating to expected proceeds from the sale of certain United Kingdom natural gas storage assets and a restructuring of the financing arrangements for Dynegy's West Coast Power joint venture that resulted in the release of approximately $100 million in letters of credit that Dynegy had posted on behalf of the joint venture.

      On July 15, 2002, Dynegy announced that it would adjust its previously disclosed estimated second quarter pre-tax charge from $450 to $500 million. This adjustment is the result of an increase in an expected non-cash charge in Dynegy's natural gas marketing business. A portion of the expected natural gas marketing charge was included in Dynegy's estimated $450 million charge for the second quarter previously disclosed on June 24, 2002. Dynegy has since determined, through a balance sheet review and reconciliation process started in early 2002, that the natural gas marketing charge associated with this second quarter charge will be approximately $125 million. This amount is included in the expected $500 million second quarter charge. Dynegy's management believes the charge is largely associated with the process of reconciling accrued to actual results in its natural gas marketing business and that it has accumulated over a number of years. Dynegy will record the natural gas marketing charge at the end of the second quarter and, if necessary, correct prior period financial statements based on its continuing review process to determine the periods affected. Dynegy has requested that its independent auditor, PricewaterhouseCoopers, re-audit its 1999 and 2000 financial statements. PricewaterhouseCoopers is already conducting a re-audit of Dynegy's 2001 financial statements. Dynegy estimates that it will take the remainder of the year to complete the three-year re-audit. PricewaterhouseCoopers will conduct an interim review of Dynegy's quarterly financial statements for 2002 once the re-audit has been completed.
      Dynegy expects the criteria for and interpretation of hedge accounting under the Statement of Financial Accounting Standards No. 133, or FAS 133, to be one of the issues addressed in the re-audits. FAS 133 governs whether derivative transactions should be accounted for on the basis of accrual or mark-to-market accounting. During the five-quarter period ended March 31, 2002, Dynegy accounted for certain derivative transactions as hedges of its generation facilities. Dynegy received in cash and recognized operating margin of approximately $80 million in such hedge transactions on an accrual basis over the five-quarter period. If Dynegy's accounting treatment relating to FAS 133 were to change as a result of the re-audit, the income recognized over the five quarters may be reallocated within the five-quarter period.

      Dynegy also announced on July 15th that it had completed a $200 million interim financing relating to its $2 billion capital plan. This financing, which is in the form of a loan that matures in January 2003, is secured by interests in Dynegy's Renaissance and Rolling Hills merchant power generation facilities. In addition, Dynegy also announced the repayment at maturity of $200 million in senior notes of Dynegy Holdings and $96 million of our Mortgage Bonds.

                                  RISK FACTORS

      Before investing in the Offered Bonds, you should carefully consider the risks described below, in addition to other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, please read "Uncertainty of Forward-Looking Statements" on page S-5 of this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our significant leverage could have a material adverse effect on our financial condition and results of operations.

      At March 31, 2002, approximately $583 million in transitional funding trust notes issued by a related special purpose trust were outstanding. We issued these notes pursuant to the Customer Choice Law and they are to be repaid with a portion of the cash we receive from customer billings. During 2001, we used approximately $122.4 million of the cash we received from customer billings for principal and interest payments on these notes, and we expect that we will pay down these notes ratably from the cash we receive in the future from customer billings through 2008. Also at March 31, 2002, we had approximately $1.2 billion in Mortgage Bonds issued and outstanding, approximately $96 million of which matured on July 15, 2002.

      On May 17, 2002, we converted our 364-day $300 million revolving credit facility, which was scheduled to expire on May 20, 2002, into a one-year term loan. We had $240 million in borrowings outstanding under this facility at March 31, 2002. On May 17, 2002, in connection with this conversion, we borrowed the remaining $60 million available under this facility. Accordingly, we have $300 million of borrowings outstanding under this facility and no additional borrowing capacity under this facility.

      The level of our indebtedness and the fact that we do not currently have a revolving credit facility will have several important effects on our future operations. First, a significant portion of our operating cash flows will be dedicated to the payment of principal and interest on our indebtedness, including the transitional funding trust notes, and will not be available for other purposes. Further, our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes is limited. Our ability to meet our debt service obligations and reduce our total indebtedness will be dependent upon our future performance and the other factors described herein, many of which are beyond our control. In addition, we received approximately 30% of our net cash provided by operating activities in 2001 from interest income, after adjustment for taxes, under an intercompany note receivable. If Dynegy or Illinova fail to make payments on such intercompany note receivable, our financial condition and results of operations would be materially adversely affected and we may not be able to meet our obligations. Please read "Our relationship with Dynegy and its financial condition subjects us to potential risks that are beyond our control," beginning on page S-14 of this prospectus supplement.

Our liquidity position and access to working capital may be insufficient to permit us to satisfy our obligations, including the Offered Bonds, and to otherwise operate our business consistent with past practice.

      We have historically relied upon operating cash flows and borrowings from a combination of commercial paper issuances, bank lines of credit, corporate credit agreements and various public debt issuances for our liquidity and working capital requirements. Under current market conditions, we do not have access to the commercial paper markets. Further, as described above, we have no revolving credit facility or other borrowing facility.

      As of July 15, 2002, we had cash of approximately $20 million. Our operating cash flows are subject to the various risks described in this prospectus supplement, including the loss of revenues associated with the implementation of customer choice and other industry restructuring in the State of Illinois and our ability to receive principal and interest payments from Dynegy under our intercompany note receivable. If our operating cash flows, together with cash on hand, were insufficient to permit us to satisfy our debt and other obligations as they become due, we would be forced to obtain additional financing or refinance our indebtedness. We may not be able to obtain additional financing or refinance our existing indebtedness or obtain any such financing on commercially reasonable terms.

Our business is subject to extensive regulation, the effects of which could negatively impact our ability to satisfy our obligations, including the Offered Bonds.

      Our electricity operations are regulated by the FERC under the Federal Power Act as to transmission rates, terms and conditions of service, the acquisition and disposition of certain transmission facilities and other matters. We are further regulated by the State of Illinois through the Illinois Public Utilities Act and the ICC. The ICC regulates the rates at which we can sell electricity and natural gas to retail customers. On June 6, 2002, Illinois Governor George Ryan signed a bill that extends Illinois' current retail electric rate freeze through 2006. After the rate freeze period, the Customer Choice Law provides that rates for the electric power and energy component of our tariffed rates may be based on either cost or on wholesale market prices, depending on when and to what extent the ICC determines that the retail market for electricity is competitive. We cannot predict the impact on our business of rates based on wholesale market prices.

      The Illinois state legislature deregulated the Illinois power market through the Customer Choice Law, enacted in December 1997. The Customer Choice Law gave our residential electricity customers a 15% decrease in base electric rates beginning August 1, 1998 and an additional five percent decrease in base electric rates beginning May 1, 2002. The Customer Choice Law also implements a utility return on equity collar relating to the mandatory transition period now ending in 2006. During this period, we may request an increase in our base electric rates if the two-year average of our earned return on equity is below the two-year average of the monthly average yields of 30-year U.S. Treasury Bonds for the concurrent period. The ICC would rule on such a request for a rate increase using traditional ratemaking standards. Conversely, we are required to refund amounts to our customers equal to 50% of the value earned above a defined ceiling limit. This ceiling limit is exceeded if our return on equity exceeds the monthly average yields of 30-year U.S. Treasury Bonds for the concurrent period plus 6.5%. This 6.5% may be increased to 8.5% in certain circumstances. During 2001, our two-year average return on equity was within the allowable return on equity collar, resulting in no rate increase requests or customer refunds.

      The Customer Choice Law further permits Illinois electricity consumers to choose their own electricity providers. The rate freeze described above does not apply to rates for electric distribution service to customers who choose direct access. These rates are currently required to be based on costs and can be raised or lowered by the ICC. As of May 1, 2002, our residential customers became eligible to choose other electricity providers. Therefore, as of that date, all of our customers were permitted to choose other electricity providers. However, under the Customer Choice Law, we are obligated to provide electric supply service to all of our customers who request it.

      Although no parties have registered with the ICC to provide residential electric power service pursuant to the Customer Choice Law, customer choice has resulted in, and could continue to result in, lower electric service revenues from our commercial and industrial customers. Lower future revenues due to customers choosing other electric service providers could affect our ability to satisfy our debt service and other obligations as they become due. In addition, in order to adapt to the increasingly competitive environment in which we operate, we expect to continue to evaluate and consider a wide array of potential business strategies. These strategies may include business combinations, acquisitions or dispositions as well as internal restructurings or reorganizations involving any of our businesses or properties, including our transmission and distribution assets or our technology and infrastructure assets. We are currently in discussions regarding a possible sale of our electric transmission assets. Pursuit of any of these strategies may significantly affect our business operations and financial condition.

Your ability to recover for financial misstatements could be limited because of the issues currently facing our former auditors, Arthur Andersen LLP.

      On March 15, 2002, Dynegy, at the recommendation of its Audit Committee, decided to no longer engage Arthur Andersen LLP as independent public accountants of Dynegy and its subsidiaries, including us, and engaged PricewaterhouseCoopers LLP to serve as independent public accountants of Dynegy and its subsidiaries, including us, for 2002. There were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures underlying the decision to change auditors. Our audited consolidated financial statements as of December 2001 and 2000 and for each of the years in the two-year period ended December 31, 2001, incorporated by reference in this prospectus supplement, have been audited by Arthur Andersen, our former independent public accountants, as set forth in their reports. These financial statements are included in reliance upon the authority of Arthur Andersen as experts in giving said reports.

      Arthur Andersen completed its audit of our consolidated financial statements for the year ended December 31, 2001 and issued their report with respect to such consolidated financial statements on February 25, 2002. Subsequently, Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for Enron, and Arthur Andersen announced that it would cease to audit publicly held companies by August 31, 2002. We are unable to predict the impact of this conviction or Arthur Andersen's announcement on Arthur Andersen or whether other indictments or adverse actions may be taken by governmental or private parties against Arthur Andersen. If Arthur Andersen ceases the conduct of its business or has no assets available for creditors, investors in the Offered Bonds may not be able to recover against Arthur Andersen for any claims they may have under securities or other laws as a result of Arthur Andersen's previous role as our independent public accountants and as author of the audit report for the audited financial statements included in this prospectus supplement and the accompanying prospectus.

Our relationship with Dynegy and its financial condition subjects us to potential risks that are beyond our control.

      General. As described in the chart appearing on page S-8 of this prospectus supplement, we are indirectly owned by Dynegy. Like many companies in the energy merchant industry, Dynegy has faced a number of challenges since the end of 2001. Events surrounding the collapse of Enron have contributed to an unprecedented business environment fueled by skepticism among regulators and investors alike. In addition, Dynegy is currently facing a number of specific issues, including its ability to successfully complete its $2 billion capital plan and to maintain adequate liquidity to transact business with counterparties and the ultimate impact of the legal and administrative proceedings to which it is currently subject, including legal proceedings relating to its terminated merger with Enron, the California power market, shareholder claims, the various investigations surrounding Project Alpha, including the related restatement of Dynegy's financial statements, the California power market and "round-trip" trades, and the ongoing re-audit of Dynegy's financial statements for the three-year period ended December 31, 2001.

      On April 25, 2002, Dynegy preliminarily released its first quarter 2002 earnings and announced that it would reclassify $300 million in cash flow from operations to cash flow from financing in 2001 related to a natural gas transaction referred to as Project Alpha. Also on April 25th, Moody's placed the credit ratings of Dynegy and its subsidiaries, including us, under review for possible downgrade citing concerns about Dynegy's ability to generate sustainable recurring operating cash flow. On April 30, 2002, Fitch lowered its credit ratings and reiterated its Ratings Watch Negative status for Dynegy and its subsidiaries, including us. Fitch stated concerns regarding Dynegy's financial flexibility and Dynegy's ability to operate its business in a difficult business and capital environment and maintained its status of review for possible downgrade. Dynegy has subsequently been named in numerous purported class action lawsuits alleging violations of the federal securities laws and has announced the SEC's expansion of its review of Project Alpha into a formal investigation. Dynegy is also under investigation by the California Attorney General and the FERC with respect to its activities in the California power market. Dynegy remains under investigation by the SEC, the U.S.

Attorney and, with respect to trading activities, the Commodity Futures Trading Commission, primarily regarding Project Alpha and Dynegy's "round-trip" trades with CMS Energy.

      More recently, on May 8, 2002, Standard & Poor's placed the credit ratings of Dynegy and its subsidiaries, including us, on CreditWatch with negative implications due to concerns regarding the SEC's investigation and renewed allegations of price manipulation in the California power market as well as the effect of these actions on counterparty confidence. On May 15, 2002, Dynegy reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 that it would restate its 2001 financial statements to eliminate the $79 million income tax benefit previously recorded in connection with Project Alpha. On May 28, 2002, Dynegy announced that Chuck Watson had resigned as Dynegy's Chairman and Chief Executive Officer and that two of its board members, Glenn F. Tilton and Daniel L. Dienstbier, respectively, had been appointed to fill those positions on an interim basis. On June 19, 2002, Dynegy announced that Robert D. Doty, Jr. had resigned as its Chief Financial Officer and that Louis J. Dorey had been appointed to fill that position. On the same day, Dynegy announced a workforce reduction affecting approximately 340 employees.

      On June 24, 2002, Dynegy announced a new $2 billion capital plan designed to strengthen liquidity, reduce debt and emphasize financial transparency. These measures are in addition to the equity sales and capital expense reductions totalling approximately $1.25 billion achieved through its December 2001 capital restructuring program. The new plan proposed removing $301 million in obligations triggered by declines in Dynegy's credit ratings, a $100 million reduction in capital expenditures, a sale or joint venture of Dynegy's interests in Northern Natural Gas Company and in its United Kingdom natural gas storage facilities, a 50% reduction in Dynegy's common stock dividend, a proposed public offering of Dynegy Energy Partners L.P., work force reductions and certain other measures. We can provide no assurance that Dynegy's execution of its capital plan will not be delayed or that Dynegy's plan will be successfully completed. Dynegy also announced that because Arthur Andersen can no longer perform services for Dynegy, Dynegy's new independent auditor, PricewaterhouseCoopers LLP, would conduct a re-audit of its 2001 results as part of its previously announced 2001 restatement process. This re-audit process may result in material revisions to Dynegy's historical financial statements. Dynegy also announced that its second quarter results were expected to include certain non-recurring pre-tax charges of up to $450 million related to the communications business, severance expenses, consulting fees and other charges.

      Also on June 24th, following the announcement of Dynegy's new capital plan, Fitch lowered its credit ratings for, and maintained its Ratings Watch Negative status on, Dynegy and its subsidiaries, including us. Fitch downgraded Dynegy's and Dynegy Holdings' senior unsecured debt ratings to "BB+," which is below investment grade, indicating that this rating was appropriate for Dynegy's expected financial position and is reflective of a moderate degree of execution risk associated with Dynegy's recently announced $2 billion capital plan and the continued negative overhang from the above-described investigations and legal proceedings. Fitch downgraded our senior secured debt from "BBB+" to "BBB," an investment grade credit rating.

      On June 25, 2002, Standard & Poor's lowered its ratings on Dynegy and its subsidiaries, including us, and stated that these ratings remain on CreditWatch with negative implications. Standard & Poor's lowered the long-term corporate credit ratings of Dynegy and its subsidiaries, including us and our Mortgage Bonds, to "BBB-," its lowest investment grade credit rating. According to Standard & Poor's, these ratings actions reflect its analysis of Dynegy's new capital plan and its related effect on credit. The CreditWatch with negative implications reflects concerns regarding Dynegy's ability to generate sustainable cash flow under the new capital plan as well as a number of events such as the formal SEC investigation into Project Alpha and dislocation in the capital and energy markets. Standard & Poor's indicated that it intends to resolve the CreditWatch by the third quarter of 2002.

      On June 28, 2002, Moody's lowered its ratings on Dynegy and its subsidiaries, including us, and stated that the ratings outlook remained negative. The senior unsecured debt of Dynegy Holdings was downgraded from "Baa3" to "Ba1," which is below investment grade. Moody's downgraded our secured debt from "Baa2" to "Baa3," its lowest investment grade credit rating. In lowering its ratings on Dynegy and its subsidiaries, Moody's cited its concerns related to the execution risk associated with Dynegy's recently announced $2 billion capital plan, the continuing lack of investor and counterparty confidence that has limited access to debt and equity markets and negatively impacted Dynegy's marketing and trading businesses, the increased likelihood of effective subordination of Dynegy's outstanding indebtedness due to potential secured financings, the uncertainty surrounding FERC, U.S. Attorney and SEC investigations as well as legal challenges related to the termination of the merger agreement with Enron. Moody's also pointed to Dynegy's reduced operating cash flow expectations for 2002 coupled with higher financial leverage, the likelihood that operating cash flow in 2003 may not be materially improved and Dynegy's current debt level and liquidity profile.

      On July 15, 2002, Dynegy announced that it would adjust its previously disclosed estimated second quarter pre-tax charge from $450 to $500 million. This adjustment is the result of an increase in an expected non-cash charge in Dynegy's natural gas marketing business. A portion of the expected natural gas marketing charge was included in Dynegy's estimated $450 million charge for the second quarter previously disclosed on June 24, 2002. Dynegy has since determined, through a balance sheet review and reconciliation process started in early 2002, that the natural gas marketing charge associated with this second quarter charge will be approximately $125 million. This amount is included in the expected $500 million second quarter charge. Dynegy's management believes the charge is largely associated with the process of reconciling accrued to actual results in its natural gas marketing business and that it has accumulated over a number of years. Dynegy will record the natural gas marketing charge at the end of the second quarter and, if necessary, correct prior period financial statements based on its continuing review process to determine the periods affected. Dynegy has requested that its independent auditor, PricewaterhouseCoopers, re-audit its 1999 and 2000 financial statements. PricewaterhouseCoopers is already conducting a re-audit of Dynegy's 2001 financial statements.

      Dynegy expects the criteria for and interpretation of hedge accounting under FAS 133 to be one of the issues addressed in the re-audits. FAS 133 governs whether derivative transactions should be accounted for on the basis of accrual or mark-to-market accounting. During the five-quarter period ended March 31, 2002, Dynegy accounted for certain derivative transactions as hedges of its generation facilities. Dynegy received in cash and recognized operating margin of approximately $80 million in such hedge transactions on an accrual basis over the five-quarter period. If Dynegy's accounting treatment relating to FAS 133 were to change as a result of the re-audit, the income recognized over the five quarters may be reallocated within the five-quarter period.

      Dynegy estimates that it will take the remainder of the year to complete the three-year re-audit. PricewaterhouseCoopers will conduct an interim review of Dynegy's quarterly financial statements for 2002 once the re-audit has been completed. The three-year re-audit and the resulting subsequent review of Dynegy's 2002 quarterly financial statements may result in material revisions to Dynegy's financial statements for the three-year period ended December 31, 2001 in addition to those that have been previously announced, as well as material revisions to the 2002 quarterly financial statements as initially presented.

      Due to our relationship with Dynegy, adverse developments or announcements concerning Dynegy, including actions by the rating agencies, Dynegy's inability to successfully execute its new capital plan or the effects of any new investigations, restatements, actions or events that may occur or be announced, could adversely affect our cash flows, financial condition, access to capital or receipt of various corporate services, even if we have not suffered any similar development. In particular, if any of the uncertainties relating to Dynegy render it unable to support payment under our intercompany note receivable, our financial condition and cash flow would be materially adversely affected.

      Credit Ratings. Our credit ratings are dependent in large part on the credit ratings of Dynegy, which are currently under review for further downgrade by all three of the major credit rating agencies. Credit ratings impact our ability to obtain short- and long-term financing, the cost of such financing and, as a result, our ability to execute our commercial strategies. As described above, on June 24, 2002, Fitch downgraded

Dynegy's and Dynegy Holdings' senior unsecured debt rating to below investment grade status. Fitch also lowered its rating on our senior secured debt to "BBB," which is an investment grade credit rating, and maintained its Ratings Watch Negative status for Dynegy and its subsidiaries, including us. On
June 25, 2002, Standard & Poor's lowered its long-term corporate credit ratings on Dynegy and its subsidiaries, including us and our Mortgage Bonds, from "BBB" to "BBB-," which is its lowest investment grade credit rating, and indicated that these ratings remain on CreditWatch with negative implications. Additionally, on June 28, 2002, Moody's lowered its ratings on Dynegy and its subsidiaries, including us, and stated that the ratings outlook remained negative. The senior unsecured debt of Dynegy Holdings was downgraded from "Baa3" to "Ba1," which is below investment grade. Moody's downgraded our secured debt from "Baa2" to "Baa3," its lowest investment grade credit rating. Dynegy's management remains in discussions with representatives of Moody's, Standard & Poor's and Fitch regarding the credit ratings of Dynegy and its subsidiaries, including us. We cannot predict with certainty the actions, if any, that may be taken by the rating agencies as a result of these discussions.

      A further downgrade of the outstanding indebtedness of Dynegy could result in a similar downgrade of our outstanding indebtedness. A further downgrade in our credit ratings to below investment grade could increase the risk that we would be unable to refinance our debt obligations as they become due and could have a material adverse impact on our ability to access capital on acceptable terms. Our financial flexibility could likewise be reduced as a result of restrictive covenants and other terms that are typically imposed on non-investment grade borrowers. If we are unable to obtain financing to meet our future capital requirements on terms we consider acceptable, our financial condition and results of operations could be materially adversely affected.

      Intercompany Note. We rely on an unsecured note receivable from Illinova, our direct parent company and a Dynegy subsidiary, for a substantial portion of our net cash provided by operating activities. Effective October 1, 1999, we transferred our wholly owned fossil generating assets and certain other generation-related assets and liabilities to Illinova in exchange for an unsecured note receivable of approximately $2.8 billion. All of these generation assets were subsequently contributed to Illinova Power Marketing Inc., an Illinova subsidiary. Following the Dynegy-Illinova merger, Illinova Power Marketing was renamed Dynegy Midwest Generation, Inc., referred to herein as DMG, and contributed to Dynegy Inc. In connection with that transaction, an intercompany note receivable was created between Dynegy and Illinova on substantially similar terms as the note receivable between Illinova and Illinois Power. Dynegy subsequently contributed DMG to Dynegy Holdings Inc.

      Our intercompany note receivable from Illinova matures on September 30, 2009 and bears interest at an annual rate of 7.5%, payable semi-annually in April and October. At June 30, 2002, principal outstanding under this note receivable was approximately $2.3 billion and accrued interest outstanding under this note receivable was approximately $42 million. During 2001, we recognized approximately $170 million in pre-tax interest income applicable to common stock from this note receivable, which represented, on an after-tax basis, approximately two-thirds of our total net income for the same period. This note receivable represented approximately 47% of our total assets as of March 31, 2002, and the interest income received on this note receivable, after adjustment for taxes, represented approximately 30% of our net cash provided by operating activities for 2001. All interest payments on this note receivable have been made on or before their due date. As noted above, Dynegy faces many issues regarding its creditworthiness as well as a number of other legal and accounting issues. In the event that any of these issues cause Dynegy to default in the payment of principal or interest on its note receivable with Illinova such that Illinova is unable to perform under its note receivable with us, our financial condition, results of operations and our ability to satisfy our commitments and obligations, including principal and interest on the Offered Bonds, would be materially adversely affected.

      Shared Services. We also rely on Dynegy for the provision of various services such as financial, legal, information technology and human resources, as well as shared facility space. Through a Services and Facilities Agreement by and among Illinois Power, Dynegy and other Dynegy affiliates, we exchange these and other services with others in the Dynegy consolidated group. During the quarter ended March 31, 2002, we paid Dynegy approximately $8.6 million under this agreement. Our inability to access these services because of an adverse development in Dynegy's business could materially affect our operations.

      Dividends. There are limited restrictions on our ability to pay cash dividends, including any dividends that we might pay indirectly to Dynegy. Under our restated articles of incorporation, we may pay dividends on our common stock, all of which is owned by Illinova, subject to the preferential rights of the holders of our preferred stock, of which Illinova owns approximately 73%. We also are limited in our ability to pay dividends by the Illinois Public Utilities Act and the Federal Power Act, which require retained earnings equal to or greater than the amount of any proposed dividend. At March 31, 2002, we had retained earnings of approximately $266 million. In addition, the ICC may prevent us from paying dividends if it determines that our capital is or would be impaired. If these restrictions are satisfied, we may pay cash dividends. The payment of any such amounts would reduce the amounts available to us for general corporate purposes or to satisfy our debt service or other obligations as they become due, including making payments on the Offered Bonds.

We depend upon long-term arrangements with third parties, including Dynegy, for substantially all of the power and energy we purchase for resale to our customers.

      We own no significant generating assets and obtain substantially all of our electricity through long-term power purchase agreements with others. We obtain approximately two-thirds of our electricity from DMG, an indirect wholly owned subsidiary of Dynegy, with whom we have a power purchase agreement that provides us with the right to purchase power from DMG for a primary term extending through December 31, 2004. The primary term may be automatically extended on an annual basis unless cancelled by either party on 12 months' notice; however, the FERC must approve any such extension. The power purchase agreement specifies the prices, terms and conditions under which DMG will provide power and energy to us. These prices, terms and conditions may not be materially amended without FERC and ICC approval.

      The agreement requires us to compensate DMG for capacity through charges that range from $310.8 million per year to $335.6 million per year through 2004 and aggregate $974.4 million for that period. We must pay capacity charges to DMG regardless of the amount of electricity we actually purchase to resell to our customers. The agreement also provides that we pay for any electricity actually purchased based on a formula that includes various cost factors. We believe this arrangement, together with our other long-term arrangements, provides us with an adequate power supply to cover our expected load plus a reserve supply above that level. However, if DMG defaults on its power supply obligations to us or if for any other reason we do not receive power to cover our actual load, either from DMG or through our other long-term power purchase arrangements, we will be required to buy power from third parties at then current market prices. If current market prices at that time exceed the prices at which we currently purchase power or an alternative supply is not available, our financial condition and results of operations would be materially adversely affected.

Several of our officers and directors are representatives of Dynegy, who may have conflicts of interest with us.

      Our directors and officers have a duty to manage our business in a manner that is beneficial to our shareholders. At the same time, certain of these individuals, including substantially all of our directors and several of our senior executive officers, owe duties to Dynegy and its shareholders in their capacity as officers and directors of Dynegy. Consequently, the duties owed to us and our shareholders by these directors and officers affiliated with Dynegy may conflict with the duties they owe Dynegy and its shareholders. For example, Dynegy and its directors and officers may take actions that are beneficial to Dynegy's shareholders but are adverse to our stakeholders, including holders of the Offered Bonds. We do not have any agreement with Dynegy that governs the manner in which any conflicts that may arise are to be resolved. Accordingly, any such conflicts must be resolved in accordance with Illinois law, and may not be resolved in a manner beneficial to us.

                         SELECTED FINANCIAL INFORMATION

      The following table sets forth selected consolidated financial data of Illinois Power and its subsidiaries. The selected consolidated financial data for the three fiscal years in the period ended December 31, 2001 has been derived from our audited consolidated financial statements. PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year ended December 31, 1999 and Arthur Andersen LLP audited our consolidated financial statements for the fiscal years ended December 31, 2000 and December 31, 2001. The selected consolidated financial data for the three months ended March 31, 2002 and March 31, 2001 has been derived from our unaudited consolidated financial statements and includes, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for those periods. The financial data presented below may not necessarily be indicative of our financial position or results of operations in the future. You should read this data together with the consolidated financial statements and notes thereto which are included in this prospectus supplement beginning on page F-1.

                                                              Three Months
                               Year Ended December 31,       Ended March 31,
                              ----------------------------  ------------------
                                1999      2000      2001      2001      2002
                              --------  --------  --------  --------  --------
                                      (in millions, except ratios)
Operating Revenues
  Electric................... $1,178.6  $1,189.4  $1,137.1  $  255.2  $  246.9
  Electric interchange.......    420.2       2.7       0.7        --        --
  Gas........................    304.4     393.5     476.6     274.3     146.3
                              --------  --------  --------  --------  --------
Total operating revenues..... $1,903.2  $1,585.6  $1,614.4  $  529.5  $  393.2
                              ========  ========  ========  ========  ========
Interest expense............. $  148.4  $  139.1  $  123.5  $   31.9  $   27.5
Net income...................    113.1     134.9     166.2      59.7      34.5
Net income applicable to
 common stock................     95.6     121.0     157.9      57.2      33.9
Cash dividends declared on
 common stock................     40.8        --     100.0     100.0       0.5
Total assets.................  5,297.8   4,971.7   4,861.1   4,965.0   4,845.7
Capitalization
  Common stock equity........ $1,035.2  $1,156.3  $1,221.9  $1,113.5  $1,254.0
  Preferred stock............     45.8      45.8      45.8      45.8      45.8
  Mandatorily redeemable
   preferred stock...........    193.4     100.0        --     100.0        --
  Long-term debt, net of
   current portion...........  1,906.4   1,787.6   1,605.6   1,765.9   1,583.9
  Current portion of long-
   term debt.................    236.4      86.4     182.1      86.4     182.1
  Short-term debt............    327.3     147.8     278.2     275.1     240.0
                              --------  --------  --------  --------  --------
  Total capitalization(1).... $3,744.5  $3,323.9  $3,333.6  $3,386.7  $3,305.8
                              ========  ========  ========  ========  ========
Retained earnings............ $   54.7  $  175.7  $  233.6  $  132.9  $  265.7
EBITDA(2)....................    506.8     484.2     537.3     161.9     118.9
Capital expenditures.........    197.2     157.8     148.8      27.0      29.6
Cash flows from operations...     85.8     381.3     345.0      19.0      83.9
Ratios of earnings to fixed
 charges(3)..................     2.16x     2.53x     3.25x     4.03x     3.09x

--------
(1) For purposes of this prospectus supplement, we have included short-term debt and current portions of long-term debt in our total capitalization.
(2) EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP measure, is presented here to provide additional information about our operations. Please read Note 8, "Income Taxes," to the audited financial statements included in this prospectus supplement for information relating to our total income taxes. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a better measure of liquidity. Additionally, our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate EBITDA in the same manner.
(3) For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense; amortization of debt expenses and other related amounts, and other interest charges; and the portion of lease rental expense representative of the interest factor attributable to such leases.

                                USE OF PROCEEDS

      We will use the net proceeds from the sale of the Offered Bonds of approximately $321 million (after the deduction of the underwriting discount and estimated offering expenses) for (1) refinancing approximately $96 million of our 6.25% Mortgage Bonds that matured on July 15, 2002 and (2) repaying a portion of our $300 million term loan, which matures on May 20, 2003 and currently bears interest at a rate of 2.67% per annum. We will use any remaining proceeds from this offering for general corporate purposes. We do not expect to repay our term loan prior to its maturity unless we are able to agree to acceptable terms with our lenders for a new revolving credit facility. Dynegy provided $85 million of the funds used to pay our July 15th maturity. Following the completion of the offering, we expect to refund these funds to Dynegy.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2002, both actual and as adjusted to give effect to (1) the May 2002 borrowings under and conversion of the outstanding amounts under our revolving credit facility to a one-year term loan, (2) the July 15, 2002 maturity of our 6.25% Mortgage Bonds together with accrued interest thereon of approximately $3 million and
(3) the sale of the Offered Bonds and the application of the estimated net proceeds therefrom, after deducting estimated underwriting fees and offering expenses.

                                                               At March 31,
                                                                   2002
                                                              ---------------
                                                                        As
                                                              Actual Adjusted
                                                              ------ --------
                                                               (in millions)
                                                              ---------------
Cash and cash equivalents.................................... $   47  $  329(1)
                                                              ======  ======
Short-term debt
  One-year term loan......................................... $  240  $  300(1)
  Current portion of long-term debt..........................     96      --(1)
  Current portion of transitional funding trust note
   payments..................................................     86      86
Long-term debt
  Mortgage Bonds outstanding, net of current portion.........  1,089   1,089
  Mortgage Bonds to be issued in this offering...............     --     325
  Transitional funding trust notes outstanding, net of
   current portion...........................................    495     495
                                                              ------  ------
    Total long-term debt.....................................  1,584   1,909
                                                              ------  ------
      Total debt.............................................  2,006   2,295
Stockholders' equity
  Common stock equity........................................  1,254   1,254
  Preferred stock............................................     46      46
                                                              ------  ------
    Total stockholders' equity...............................  1,300   1,300
                                                              ------  ------
      Total capitalization................................... $3,306  $3,595
                                                              ======  ======

--------
(1) As described under the caption "Use of Proceeds," we expect to use the net proceeds from this offering for the refinancing of approximately $96 million of our 6.25% Mortgage Bonds that matured on July 15, 2002 and, if we are able to agree on acceptable terms with our lenders for a new revolving bank credit facility, for the repayment of a portion of our $300 million term loan prior to its May 20, 2003 maturity.

                      CERTAIN TERMS OF THE OFFERED BONDS

     We are issuing the Offered Bonds under our General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 (the "Mortgage") between us and BNY Midwest Trust Company, as successor trustee to Harris Trust and Savings Bank (the "Trustee"), as supplemented by various supplemental indentures, including the supplemental indenture relating to the Offered Bonds (the "Supplemental Indenture"). The Offered Bonds will be secured by the lien of the Mortgage on our properties used or to be used in the generation, purchase, transmission, distribution and sale of electricity and natural gas. See "Description of Secured Debt Securities-- Security" in the accompanying prospectus.

     The following summaries of certain provisions of the Mortgage, the Supplemental Indenture and the Offered Bonds hereby supplement and, to the extent inconsistent therewith, replace the description of the general terms and provisions of the Mortgage Bonds set forth in the accompanying prospectus. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Mortgage and the Supplemental Indenture. The following makes use of defined terms in the Mortgage and the Supplemental Indenture.

     Interest Rate and Maturity. Each series of Offered Bonds will bear interest from its date of issuance at the rate of 10 5/8% per annum, payable on February 1 and August 1 of each year, beginning on February 1, 2003. We will pay the interest so payable on any February 1 or August 1 to the person in whose name an Offered Bond is registered at the close of business on the immediately preceding January 15 or July 15, as the case may be.

     The 2007 Bonds will mature on August 1, 2007, and the 2012 Bonds will mature on August 1, 2012.

     Redemption. We may, at our option, redeem some or all of either series of the Offered Bonds at any time. If we redeem the Offered Bonds, we must pay you whichever of the following two items is greater:

    . 100% of the principal amount of the Offered Bonds to be redeemed, or

    . a "make-whole" amount, which will be calculated as described below.

     When we redeem any of the Offered Bonds, we must also pay all interest that has accrued to but excluding the redemption date on the Offered Bonds to be redeemed. The Offered Bonds to be redeemed will stop bearing interest on the redemption date, even if you do not collect your money.

    . Calculation of Make-Whole Amount: The "make-whole" amount with respect to each series of Offered Bonds will equal the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate (as defined below) plus 50 basis points.

    . "Remaining Scheduled Payments" means the remaining scheduled payments of the principal and interest that would be due if the applicable series of Offered Bonds were not redeemed. However, if the redemption date is not a scheduled interest payment date, the amount of the next succeeding scheduled interest payment on such series of Offered Bonds will be reduced by the amount of interest accrued on such series of Offered Bonds to such redemption date.

    . "Treasury Rate" means an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price

      (as defined below) for the redemption date. The semiannual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

    . "Comparable Treasury Issue" means the United States Treasury security selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates as having a maturity comparable to the remaining term of the redeemed Offered Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the redeemed Offered Bonds.

    . "Comparable Treasury Price" means, with respect to the redemption date, the average of two Reference Treasury Dealer Quotations (as defined below) obtained by the Trustee for that redemption date.

    . "Reference Treasury Dealer" means Merrill Lynch, Pierce, Fenner &
       Smith Incorporated (so long as it continues to be a primary U.S. Government securities dealer) and any other primary U.S. Government securities dealer(s) chosen by us. If Merrill Lynch, Pierce, Fenner & Smith Incorporated ceases to be a primary U.S. Government securities dealer, we will appoint in their place another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

    . "Reference Treasury Dealer Quotation" means the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by a Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

      Holders of the Offered Bonds to be redeemed will receive notice thereof by first-class mail at least 30 days prior to the date fixed for redemption. If fewer than all of the Offered Bonds of a particular series are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the Offered Bonds to be redeemed or portions thereof for redemption from the outstanding series of Offered Bonds not previously called by such method as the Trustee deems fair and appropriate.

      On and after the redemption date, interest will cease to accrue on the Offered Bonds or any portion of the Offered Bonds called for redemption unless, in the case of an unconditional notice of redemption, we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Offered Bonds to be redeemed on such date.

      Book-Entry System. The Depository Trust Company, New York, New York (the "Depositary"), will act as securities depository for the Offered Bonds. Each series of the Offered Bonds will be issued as fully registered securities registered in the name of Cede & Co., the Depositary's nominee. One fully registered Offered Bond certificate will be issued with respect to each series of the Offered Bonds and will be deposited with the Depositary.

      The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct

Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the SEC.

      Purchases of Offered Bonds under the Depositary's system must be made by or through Direct Participants, who will receive a credit for the Offered Bonds on the Depositary's records. The ownership interest of each actual purchaser of each Offered Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Bonds, except in the event that use of the book-entry system for such Offered Bonds is discontinued.

      To facilitate subsequent transfers, all Offered Bonds deposited by Participants with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Offered Bonds with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Offered Bonds; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Principal and interest payments on the Offered Bonds will be made to Cede & Co., as nominee of the Depositary. The Depositary's practice is to credit Direct Participants' accounts upon the Depositary's receipt of funds and corresponding detail information from us or the Trustee, on the applicable payment date in accordance with their respective holdings shown on the Depositary's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

      The Depositary may discontinue providing its services as depository with respect to the Offered Bonds at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Offered Bonds in certificated form are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Offered Bonds in certificated form will be printed and delivered.

      The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that we believe to be reliable, but neither we, the underwriters nor the Trustee take any responsibility for its accuracy.

      Ownership of beneficial interests in an Offered Bond will be limited to Direct or Indirect Participants or persons that may hold interests through Direct or Indirect Participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in an Offered Bond.

      Security. The lien of the Mortgage, which is a first lien on our properties used or to be used in the generation, purchase, transmission, distribution and sale of electricity and natural gas, is the source of security for the Offered Bonds. See "Description of Secured Debt Securities--Security" in the accompanying prospectus.

                                  UNDERWRITING

      We intend to offer the Offered Bonds through underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the Offered Bonds listed opposite their respective names below.

                                              Principal Amount Principal Amount
          Underwriter                          of 2007 Bonds    of 2012 Bonds
          -----------                         ---------------- ----------------
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.......................   $ 60,000,000     $135,000,000
     Credit Lyonnais Securities (USA) Inc....     10,000,000       22,500,000
     Deutsche Bank Securities Inc............     10,000,000       22,500,000
     SG Cowen Securities Corporation.........     10,000,000       22,500,000
     TD Securities (USA) Inc.................     10,000,000       22,500,000
                                                ------------     ------------
          Total..............................   $100,000,000     $225,000,000
                                                ============     ============

      The underwriters have agreed to purchase all of the Offered Bonds sold pursuant to the purchase agreement if any of these Offered Bonds are purchased. If one of the underwriters defaults on its obligations under the purchase agreement, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the Offered Bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Offered Bonds, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The underwriters have advised us that they propose initially to offer the Offered Bonds to the public at the public offering price on the front cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .35% of the principal amount of the 2007 Bonds and ..40% of the principal amount of the 2012 Bonds. The underwriters may allow, and the dealers may reallow, a discount not in excess of .25% of the principal amount of the Offered Bonds. After the Offered Bonds are initially offered to the public, the public offering price, concession and discount may be changed.

      The expenses of the offering, not including the underwriting discount, are estimated to be $500,000 and are payable by us.

New Issue of Offered Bonds

      The Offered Bonds are a new issue of securities with no established trading market. We do not intend to apply for listing of the Offered Bonds on any national securities exchange or for quotation of the Offered Bonds on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the Offered Bonds after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. A liquid or active public trading market for the Offered Bonds may not develop. If an active public trading market for the Offered Bonds does not develop, the market price and liquidity of the Offered Bonds may be adversely affected. If the Offered Bonds are traded, they may trade at a discount from the price at which they are initially offered to the public, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Price Stabilization and Short Positions

      In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Offered Bonds. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Offered Bonds. If the underwriters create a short position in the Offered Bonds in connection with the offering, i.e., if they sell more Offered Bonds than the aggregate principal amount set forth on the front cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Offered Bonds in the open market. Purchases of the Offered Bonds to stabilize the price or to reduce a short position could cause the price of the Offered Bonds to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Bonds. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, some of the underwriters participating in this offering or their commercial banking affiliates are lenders under our $300 million term loan agreement. Because more than ten percent of the net proceeds of this offering could be used to repay borrowings under this term loan agreement to these underwriters or their affiliates, this offering is being conducted in compliance with Rule 2710 of the National Association of Securities Dealers, Inc.'s Conduct Rules.

                                 LEGAL OPINIONS

      Schiff Hardin & Waite, Chicago, Illinois and Kathryn L. Patton, General Counsel of Illinois Power, will pass upon certain legal matters for us in connection with the Offered Bonds. Baker Botts L.L.P. will pass upon certain legal matters for the underwriters in connection with the Offered Bonds. Baker Botts L.L.P. has, from time to time, performed legal services for Dynegy, including matters relating to litigation arising out of the merger agreement between Dynegy, Enron and their respective affiliates, Dynegy's SEC investigation and its shareholder litigation.

                                    EXPERTS

      The audited consolidated financial statements of Illinois Power and its subsidiaries as of and for the year ended December 31, 2001 and 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Arthur Andersen's report with respect to such financial statements is dated February 25, 2002.

      Arthur Andersen consented to the inclusion of their report in the registration statement containing this prospectus as originally filed with the SEC, and as amended through April 12, 2002. Because our former engagement team leaders have since left Arthur Andersen LLP, Arthur Andersen did not participate in the preparation of this prospectus supplement or reissue its report on our 2000 and 2001 financial statements included in this prospectus supplement and the accompanying prospectus after that date. Investors in the Offered Bonds may not be able to recover against Arthur Andersen for any claims they may have under securities or other laws as a result of Arthur Andersen's activities during the period in which it acted as our independent public accountants. Please read "Risk Factors--Your ability to recover for financial misstatements could be limited because of the issues currently facing our former auditors, Arthur Andersen LLP" on page S-14 of this prospectus supplement.

      The consolidated financial statements of Illinois Power and its subsidiaries for the year ended December 31, 1999, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to the merger of Illinova Corporation, Illinois Power's parent, with Dynegy Inc. on February 1, 2000 as described in Note 2, the transfer of wholly owned fossil generating assets and other generation-related assets and liabilities to Illinova Corporation in exchange for a note receivable on October 1, 1999 as described in Note 4, the impairment of the Clinton Power Station based on Illinois Power's commitment to exit nuclear operations in December 1998 as described in
Note 3, and the quasi-reorganization effected by Illinois Power in December 1998 as described in Note 3) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

      On March 15, 2002, Dynegy, at the recommendation of its Audit Committee, decided to no longer engage Arthur Andersen as independent public accountant of Dynegy and its subsidiaries, including Illinois Power. As described in Item 9 of Illinois Power's Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated in this prospectus supplement by reference, during our two most recent fiscal years, and through the date of Illinois Power's Annual Report on Form 10-K, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter in connection with its report on our consolidated financial statements for such years. Investors in the Offered Bonds may not be able to recover against Arthur Andersen for any claims they may have under securities or other laws as a result of Arthur Andersen's activities during the period in which it acted as our independent public accountants. Please read "Risk Factors--Your ability to recover for financial misstatements could be limited because of the issues currently facing our former auditors, Arthur Andersen LLP" on page S-14 of this prospectus supplement.

                         INDEX TO FINANCIAL STATEMENTS

Illinois Power Company Consolidated Financial Statements:
 For the period ended March 31, 2002:
  Condensed Consolidated Balance Sheets as of March 31, 2002 and December
   31, 2001 (unaudited)...................................................  F-2
  Condensed Consolidated Statements of Income for the periods ended March
   31, 2002 and 2001 (unaudited)..........................................  F-3
  Condensed Consolidated Statements of Cash Flows for the periods ended
   March 31, 2002 and 2001 (unaudited)....................................  F-4
  Notes to Condensed Consolidated Financial Statements for the periods ended March 31, 2002 and 2001..........................................  F-5
 For the year ended December 31, 2001:
  Report of Independent Public Accountants................................ F-11
  Report of Independent Accountants....................................... F-12
  Consolidated Balance Sheets as of December 31, 2001 and 2000............ F-13
  Consolidated Statements of Income for the years ended December 31, 2001,
   2000 and 1999.......................................................... F-14
  Consolidated Statements of Cash Flows for the years ended December 31,
   2001, 2000 and 1999.................................................... F-15
  Consolidated Statements of Retained Earnings for the years ended
   December 31, 2001, 2000 and 1999....................................... F-16
  Notes to Consolidated Financial Statements for the years ended December
   31, 2001, 2000 and 1999................................................ F-17

                             ILLINOIS POWER COMPANY

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                         March 31, December 31,
                                                           2002        2001
                                                         --------- ------------
                                                          (In Millions, Except
                                                              Share Data)
                        ASSETS
UTILITY PLANT:
Electric (includes construction work in progress of
 $110 million and $114 million, respectively)..........   $2,386      $2,369
Gas (includes construction work in progress of $19
 million and $19 million, respectively)................      759         757
                                                          ------      ------
                                                           3,145       3,126
Less--accumulated depreciation.........................    1,234       1,220
                                                          ------      ------
                                                           1,911       1,906
                                                          ------      ------
INVESTMENTS AND OTHER ASSETS...........................       10          11
                                                          ------      ------
CURRENT ASSETS:
Cash and cash equivalents..............................       47          53
Accounts receivable, net...............................      113          97
Accounts receivable, affiliates........................       25           7
Accrued unbilled revenue...............................       64          78
Materials and supplies, at average cost................       24          45
Prepayments and other..................................       12          24
                                                          ------      ------
                                                             285         304
                                                          ------      ------
NOTE RECEIVABLE FROM AFFILIATE.........................    2,271       2,271
                                                          ------      ------
DEFERRED DEBITS:
Transition period cost recovery........................      214         225
Other..................................................      155         144
                                                          ------      ------
                                                             369         369
                                                          ------      ------
                                                          $4,846      $4,861
                                                          ======      ======
                CAPITAL AND LIABILITIES
CAPITALIZATION:
Common stock--no par value, 100,000,000 shares
 authorized: 75,643,937 shares issued, stated at.......   $1,274      $1,274
Additional paid-in capital.............................        8           8
Retained earnings--accumulated since 1/1/99............      266         234
Less--Capital stock expense............................        7           7
Less--12,751,724 shares of common stock in treasury, at
 cost..................................................      287         287
                                                          ------      ------
                                                           1,254       1,222
Preferred stock........................................       46          46
Long-term debt.........................................    1,584       1,605
                                                          ------      ------
                                                           2,884       2,873
                                                          ------      ------
CURRENT LIABILITIES:
Accounts payable.......................................       66          71
Accounts payable, affiliates...........................       31          15
Notes payable and current portion of long-term debt....      422         460
Accrued liabilities....................................      156         160
                                                          ------      ------
                                                             675         706
DEFERRED CREDITS:
Accumulated deferred income taxes......................    1,097       1,087
Accumulated deferred investment tax credits............       22          22
Other..................................................      168         173
                                                          ------      ------
                                                           1,287       1,282
                                                          ------      ------
                                                          $4,846      $4,861
                                                          ======      ======

           See notes to condensed consolidated financial statements.

                             ILLINOIS POWER COMPANY

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                 Three Months
                                                                     Ended
                                                                   March 31,
                                                                 --------------
                                                                  2002    2001
                                                                 ------  ------
                                                                 (In Millions)
OPERATING REVENUES:
Electric........................................................ $  247  $  255
Gas.............................................................    146     274
                                                                 ------  ------
  Total.........................................................    393     529
                                                                 ------  ------
OPERATING EXPENSES AND TAXES:
Power purchased.................................................    152     151
Gas purchased for resale........................................     97     217
Other operating expenses........................................     36      30
Maintenance.....................................................     13      13
Depreciation and amortization...................................     20      20
Amortization of regulatory assets...............................     13      13
General taxes...................................................     20      23
Income taxes....................................................      7      22
                                                                 ------  ------
  Total.........................................................    358     489
                                                                 ------  ------
Operating income................................................     35      40
                                                                 ------  ------
OTHER INCOME AND DEDUCTIONS--NET:
Interest income from affiliates.................................     43      42
Miscellaneous--net..............................................    (16)      9
                                                                 ------  ------
  Total.........................................................     27      51
                                                                 ------  ------
Income before interest charges..................................     62      91
                                                                 ------  ------
INTEREST CHARGES:
Interest expense................................................     27      32
Allowance for borrowed funds used during construction...........     --     (1)
                                                                 ------  ------
  Total.........................................................     27      31
                                                                 ------  ------
Net income......................................................     35      60
Less--Preferred dividend requirements...........................      1       3
                                                                 ------  ------
Net income applicable to common shareholder..................... $   34  $   57
                                                                 ======  ======

           See notes to condensed consolidated financial statements.

                             ILLINOIS POWER COMPANY

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                Three Months
                                                                   Ended
                                                                 March 31,
                                                                -------------
                                                                2002    2001
                                                                ------ ------
                                                                    (in
                                                                 millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................... $  35  $   60
Items not affecting cash flows from operating activities:
  Depreciation and amortization................................    36      33
  Deferred income taxes........................................    15      (6)
Changes in assets and liabilities resulting from operating
 activities:
  Accounts receivable..........................................   (34)    (72)
  Unbilled revenue.............................................    14      45
  Materials and supplies.......................................    21      24
  Prepayments..................................................     9      13
  Accounts payable.............................................    11     (64)
  Other deferred credits.......................................    (9)     (8)
  Interest accrued and other, net..............................   (16)     (5)
                                                                -----  ------
Net cash provided by operating activities......................    82      20
                                                                -----  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures...........................................   (29)    (27)
Other investing activities.....................................     2       2
                                                                -----  ------
Net cash used in investing activities..........................   (27)    (25)
                                                                -----  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends on common and preferred stock........................    (1)   (101)
Redemptions:
  Short-term debt..............................................   (38)    (42)
  Long-term debt...............................................   (21)    (22)
Issuances:
  Short-term debt..............................................    --     169
Other financing activities.....................................    (1)     (1)
                                                                -----  ------
Net cash provided by (used in) financing activities............   (61)      3
                                                                -----  ------
Net change in cash and cash equivalents........................    (6)     (2)
Cash and cash equivalents at beginning of period...............    53      24
                                                                -----  ------
Cash and cash equivalents at end of period..................... $  47  $   22
                                                                =====  ======

           See notes to condensed consolidated financial statements.

                             ILLINOIS POWER COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE INTERIM PERIODS ENDED MARCH 31, 2002 AND 2001

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to interim financial reporting as prescribed by the Securities and Exchange Commission ("SEC"). These interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Illinois Power Company's ("IP" or the "Company") Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC.

   The financial statements include all material adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the interim period. Interim period results are not necessarily indicative of the results for the full year. The preparation of the condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates, and any changes in facts and circumstances may result in revised estimates. Actual results could differ materially from those estimates.

   IP is engaged in the transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois. The IP condensed consolidated financial statements include the accounts of IP; Illinois Power Capital, L. P. (inactive as of May 30, 2000); Illinois Power Financing I ("IPFI") (inactive as of September 30, 2001); Illinois Power Financing II ("IPFII") (not currently active); Illinois Power Securitization Limited Liability Company ("LLC"); Illinois Power Special Purpose Trust ("IPSPT"); and Illinois Power Transmission Company LLC (not currently active). All significant intercompany balances and transactions have been eliminated from the condensed consolidated financial statements. All nonutility operating transactions are included in the line titled "Miscellaneous--net" in IP's Condensed Consolidated Statements of Income. Certain prior year amounts have been reclassified to conform to the current year presentation.

   Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less. At March 31, 2002, approximately $12 million of such cash and cash equivalents was restricted while at December 31, 2001, approximately $11 million was restricted. This restricted cash is reserved for use in paying off the Transitional Funding Trust Notes issued under the provisions of the Electric Service Customer Choice and Rate Relief Law of 1997 ("P.A. 90-561").

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("FAS") No. 143, "Accounting for Asset Retirement Obligations." FAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. FAS 143 also includes disclosure requirements that provide a description of asset retirement obligations and reconciliation of changes in the components of those obligations. IP is evaluating the future financial effects of adopting FAS 143 and expects to adopt the standard effective January 1, 2003.

   On April 30, 2002 the FASB issued FAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." FAS 145 rescinds FAS 4, "Reporting Gains and Losses from Extinguishment of Debt," the amendment to FAS 4, and FAS 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Through this rescission, FAS 145 eliminates the requirement (in both FAS 4 and FAS 64) that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect.

                             ILLINOIS POWER COMPANY

             FOR THE INTERIM PERIODS ENDED MARCH 31, 2002 AND 2001


   Further, FAS 145 amends FAS 13, "Accounting for Leases", to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. FAS 145 also makes several other technical corrections to existing pronouncements that may change accounting practice. FAS 145 is effective for transactions occurring after May 15, 2002, and IP is currently evaluating the future financial effects, if any, of adopting FAS 145.

NOTE 2--BUSINESS REORGANIZATION

   IP implemented a corporate restructuring in November 2001 that affected departments throughout the organization. As part of the restructuring, severance and early retirement costs of $15 million ($9 million after-tax) were recorded in the fourth quarter of 2001. Severance charges represented approximately $5 million ($3 million after-tax) of the total costs incurred, of which $3 million had been paid by March 31, 2002. As of March 31, 2002, 78 employees were either severed or have elected early retirement as a result of the restructuring. An additional 24 employees who have already been notified will be severed or will retire by the end of 2002. The severance/retirement plan is being executed pursuant to IP's plan and related actions are expected to be substantially completed by December 31, 2002.

NOTE 3--RELATED PARTIES

   IP is indirectly owned by Dynegy. Like many companies in the energy merchant industry, Dynegy has faced a number of challenges since the end of 2001. Events surrounding the collapse of Enron Corp. have contributed to an unprecedented business environment fueled by skepticism among regulators and investors alike. Additionally, certain other issues specific to Dynegy have negatively impacted its business. Due to IP's relationship with Dynegy, adverse developments or announcements concerning Dynegy, including actions by the ratings agencies or the effects of any new investigations, actions or events that may occur or be announced, could adversely affect IP's cash flows, financial condition, access to capital and receipt of various corporate services, even if IP has not suffered any similar development.

   The credit ratings of Dynegy and its subsidiaries, including IP, were placed under review for possible downgrade by Moody's and Standard & Poor's on April 25 and May 8, 2002, respectively, due to uncertainties regarding the sustainability of Dynegy's cash flow, the litigation brought against Dynegy in connection with its recently terminated merger transaction, Dynegy's ability to access the capital markets and certain other recent developments. On April 30, 2002, Fitch clarified its position with respect to possible downgrade to include similar concerns. In addition, the credit rating agencies have refocused their attention on the credit characteristics and credit protections measures of industry participants, and in some cases appear to have tightened the standards for a given rating level.

   On April 24, 2002, Standard & Poor's lowered its credit ratings for Dynegy and its subsidiaries, including IP, following a business risk evaluation of Dynegy's various operating segments, its overall financial profile, capital adequacy and liquidity position. On April 30, 2002, Fitch lowered its credit ratings for Dynegy and its subsidiaries, including IP, due to concern regarding Dynegy's financial flexibility and its ability to operate its business recognizing a difficult business and capital environment.

   Dynegy management is engaged in continuing discussions with representatives of Standard & Poor's, Moody's and Fitch. These discussions are focused on Dynegy's business strategy, 2002 forecast, business operations and the amount and sustainability of cash flows. Neither Dynegy nor IP can predict with any certainty the actions, if any, that may be taken by the rating agencies in the future.

                             ILLINOIS POWER COMPANY

             FOR THE INTERIM PERIODS ENDED MARCH 31, 2002 AND 2001


   IP relies on an unsecured note receivable from Illinova Corporation, its direct parent company and a Dynegy subsidiary, for a substantial portion of its net cash provided by operating activities. This note receivable represented approximately 47% of IP's total assets as of March 31, 2002, and the interest income received on this note receivable after adjustment for taxes represented approximately 34% of IP's net cash provided by operating activities during the quarter ended March 31, 2002. Management believes that the unsecured note receivable is fully collectible based on its assessment of Dynegy's creditworthiness. In the event that IP does not receive payments on this note receivable, its financial condition and results of operations would be materially adversely affected. Following is a description of the unsecured note receivable and IP's other transactions with Dynegy.

   Effective October 1, 1999, IP transferred its wholly owned fossil generating assets and other generation-related assets and liabilities at net book value to Illinova in exchange for an unsecured note receivable of approximately $2.8 billion. Such assets were subsequently contributed by Illinova to Illinova Power Marketing Inc. ("IPMI"), which was later renamed Dynegy Midwest Generation ("DMG"). Effective August 31, 2001, approximately $9 million of additional fossil generation-related assets were transferred to Illinova and the unsecured note receivable was adjusted accordingly. The note matures on September 30, 2009 and bears interest at an annual rate of 7.5%, due semiannually in April and October. In the first quarter of 2002, Illinova accelerated the payment of two months' accrued interest on the note receivable in the amount of $29 million. At March 31, 2002, principal outstanding under the note receivable approximated $2.3 billion and accrued interest approximated $14 million. In the fourth quarter of 2001, Illinova accelerated the payment of accrued interest on the note receivable for the three months ended December 31, 2001 in the amount of $43 million. At December 31, 2001, principal outstanding under the note receivable approximated $2.3 billion with no accrued interest. IP recognized approximately $43 million of interest income from Illinova on the note for the quarter ended March 31, 2002 and approximately $42 million for the quarter ended March 31, 2001.

   IP routinely conducts business with subsidiaries of Dynegy. These transactions include the purchase or sale of electricity, natural gas and transmission services as well as certain other services. Operating revenue derived from transactions with affiliates approximated $7 million for the first quarter of 2002 and 2001. Aggregate operating expenses charged by affiliates during the first quarter of 2002 approximated $120 million, including $113 million for power purchased. Aggregate operating expenses charged by affiliates during the first quarter of 2001 approximated $148 million, including $113 million for power purchased. The change in operating expenses, excluding power purchased, resulted from a decline in gas purchases. Management believes that related party transactions have been conducted at prices and terms similar to those available to and transacted with unrelated parties.

   IP has a power purchase agreement ("PPA") with DMG that provides IP the right to purchase power from DMG for a primary term extending through December 31, 2004. This right to purchase power qualifies under the normal purchase and sale exemption with FAS 133, "Accounting for Derivative Instruments and Hedging Activities," and, therefore, IP has accounted for the PPA under the accrual method. The primary term may be extended on an annual basis, subject to concurrence by both parties. The PPA defines the terms and conditions under which DMG provides power and energy to IP using a tiered pricing structure. With this arrangement, IP believes it has provided adequate power supply for expected IP load plus a reserve supply above that expected level. Should power acquired under this agreement be insufficient to meet IP load requirements, IP will have to buy power at current market prices. The PPA obligates DMG to provide power up to the reservation amount even if DMG has individual units unavailable at various times.

   Effective January 1, 2000, the Dynegy consolidated group, which includes IP, began operating under a Services and Facilities Agreement, whereby other Dynegy affiliates exchange services with IP such as financial, legal, information technology and human resources as well as shared facility space. IP services are exchanged

                             ILLINOIS POWER COMPANY

             FOR THE INTERIM PERIODS ENDED MARCH 31, 2002 AND 2001

at fully distributed costs and revenue is not recorded under this agreement. Management believes that the allocation method utilized under this agreement is reasonable and amounts charged under this agreement would result in costs to IP similar to costs IP would have incurred for these services on a stand-alone basis.

NOTE 4--COMMITMENTS AND CONTINGENCIES

 Legal and Environmental Matters

   Please see Note 5, "Commitments and Contingencies," to IP's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "Form 10-K") for a description of the material legal and environmental matters affecting IP. No material developments affecting IP have occurred with respect to such matters since IP's filing of the Form 10-K.

 Regulatory Matters

   P.A. 90-561--Utility Earnings Cap. P.A. 90-561 contains floor and ceiling provisions applicable to IP's Return on Equity ("ROE") during the mandatory transition period ending in 2004. Pursuant to these provisions, IP may request an increase in its base rates if the two-year average of its earned ROE is below the two-year average of the monthly average yields of 30-year U.S. Treasury bonds for the concurrent period ("Treasury Yield"). Conversely, IP is required to refund amounts to its customers equal to 50% of the value earned above a defined "ceiling limit." The ceiling limit is exceeded if IP's ROE exceeds the Treasury Yield, plus 6.5% in 2002 through 2004 (which increases to 8.5% in 2002 through 2004 if IP chooses not to implement transition charges after 2006). Regulatory asset amortization is included in the calculation of ROE for the ceiling test but is not included in the calculation of ROE for the floor test. During 2001, IP's two-year average ROE was within the allowable ROE collar, avoiding adjustments or customer refunds. IP expects to continue to be within the allowable ROE collar in 2002. The U.S. Treasury recently announced that 30-year U.S. Treasury bonds will no longer be issued and their interest rates will no longer be published. The Illinois legislature is working on language to a bill that would revise the yield to the monthly Treasury Long-Term Average Rate.

   P.A. 90-561--Direct Access Provisions. Since October 1999, non-residential customers with demand greater than 4 MW at a single site, customers with at least 10 sites having aggregate total demand of at least 9.5 MW and customers representing one-third of the remaining load in the non-residential class have been given the right to choose their electric generation suppliers ("direct access"). Direct access for remaining non-residential customers began on December 31, 2000. Direct access became available to all residential customers effective May 1, 2002. IP remains obligated to provide electricity service to its customers at tariff rates and to provide delivery service to its customers at regulated rates. Departing customers must pay transition charges to IP, but those charges are not designed to compensate IP for all of its lost revenues.

   Although residential rate reductions and the introduction of direct access have led to lower electric service revenues, P.A. 90-561 is designed to protect the financial integrity of electric utilities in three principal ways:

     1) Departing customers are obligated to pay transition charges based on the utility's lost revenue from that customer. The transition charges are applicable through 2006 and can be extended two additional years with approval by the ICC.

     2) Utilities are provided the opportunity to lower their financing and capital costs through the issuance of "securitized" bonds, also called transitional funding trust notes.

     3) The ROE of utilities is managed through application of floor and ceiling test rules contained in P.A. 90-561 as described above in the Utility Earnings Cap section.

                             ILLINOIS POWER COMPANY

             FOR THE INTERIM PERIODS ENDED MARCH 31, 2002 AND 2001


   The extent to which revenues are affected by P.A. 90-561 will depend on a number of factors, including future market prices for wholesale and retail energy and load growth and demand levels in the current IP service territory.

   P.A. 90-561--Independent System Operator ("ISO") Participation. Participation in an ISO by utilities serving retail customers in Illinois was one of the requirements included in P.A. 90-561. Effective on July 1, 2001, the ISO requirements of P.A. 90-561 were amended by P.A. 92-12 to provide that a regional transmission organization ("RTO") created under the Federal Energy Regulatory Commission's ("FERC") rules shall be considered to be the functional equivalent of an ISO. An electric utility shall be deemed to meet its obligation to participate in an ISO through membership in a RTO that fulfills the requirements of an ISO as set forth in P.A. 90-561.

   In January 1998, IP, in conjunction with eight other transmission-owning entities, filed with the FERC for all approvals necessary to create and to implement the Midwest Independent Transmission System Operator, Inc. ("MISO"). On October 13, 2000, IP filed a notice of its intent to withdraw from the MISO with the FERC. On February 23, 2001, IP reached a settlement in principle with all parties that allowed it to withdraw from the MISO and join the Alliance Regional Transmission Organization ("Alliance RTO"), effective upon the FERC's approval of the settlement, which occurred May 8, 2001. IP has fulfilled its obligations under the MISO settlement.

   On August 21, 2001, IP and seven of the transmission owners proposing to form the Alliance RTO ("Alliance Companies") entered into a letter of intent with National Grid, USA pursuant to which National Grid would serve as the Alliance RTO's managing member for a period of seven years. On November 1, 2001, the Alliance Companies filed the definitive agreements with the FERC for approval.

   The proposed business and independence plan and the definitive agreements provided that the Alliance RTO would own transmission facilities divested by transmission owners in exchange for passive ownership interests in the Alliance RTO or partially for cash. Alternatively, the Alliance RTO would enter into seven-year operating agreements to functionally control the transmission facilities of transmission owners that elect not to divest. Non-divesting transmission owners would maintain the physical operations of their transmission facilities.

   As proposed to the FERC by the Alliance Companies, National Grid, as a non-market participant, would operate the Alliance RTO's transmission facilities as a for-profit corporation and receive a management fee of $14 million, a fixed rate of return on its investment in the Alliance RTO, reimbursement of its operating and maintenance expenditures and an opportunity to earn incentive compensation. In return, National Grid would be required to contribute $1 billion to the Alliance RTO by 2005, $75 million of which would be used to reimburse members for start-up costs and an additional $75 million of which would be used to fund capital expenditures for future system costs. The remaining $850 million would be used to purchase transmission assets and for transmission expansions.

   In an order issued on December 20, 2001, the FERC reversed its previous findings and stated that it could not approve the Alliance RTO as a RTO. The FERC further directed the Alliance Companies to explore how their business plan, including the participation of National Grid, could be accommodated within the MISO. In addition, the FERC directed the Alliance Companies to file a statement of their plans to join a RTO, including the timeframe, within 60 days of December 20th.

                             ILLINOIS POWER COMPANY

             FOR THE INTERIM PERIODS ENDED MARCH 31, 2002 AND 2001


   On January 8, 2002, the Alliance Companies and National Grid commenced substantive discussions with the MISO as directed by the FERC. In addition, the Alliance Companies continue to consider other opportunities for participation in a RTO. On February 19, 2002, IP, in conjunction with the Alliance Companies, filed a report with the FERC stating that the Alliance Companies have been in discussions with both MISO and PJM Interconnection LLC ("PJM"), but has been unable to reach agreement. On March 5, 2002, IP, in conjunction with the Alliance Companies, filed a second report and petition for declaratory order with the FERC. The Petition requests approval of a structure under which National Grid would operate a for-profit transmission company consisting of the Alliance Companies' transmission assets under the oversight of the MISO. On April 25, 2002, the FERC issued an order granting in part the Alliance Companies' petition. The order identifies what the FERC believes should be the split of functions between the MISO, as the RTO for the region, and Alliance GridCo, as a for-profit transmission company that operates under the MISO. The FERC also approved the rate design proposed by the Alliance Companies, whether they join PJM, MISO or another RTO. The FERC clarified that if the Alliance Companies join MISO, the MISO must return the $60 million paid by the Illinois utilities to exit the MISO. Finally, the FERC directed the Alliance Companies to file a compliance filing within 30 days indicating which RTO they will join, and whether their participation will be collective or individual.

NOTE 5--PREFERRED STOCK

   Redemption of Preferred Stock and Consent Solicitation. On March 28, 2002, IP completed a solicitation of consents from its preferred stockholders to amend its Restated Articles of Incorporation to eliminate a provision that limited the amount of unsecured indebtedness that IP could issue or assume. Concurrently, Illinova completed a tender offer pursuant to which it acquired 662,924 shares, or approximately 73%, of IP preferred stock. The New York Stock Exchange has taken action to delist each of the series of preferred stock that were subject to the tender offer and previously listed thereon. On March 29, 2002, IP amended its Restated Articles of Incorporation to eliminate this provision. Certain charges incurred in connection with the consent solicitation, approximately $1 million in the aggregate, were paid by IP. These charges are reflected as an adjustment to Retained Earnings in the accompanying Balance Sheet.

   The following report is a copy of a report previously issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen LLP.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholder of Illinois Power Company:

   We have audited the accompanying consolidated balance sheets of Illinois Power Company (an indirect, wholly owned subsidiary of Dynegy, Inc.) and subsidiaries as of December 31, 2001 and 2000, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Power Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
February 25, 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholder of Illinois Power Company:

   In our opinion, the consolidated statements of income, of cash flows and of retained earnings for the year ended December 31, 1999 (appearing in the Illinois Power Company (the "Company") 2001 Annual Report on Form 10-K) present fairly, in all material respects, the results of operations and cash flows of the Company and its subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of Illinois Power Company for any period subsequent to December 31, 1999.

   As explained in Note 2 to the consolidated financial statements, Illinova Corporation ("Illinova"), the Company's parent, merged with Dynegy, Inc. on February 1, 2000.

   As explained in Note 4 to the consolidated financial statements, the Company transferred its wholly owned fossil generating assets and other generation-related assets and liabilities to Illinova in exchange for a note receivable on October 1, 1999.

   As explained in Note 3 to the consolidated financial statements, the Company's commitment to exit nuclear operations resulted in an impairment of the Clinton Power Station in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in December 1998.

   As explained in Note 3 to the consolidated financial statements, the Company effected a quasi-reorganization in December 1998. In conjunction with the accounting for a quasi-reorganization, the Company adjusted the recorded value of specific assets and liabilities to fair value, including its fossil power generation stations. In addition, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" and Emerging Issues Task Force Statement 98-10, "Accounting for Energy Trading and Risk Management Activities."

PricewaterhouseCoopers LLP
St. Louis, Missouri
February 28, 2000

                             ILLINOIS POWER COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                              -----------------
                                                                2001     2000
                                                              -------- --------
                                                                (Millions of
                                                                  Dollars)
                           ASSETS
UTILITY PLANT
Electric (includes construction work in progress of $113.8
 million and $113.9 million, respectively)..................  $2,368.7 $2,300.8
Gas (includes construction work in progress of $18.6 million
 and $18.7 million, respectively)...........................     756.7    739.9
                                                              -------- --------
                                                               3,125.4  3,040.7
Less--accumulated depreciation..............................   1,220.0  1,192.6
                                                              -------- --------
                                                               1,905.4  1,848.1
                                                              -------- --------
INVESTMENTS AND OTHER ASSETS................................      10.9     15.7
                                                              -------- --------
CURRENT ASSETS
Cash and cash equivalents...................................      52.6     24.1
Accounts receivable (less allowance for doubtful accounts of
 $5.5 million)
  Service...................................................      80.2    114.2
  Other.....................................................      16.9     55.1
Accounts receivable, affiliates.............................       6.8     51.4
Accrued unbilled revenue....................................      78.3    116.7
Materials and supplies, at average cost
  Gas in underground storage................................      32.1     36.5
  Operating materials.......................................      13.1     13.9
Prepayments and other.......................................      24.1     12.4
                                                              -------- --------
                                                                 304.1    424.3
                                                              -------- --------
NOTE RECEIVABLE FROM AFFILIATE..............................   2,271.4  2,262.1
                                                              -------- --------
DEFERRED DEBITS
Transition period cost recovery.............................     225.4    272.8
Other.......................................................     143.9    148.7
                                                              -------- --------
                                                                 369.3    421.5
                                                              -------- --------
                                                              $4,861.1 $4,971.7
                                                              ======== ========
                  CAPITAL AND LIABILITIES
CAPITALIZATION
Common stock--No par value, 100,000,000 shares authorized;
 75,643,937 shares issued, stated at........................  $1,274.1 $1,274.2
Additional paid-in capital..................................       7.8      --
Retained earnings--accumulated since 1/1/99.................     233.6    175.7
Less--Capital stock expense.................................       7.2      7.2
Less--12,751,724 shares of common stock in treasury, at
 cost.......................................................     286.4    286.4
                                                              -------- --------
  Total common stock equity.................................   1,221.9  1,156.3
Preferred stock.............................................      45.8     45.8
Mandatorily redeemable preferred stock......................       --     100.0
Long-term debt..............................................   1,605.6  1,787.6
                                                              -------- --------
  Total capitalization......................................   2,873.3  3,089.7
                                                              -------- --------
CURRENT LIABILITIES
Accounts payable............................................      70.9    145.9
Accounts payable, affiliates................................      14.7      5.2
Notes payable...............................................     278.2    147.8
Long-term debt maturing within one year.....................     182.1     86.4
Taxes accrued...............................................      64.3     39.6
Interest accrued............................................      16.5     16.2
Other.......................................................      78.9     97.1
                                                              -------- --------
                                                                 705.6    538.2
                                                              -------- --------
DEFERRED CREDITS
Accumulated deferred income taxes...........................   1,086.6  1,106.4
Accumulated deferred investment tax credits.................      22.6     23.7
Other.......................................................     173.0    213.7
                                                              -------- --------
                                                               1,282.2  1,343.8
                                                              -------- --------
                                                              $4,861.1 $4,971.7
                                                              ======== ========
(Commitments and Contingencies Note 5)

  See notes to consolidated financial statements which are an integral part of these statements.

                             ILLINOIS POWER COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    For the Years Ended
                                                        December 31,
                                                 ----------------------------
                                                   2001      2000      1999
                                                 --------  --------  --------
                                                   (Millions of Dollars)
OPERATING REVENUES
Electric........................................ $1,137.1  $1,189.4  $1,178.6
Electric interchange............................       .7       2.7     420.2
Gas.............................................    476.6     393.5     304.4
                                                 --------  --------  --------
  Total.........................................  1,614.4   1,585.6   1,903.2
                                                 --------  --------  --------
OPERATING EXPENSES AND TAXES
Fuel for electric plants........................       --        --     191.2
Power purchased.................................    661.8     729.3     421.1
Gas purchased for resale........................    332.8     252.7     165.1
Other operating expenses........................    142.3     143.5     466.9
Retirement and severance expense................     15.3      31.0        --
Maintenance.....................................     54.6      57.7     107.8
Depreciation and amortization...................     80.9      77.6     151.8
Amortization of regulatory assets...............     51.2      50.6      26.4
General taxes...................................     68.4      74.0     100.8
Income taxes....................................     40.6      13.2      54.4
                                                 --------  --------  --------
  Total.........................................  1,447.9   1,429.6   1,685.5
                                                 --------  --------  --------
Operating income................................    166.5     156.0     217.7
                                                 --------  --------  --------
OTHER INCOME AND DEDUCTIONS--NET
Interest income from affiliates.................    171.0     175.3      52.9
Miscellaneous--net..............................    (49.5)    (58.6)    (13.3)
                                                 --------  --------  --------
  Total.........................................    121.5     116.7      39.6
                                                 --------  --------  --------
Income before interest charges..................    288.0     272.7     257.3
                                                 --------  --------  --------
INTEREST CHARGES
Interest expense................................    123.5     139.1     148.4
Allowance for borrowed funds used during
 construction...................................     (1.7)     (1.3)     (4.2)
                                                 --------  --------  --------
  Total.........................................    121.8     137.8     144.2
                                                 --------  --------  --------
Net income......................................    166.2     134.9     113.1
Less--Preferred dividend requirements...........      8.3      13.9      19.2
Plus--Carrying amount over consideration paid
 for redeemed preferred stock...................       --        --       1.7
                                                 --------  --------  --------
Net income applicable to common shareholder..... $  157.9  $  121.0  $   95.6
                                                 ========  ========  ========

  See notes to consolidated financial statements which are an integral part of these statements.

                             ILLINOIS POWER COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       For the Years Ended
                                                          December 31,
                                                     -------------------------
                                                      2001     2000     1999
                                                     -------  -------  -------
                                                      (Millions of Dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................... $ 166.2  $ 134.9  $ 113.1
 Items not affecting cash flows from operating
  activities--
  Depreciation and amortization.....................   138.0    134.9    181.8
  Deferred income taxes.............................   (25.6)    55.3    165.4
 Changes in assets and liabilities resulting from
  operating activities--
  Accounts receivable...............................   116.8    (29.0)   (81.4)
  Accrued unbilled revenue..........................    38.4    (33.3)     (.8)
  Materials and supplies............................     5.2     (9.4)    (7.6)
  Prepayments.......................................     4.1     68.8    (55.6)
  Accounts payable..................................   (65.5)    58.8    (34.4)
  Deferred revenue..................................      --       --    (69.0)
  Other deferred credits............................   (42.3)   (43.3)  (112.1)
  Interest accrued and other, net...................     9.7     43.6    (13.6)
                                                     -------  -------  -------
Net cash provided by operating activities...........   345.0    381.3     85.8
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures................................  (148.8)  (157.8)  (197.2)
Proceeds from note receivable, affiliate............      --    335.5    165.0
Disposition of nuclear assets.......................      --       --   (101.0)
Other investing activities..........................     2.1     (4.8)    13.0
                                                     -------  -------  -------
Net cash provided by (used in) investing
 activities.........................................  (146.7)   172.9   (120.2)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock and preferred stock.......  (108.3)   (13.4)   (59.6)
Redemptions--
  Short-term debt...................................  (346.8)  (429.1)  (520.4)
  Long-term debt....................................  (273.2)  (268.4)  (765.4)
  Preferred stock...................................  (100.0)   (93.1)   (16.9)
Issuances--
  Short-term debt...................................   477.2    249.6    700.1
  Long-term debt....................................   186.8       --    250.0
  Other financing activities........................    (5.5)      .8    (34.4)
                                                     -------  -------  -------
Net cash used in financing activities...............  (169.8)  (553.6)  (446.6)
                                                     -------  -------  -------
Net change in cash and cash equivalents.............    28.5       .6   (481.0)
Cash and cash equivalents at beginning of year......    24.1     23.5    504.5
                                                     -------  -------  -------
Cash and cash equivalents at end of year............ $  52.6  $  24.1  $  23.5
                                                     -------  -------  -------

  See notes to consolidated financial statements which are an integral part of these statements.

                             ILLINOIS POWER COMPANY

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                        For the Years Ended
                                                           December 31,
                                                       -----------------------
                                                        2001     2000    1999
                                                       -------  ------  ------
                                                       (Millions of Dollars)
Balance at beginning of year.......................... $ 175.7  $ 54.7  $   --
Net income before dividends and carrying amount
 adjustment...........................................   166.2   134.9   113.1
                                                       -------  ------  ------
                                                         341.9   189.6   113.1
                                                       -------  ------  ------
Less--
  Dividends--
    Preferred stock...................................     8.3    13.9    19.3
    Common stock......................................   100.0      --    40.8
Plus--
  Carrying amount over consideration paid for redeemed
   preferred stock....................................      --      --     1.7
                                                       -------  ------  ------
                                                        (108.3)  (13.9)  (58.4)
                                                       -------  ------  ------
Balance at end of year................................ $ 233.6  $175.7  $ 54.7
                                                       =======  ======  ======




  See notes to consolidated financial statements which are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation. IP is an indirect wholly owned subsidiary of Dynegy. All outstanding common equity of IP is held by its parent Illinova. IP is engaged in the transmission, distribution and sale of electric energy and distribution, transportation and sale of natural gas in the State of Illinois. The IP consolidated financial statements include the accounts of IP; Illinois Power Capital, L.P., a limited partnership in which IP serves as the general partner (inactive as of May 30, 2000); Illinois Power Financing I, a statutory business trust in which IP serves as sponsor (inactive as of September 30, 2001); Illinois Power Securitization Limited Liability Company ("LLC"), a special purpose Delaware limited liability company whose sole member is IP; Illinois Power Special Purpose Trust, a special purpose Delaware business trust whose sole owner is LLC; and Illinois Power Transmission Company LLC, a limited liability Delaware company that is not currently active. See "Note 9--Long-Term Debt" and "Note 10--Preferred Stock" for additional information.

   All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates, and any changes in facts and circumstances may result in revised estimates. Actual results could differ materially from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

   Regulation. IP is regulated primarily by the ICC and the FERC and prepares its consolidated financial statements in accordance with FAS 71, "Accounting for the Effects of Certain Types of Regulation." Reporting under FAS 71 requires companies whose service obligations and prices are regulated to maintain balance sheet assets representing costs probable of recovery through inclusion in future rates. Concurrent with the December 1997 enactment of P.A. 90-561, legislation in the State of Illinois designed to introduce competition for electric generation service over a defined transition period, IP discontinued application of FAS 71 for its generating segment. See "Note 13-- Segments of Business" for additional information on IP's operating segments.

   Utility Plant. The cost of additions to plant and replacements for retired property units is capitalized. Cost includes labor, materials, and an allocation of general and administrative costs, plus AFUDC or capitalized interest as described below. Maintenance and repairs, including replacement of minor items of property, are charged to maintenance expense as incurred. When depreciable property units are retired, the original cost and dismantling charges, less salvage value, are charged to accumulated depreciation.

   Costs that would have been considered capital additions at Clinton were expensed in 1999 due to the 1998 impairment of Clinton-related assets. See "Note 3--Clinton Impairment, Quasi-Reorganization and Sale of Clinton" for additional information.

   Allowance For Funds Used During Construction. The FERC Uniform System of Accounts defines AFUDC as the net costs for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used. AFUDC is capitalized as a component of construction work in progress by those business segments applying the provisions of FAS 71. In 2001, 2000 and 1999, the pre-tax rate used for all construction projects was 4.8%, 6.8% and 5.5%, respectively. Although cash is not currently realized from AFUDC, it is realized through the ratemaking process over the service life of the related property through increased revenues resulting from a higher rate base and higher depreciation expense. In prior years, non-regulated business segments capitalized interest under the guidelines in FAS 34, "Capitalization of Interest Cost."

                             ILLINOIS POWER COMPANY

   Depreciation. For financial statement purposes, various classes of depreciable property are depreciated over their estimated useful lives by applying composite rates on a straight-line basis. Provisions for depreciation for electric plant facilities, as a percentage of the average depreciable cost, were 2.3%, 2.3% and 2.6% in 2001, 2000 and 1999, respectively. Provisions for depreciation of gas utility plant, as a percentage of the average depreciable cost, were 3.5% in 2001, 3.6% in 2000 and 3.5% in 1999.

   Regulatory Assets. Regulatory assets represent probable future revenues to IP associated with certain costs that are expected to be recovered from customers through the ratemaking process. Significant regulatory assets at December 31 are as follows:

                                                                   2001   2000
                                                                  ------ ------
                                                                  (Millions of
                                                                    Dollars)
   Transition period cost recovery............................... $225.4 $272.8
   Unamortized losses on reacquired debt......................... $ 60.1 $ 58.9
   Manufactured-gas plant site cleanup costs..................... $ 39.1 $ 37.9
   Clinton decommissioning cost recovery......................... $ 11.7 $ 15.5

   Transition Period Regulatory Asset. The transition period cost recovery regulatory asset is amortized over the stranded cost recovery period mandated by P.A. 90-561, which extends to 2006. The amount of amortization recorded in each period is based on the recovery of such costs from rate payers as measured by ROE. See "Note 3--Clinton Impairment, Quasi-Reorganization and Sale of Clinton," and "Note 5--Commitments and Contingencies" for additional information on the transition period cost recovery regulatory asset.

   Unamortized Debt Discount, Premium, and Expense. Discount, premium and expense associated with long-term debt are amortized over the lives of the related issues. Costs related to refunded debt for business segments applying the provisions of FAS 71 are amortized over the lives of the related new debt issues or the remaining life of the old debt if no new debt is issued. Costs related to refunded debt for the unregulated segments in the prior years have been expensed when incurred.

   Manufactured-Gas Plant Site Cleanup Costs Regulatory Asset. The regulatory asset for the probable future collections from rate payers of allowable MGP site cleanup costs is amortized as the allowable costs are collected from rate payers. See "Note 5--Commitments and Contingencies" for additional information.

   Clinton Decommissioning Regulatory Asset. The regulatory asset for the probable future collections from rate payers of decommissioning costs is amortized as the decommissioning costs are collected from rate payers. See "Note 3--Clinton Impairment, Quasi-Reorganization and Sale of Clinton" for additional information.

   Revenue Recognition and Energy Cost. Revenues for utility services are recognized when services are provided to customers. As such, IP records revenue for services provided but not yet billed. Unbilled revenues represent the estimated amount customers will be billed for service delivered from the time meters were last read to the end of the accounting period.

   In 2001, 2000 and 1999, public utility and municipal utility taxes included in operating revenues were $19.4 million, $23.1 million and $23.0 million, respectively.

   The cost of gas purchased for resale is recovered from customers pursuant to the UGAC. Accordingly, allowable gas costs that are to be passed on to customers in a subsequent accounting period are deferred. The recovery of costs deferred under this clause is subject to review and approval by the ICC.

                             ILLINOIS POWER COMPANY

   UFAC elimination in 1998 prevents IP from automatically passing cost increases through to its customers and exposes IP to the risks and opportunities of cost fluctuations and operating efficiencies. Under UFAC, IP was subject to annual ICC audits of its actual allowable fuel costs. Costs could be disallowed, resulting in negotiations and/or litigation with the ICC. In 1998, IP agreed to settlements with the ICC that closed the audits for all previously disputed years. As a result of the settlements, IP electric customers received refunds totaling $15.1 million in the first quarter of 1999. These refunds completed the process of eliminating the UFAC at IP.

   Income Taxes. IP provides deferred income taxes for the temporary differences in the tax and financial reporting bases of its assets and liabilities in accordance with FAS 109, "Accounting for Income Taxes." The temporary differences relate principally to net utility plant in service and depreciation.

   ITCs used to reduce federal income taxes have been deferred and are being amortized to income over the service life of the property that gave rise to the credits.

   IP is included in the consolidated federal income tax and combined state tax returns of Dynegy in 2001 and 2000, and Illinova in 1999. Under Dynegy's income tax allocation agreement, IP calculates its own tax liability and reimburses Dynegy for such amount. Under Illinova's income tax allocation agreement, each subsidiary calculated its own tax liability and reimbursed Illinova for such amount. See "Note 8--Income Taxes" for additional discussion.

   Preferred Dividend Requirements. Preferred dividend requirements of IP reflected in the Consolidated Statements of Income are recorded on the accrual basis.

   Consolidated Statements of Cash Flows. Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less. A portion of the cash on hand at December 31, 2001 and 2000 is restricted; it is unavailable for general purpose cash needs. This cash is reserved for use in paying off the Transitional Funding Trust Notes issued under the provisions of P.A. 90-561. See "Note 9--Long-Term Debt" for additional discussion of the Transitional Funding Trust Notes. The amount of restricted cash was $11.3 million at December 31, 2001 and $12.5 million at December 31, 2000.

   Income taxes and interest paid are as follows:

                                                            Years Ended December
                                                                    31,
                                                            --------------------
                                                             2001   2000   1999
                                                            ------ ------ ------
                                                                (Millions of
                                                                  Dollars)
   Income taxes............................................ $116.4 $   -- $   --
   Interest................................................ $121.1 $139.7 $168.1

   Non-cash investing activities during 1999 include the receipt of a $2.8 billion note receivable in conjunction with the transfer of the wholly owned fossil generating assets to Illinova. See "Note 4--Related Parties" for more information. There were no material non-cash investing or financing activities in 2001 and 2000. There were no other material non-cash financing activities in 1999.

   Accounting Pronouncements. Implementation of the quasi-reorganization in 1998 required the adoption of any accounting standards that had not yet been adopted because their required implementation date had not occurred. All applicable accounting standards were adopted as of December 1998 including FAS
133. In 1999, hedge accounting was not applied, and unrealized gains and losses are shown net in the Consolidated Statements of Income. IP recorded realized gains and losses as components of operating revenues and operating expenses in the Consolidated Statements of Income. During 2001 and 2000, all of IP's purchase contracts

                             ILLINOIS POWER COMPANY
qualified for the normal purchase and sale exemption within FAS 133 and, therefore, IP accounted for such contracts under the accrual method. IP had no other derivative instruments qualifying under FAS 133.

   In June 2001, the FASB issued FAS No. 143, "Accounting for Asset Retirement Obligations." FAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. FAS 143 also includes disclosure requirements that provide a description of asset retirement obligations and reconciliation of changes in the components of those obligations. IP is evaluating the future financial effects of adopting FAS 143 and expects to adopt the standard effective January 1, 2003.

   In August 2001, the FASB issued FAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets and supersedes FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The objective of FAS 144 is to establish one accounting model for long-lived assets to be disposed of by sale as well as resolve implementation issues related to FAS 121. IP's adoption of FAS 144 on January 1, 2002 did not have any impact on IP's financial position or results of operations.

   Employee Stock Options. As permitted by FAS 123, IP applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its stock compensation plans. Accordingly, compensation expense is not recognized for stock options unless the options were granted at an exercise price lower than the market value on the grant date. If the options were granted at an exercise price lower than the market value on the grant date, the compensation expense is recognized over the vesting period. Additionally, in 2001, a charge of $.6 million was incurred and recorded as compensation expense due to the extension of the exercise period and the acceleration of vesting for certain stock options due to the early retirement and severance components of the corporate reorganization as more fully discussed in "Note 2--Business Combination and Reorganization." See "Note 11--Common Stock and Retained Earnings" for additional information.

NOTE 2--BUSINESS COMBINATION AND REORGANIZATION

   Dynegy completed its acquisition of Illinova on February 1, 2000. The merger of Dynegy and Illinova involved the creation of a new holding company, now known as Dynegy Inc., and two separate but concurrent mergers. In one merger, a wholly owned subsidiary of Dynegy Inc. merged with and into Illinova. In the other merger, a second wholly owned subsidiary of Dynegy Inc. merged with and into former Dynegy. As a result of these two concurrent mergers, Illinova and former Dynegy continue to exist as wholly owned subsidiaries of Dynegy Inc. and are referred to as Illinova Corporation and Dynegy Holdings Inc., respectively. Dynegy accounted for the acquisition as a purchase of Illinova. As a result, the consolidated financial statements of Dynegy after the merger reflect the assets and liabilities of Illinova at allocated fair values. IP continues to be a wholly owned subsidiary of Illinova. For accounting purposes, the effective date of the merger was January 1, 2000.

   IP's consolidated financial statements were prepared on the historical cost basis and do not reflect an allocation of the purchase price to IP that was recorded by Dynegy as a result of the merger. Push down accounting was not required because IP has publicly held debt and preferred stock outstanding.

   As part of the merger, severance and early retirement costs of $31.0 million ($18.6 million after-tax) were recorded in 2000. Severance charges represented approximately $19.8 million ($11.9 million after-tax) of the total costs incurred. As a result of the merger, 284 employees were either severed or have retired. The

                             ILLINOIS POWER COMPANY
severance/retirement plan was executed pursuant to IP's plan and related actions were substantially complete at December 31, 2000.

   IP implemented a corporate restructuring in November 2001 that affected departments throughout the organization. As part of the restructuring, severance and early retirement costs of $15.3 million ($9.2 million after-tax) were recorded in 2001. Severance charges represented approximately $5.3 million ($3.2 million after-tax) of the total costs incurred, of which $.2 million had been paid by the end of the year. As of December 31, 2001, 75 employees were either severed or have elected early retirement as a result of the restructuring. An additional 27 employees who have already been notified will be severed or retire by the end of 2002. The severance/retirement plan is being executed pursuant to IP's plan and related actions are expected to be substantially completed by December 31, 2002.

NOTE 3--CLINTON IMPAIRMENT, QUASI-REORGANIZATION AND SALE OF CLINTON

   In December 1998, IP's Board of Directors decided to exit Clinton operations, resulting in an impairment of Clinton-related assets and the accrual of exit-related costs. Concurrent with the decision to exit Clinton, IP's Board of Directors also decided to effect a quasi-reorganization, whereby IP's consolidated accumulated deficit in retained earnings at December 31, 1998 was eliminated. On December 15, 1999, IP sold Clinton to AmerGen. The sale resulted in revisions to the impairment of Clinton-related assets and the previously accrued exit-related costs. All such revisions were made directly to the common stock equity account in the balance sheet.

   Background. Clinton was placed in service in 1987 and represented approximately 20% of IP's installed generation capacity at December 31, 1998. Clinton did not operate from September 1996 through the end of May 1999, at which time the plant was successfully restarted. Clinton's equivalent availability was 59% for 1999, and 0% for 1998.

   In December 1997, the State of Illinois enacted P.A. 90-561, legislation designed to introduce competition for electric generation service over a defined transition period. P.A. 90-561 created uncertainty regarding IP's ability to recover electric generating costs and earn a reasonable rate of return on generating assets. Uncertainties about deregulated generation pricing in Illinois, coupled with IP's experience with nuclear operations and analyses of expected shareholder value from various options related to Clinton, led management to the conclusion that either the sale or closure of Clinton would create more shareholder value than its continued operation. Management determined that this strategic decision would provide a fundamental change necessary for IP to achieve success in the new environment of deregulation and competition.

   In anticipation of a possible decision to exit Clinton, management submitted a letter to the SEC describing proposed accounting for an impairment loss under the "assets to be disposed of" provisions of FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The letter also requested concurrence with the proposed accounting for a quasi-reorganization, whereby the fossil generation assets would be written up to their fair value coincident with recording the impairment loss for Clinton. In November 1998, the SEC confirmed that it would not object to the proposed accounting.

   At the time of its decision to exit Clinton operations, IP was pursuing potential opportunities to sell Clinton. However, substantial uncertainty existed with regard to the ability to convert any tentative agreement into an executable transaction. As a result, in December 1998 IP accounted for the Clinton exit based on the expectation of plant closure as of August 31, 1999.

   Clinton Impairment and Accrual of Exit Costs. Prior to impairment, the book value of Clinton, including construction work in progress, nuclear fuel, and material and supplies, net of accumulated depreciation, was

                             ILLINOIS POWER COMPANY

$2,617.6 million. FAS 121 requires that assets to be disposed of be stated at the lower of their carrying amount or their fair value. The fair value of Clinton was estimated to be zero. This estimate was consistent with a management decision to close Clinton. The adjustment of Clinton plant, nuclear fuel, and materials and supplies to fair value resulted in an impairment loss of $2,594.4 million, net of accumulated depreciation. Nuclear fuel and materials and supplies of $23.2 million remained on IP's books after the impairment, given management's expectations that such amounts would be consumed in 1999 prior to Clinton's ultimate disposal. The impairment of Clinton plant, nuclear fuel, and materials and supplies was recognized as a charge to earnings. Consistent with Clinton's estimated fair value of zero and the provisions of FAS 121, depreciation of Clinton was discontinued.

   Concurrent with the decision to exit Clinton operations, IP accrued the estimated cost to decommission the facility. Recognition of this liability, net of previously accrued amounts, resulted in a $486.6 million charge to earnings. IP also recorded a regulatory asset of $72.3 million reflecting probable future collections from IP's customers of decommissioning costs deemed recoverable. The regulatory asset was recognized as a credit to expense, offsetting a portion of the Clinton impairment.

   Also concurrent with the decision to exit Clinton operations, IP recorded other exit-related costs of $115.5 million. These other exit costs included termination fees for nuclear fuel contracts, costs to transition the plant from an operating mode to a decommissioning mode, employee severance, pension curtailment benefits and other postretirement benefit costs. These costs were recognized as charges to earnings.

   P.A. 90-561 allows utilities to recover potentially non-competitive investment costs ("stranded costs") from retail customers during the transition period, which extends until December 31, 2006, with possible extension to December 31, 2008. During this period, IP is allowed to recover stranded costs through frozen bundled rates and transition charges from customers who select other electric suppliers. In May 1998, the SEC Staff issued interpretive guidance on the appropriate accounting treatment during regulatory transition periods for asset impairments and the related regulated cash flows designed to recover such impairments. The Staff's guidance established that an impaired portion of plant assets identified in a state's legislation or rate order for recovery by means of a regulated cash flow should be treated as a regulatory asset in the separable portion of the enterprise from which the regulated cash flows are derived. Based on this guidance and on provisions of P.A. 90-561, IP recorded a regulatory asset of $457.3 million for the portion of IP's stranded costs deemed probable of recovery during the transition period. The regulatory asset was recognized as a credit to expense, offsetting a portion of the Clinton impairment.

   Revaluation of Assets and Liabilities. The quasi-reorganization necessitated a review of IP's assets and liabilities to determine whether the book value of such items needed to be adjusted to reflect their fair value. IP determined that its fossil generation assets were not stated at fair value, and an economic assessment was made using projections of on-going operating costs, future prices for fossil fuels and market prices of electricity in IP's service area. Management concluded that IP's fossil generation assets had a fair value of $2,867.0 million. This fair value was determined using the after-tax cash flows of the fossil assets. Prior to the quasi-reorganization, the fossil generation assets' book value, net of accumulated depreciation, was $631.7 million. The adjustment to fair value resulted in a write-up of $2,235.3 million, which was recognized as an increase in retained earnings.

   IP determined that the book value of its mandatorily redeemable preferred stock and long-term debt attributable to the generation portion of the business was less than its fair value, requiring an adjustment of $27.3 million. These adjustments to fair value were recognized as decreases in retained earnings. The book value of current assets and liabilities equaled fair value and therefore required no adjustments. IP's electric transmission and distribution assets and its gas distribution assets are still subject to cost-based rate regulation and therefore required no adjustment.

                             ILLINOIS POWER COMPANY

   Early Adoption of Accounting Pronouncements. As part of the quasi-reorganization, IP was required to adopt all existing accounting pronouncements. The effect of adopting the accounting pronouncements was recognized as a direct charge to retained earnings in 1998.

   Remaining Deficit in Retained Earnings. After the revaluation of other assets and liabilities to their fair value and the early adoption of accounting pronouncements, the accumulated deficit in retained earnings was $238.7 million, which was eliminated by a transfer from common stock equity.

   A summary of consolidated retained earnings and the effects of the Clinton impairment and quasi-reorganization on the retained earnings balance follows:

                                                                     (Millions
                                                                    of Dollars)
Retained earnings (deficit) at December 31, 1998, prior to Clinton
 impairment and quasi-reorganization..............................   $   (42.2)
                                                                     ---------
Clinton impairment (charged)/credited to earnings:
  Clinton plant, nuclear fuel, and materials and supplies.........    (2,594.4)
  Decommissioning costs, net of regulatory asset..................      (414.3)
  Other exit costs................................................      (115.5)
  Transition period cost recovery.................................       457.3
  Income taxes....................................................     1,143.2
                                                                     ---------
Total Clinton impairment..........................................    (1,523.7)
                                                                     ---------
Accumulated deficit in retained earnings..........................    (1,565.9)
                                                                     ---------
Quasi-reorganization (charged)/credited to retained earnings:
  Generation assets fair value adjustment.........................     2,235.3
  Mandatorily redeemable preferred stock and long-term debt fair
   value adjustment...............................................       (27.3)
  Early adoption of accounting pronouncements.....................        (7.3)
  Income taxes....................................................      (873.5)
                                                                     ---------
Total quasi-reorganization........................................     1,327.2
                                                                     ---------
Retained earnings deficit at December 31, 1998....................      (238.7)
Transfer from common stock equity.................................       238.7
                                                                     ---------
Retained earnings balance at December 31, 1998, after quasi-
 reorganization...................................................   $      --
                                                                     =========

   Sale of Clinton to AmerGen. On April 15, 1999, IP announced that it had reached interim agreements with AmerGen and PECO, whereby AmerGen would purchase and operate Clinton and IP would buy at least 80% in 1999 and at least 75% during the years 2000 through 2004 of the plant's electricity output. Under the interim agreements, PECO was responsible for Clinton's direct operating and capital expenses and continued to assist with the management of the plant under the existing management services contract while IP compensated PECO for management services based on the amount of electricity the plant produced. On July 1, 1999, IP announced that it had signed a definitive asset sale agreement and a PPA with AmerGen. In December 1999, IP's sale of Clinton to AmerGen was completed. AmerGen paid IP $12.4 million for the plant and property.

                             ILLINOIS POWER COMPANY

 Decommissioning Costs and Decommissioning Regulatory Asset

                                                                   2001   2000
                                                                   -----  -----
                                                                    (Millions
                                                                   of Dollars)
   DECOMMISSIONING COSTS
     Accrual balance, beginning of period......................... $19.9  $24.9
      Cash payments...............................................  (5.0)  (5.0)
                                                                   -----  -----
     Accrual balance, end of period............................... $14.9  $19.9
                                                                   =====  =====

   As a result of the sale, AmerGen has assumed responsibility for operating and ultimately decommissioning Clinton. However, IP was required to transfer its decommissioning trust funds in the amount of $98.5 million to AmerGen on the sale closing date and to make an additional payment of $113.4 million to the decommissioning trust funds. In addition, IP agreed to make five annual payments of approximately $5.0 million through 2004 to the decommissioning trust funds, of which two payments have been made through December 2001. The reduction in the decommissioning liability was $330.6 million. IP also reversed comprehensive income of $6.2 million, which had been recorded on the decommissioning trust funds. The accrual balances for decommissioning costs at December 31, 2001 and 2000 are $14.9 million and $19.9 million, respectively, of which $5.0 million is included in other current liabilities at December 31, 2001 and 2000 and $9.9 million and $14.9 million are included in other deferred credits at December 31, 2001 and 2000, respectively, in the accompanying consolidated balance sheet.

   In November 1999, the ICC allowed for continued recovery of decommissioning costs associated with Clinton after the sale to AmerGen. IP adjusted the regulatory asset for probable future collections from IP's customers of decommissioning costs to reflect the ICC's limitation on recovery of such costs to an amount corresponding to approximately 75% of IP's future payment responsibility for decommissioning costs under the asset sale agreement. At December 31, 2001 and 2000, the regulatory asset balances were $11.7 million and $15.5 million, respectively. See "Note 1--Summary of Significant Accounting Policies" for additional information.

   Other Shutdown-Related Costs. In December 1999, IP adjusted various accruals for other exit-related costs that were originally recorded in December 1998. IP reversed contract termination fees for nuclear fuel contracts of $7.1 million, which were transferred to AmerGen. In addition, IP reversed costs to transition the plant from an operating mode to a decommissioning mode of $76.9 million. IP also reduced its accrual for employee severance costs by $37.1 million and paid $5.6 million to AmerGen on the sale closing date for severance costs. Pension curtailment benefits increased by $7.1 million, and other postretirement benefit costs decreased by $.9 million.

                             ILLINOIS POWER COMPANY

   The following table summarizes the accruals that IP recorded in December 1998 and December 1999, adjustments to the accruals, cash payments, and the balances of the accruals at December 31, 1999 by income statement line item in which the costs would have otherwise been recognized:

                            Accrual                                    Accrual
                          Balances at                                Balances at
                          December 31,   1999      Other      Cash   December 31,
                              1998     Accruals Adjustments Payments     1999
                          ------------ -------- ----------- -------- ------------
                                           (Millions of Dollars)
Other operating expenses
  Contract termination
   costs................     $  7.1      $--      $  (7.1)   $  --      $   --
  Transition costs from
   operating mode to
   decommissioning
   mode.................       76.9       --        (76.9)      --          --
  Employee severance
   costs................       42.7       --        (37.1)    (5.6)         --
  Pension curtailment
   benefits*............      (11.9)      --         (7.1)      --       (19.0)
  Other postretirement
   benefits*............         .7       --          (.9)      --         (.2)
                             ------      ---      -------    -----      ------
                             $115.5      $--      $(129.1)   $(5.6)     $(19.2)
                             ======      ===      =======    =====      ======

--------
* These amounts are included in the curtailment gain in "Note 12--Employee Compensation, Savings and Pension Plans."

 Power Purchase Agreement Costs

                                                            2001        2000
                                                         ----------  ----------
                                                         (Millions of Dollars)
   POWER PURCHASE AGREEMENT COSTS
   Accrual balance, beginning of period................. $    118.0  $    145.0
    Amortization........................................      (30.5)      (27.0)
                                                         ----------  ----------
   Accrual balance, end of period....................... $     87.5  $    118.0
                                                         ==========  ==========

   The Clinton sale was contingent on IP signing a PPA with AmerGen. The PPA requires that IP purchase at least 75% of Clinton's output over the 5-year life of the agreement at fixed prices that exceed current and projected wholesale prices. Therefore, IP accrued $145.0 million for the premium that IP estimates it is paying over the life of the agreement, which will be amortized based on the energy purchased from AmerGen. At December 31, 2001 and 2000, $27.4 million and $30.0 million, respectively, are included in other current liabilities and $60.1 million and $88.0 million, respectively, are included in other deferred credits in the accompanying consolidated balance sheet.

   Transition Period Cost Recovery. IP had known at December 31, 1998 that the Clinton exit would ultimately be concluded as a sale transaction, the impairment loss would have been lower and IP would have recorded a lower transition period cost recovery regulatory asset. Accordingly, as a result of the adjustments which decreased the accruals and the impairment loss, IP reduced its transition period cost recovery regulatory asset by $115.9 million to $341.4 million. The transition period cost recovery asset amortization was $47.4 million in 2001, $47.5 million in 2000, and $21.1 million in 1999.

                             ILLINOIS POWER COMPANY

NOTE 4--RELATED PARTIES

   Effective October 1, 1999, IP transferred its wholly owned fossil generating assets and other generation-related assets and liabilities at net book value to Illinova in exchange for an unsecured note receivable of approximately $2.8 billion. Such assets were subsequently contributed by Illinova to IPMI, which was later renamed DMG. Effective August 31, 2001, approximately $9.3 million of additional fossil generation-related assets were transferred to Illinova and the unsecured note receivable was adjusted accordingly. The note matures on September 30, 2009 and bears interest at an annual rate of 7.5%, due semiannually in April and October. In the fourth quarter of 2001, Illinova accelerated the payment of accrued interest on the note receivable for the three months ended December 31, 2001 in the amount of $42.6 million. At December 31, 2001, principal outstanding under the note receivable approximated $2.3 billion with no accrued interest. At December 31, 2000, principal and accrued interest outstanding under the note receivable approximated $2.3 billion and $42.4 million, respectively. IP has recognized $169.9 million interest income from Illinova on the note in 2001, $174.9 million in 2000 and $51.0 million in 1999.

   IP routinely conducts business with other subsidiaries of Dynegy. These transactions include the purchase or sale of electricity, natural gas and transmission services as well as certain other services. Operating revenue derived from transactions with affiliates approximated $32.1 million for 2001 and $39.6 million for 2000. Aggregate operating expenses charged by affiliates in 2001 approximated $526.6 million, including $459.7 million for power purchased. Aggregate operating expenses charged by affiliates in 2000 approximated $628.0 million, including $557.9 million for power purchased. Management believes that related party transactions have been conducted at prices and terms similar to those available to and transacted with unrelated parties.

   IP has a PPA with DMG that provides IP the right to purchase power from DMG for a primary term extending through December 31, 2004. This right to purchase power qualifies under the normal purchase and sale exemption with FAS 133 and, therefore, IP has accounted for the PPA under the accrual method. The primary term may be extended on an annual basis, subject to concurrence by both parties. The PPA defines the terms and conditions under which DMG provides power and energy to IP using a tiered pricing structure. The agreement requires IP to compensate the affiliate for capacity charges over the next three years at a total contract cost of $974.7 million. With this arrangement, IP believes it has provided adequate power supply for expected IP load plus a reserve supply above that expected level. Should power acquired under this agreement be insufficient to meet IP load requirements, IP will have to buy power at current market prices. The PPA obligates DMG to provide power up to the reservation amount even if DMG has individual units unavailable at various times.

   Effective January 1, 2000, the Dynegy consolidated group, which includes IP, began operating under a Services and Facilities Agreement, whereby other Dynegy affiliates exchange services with IP such as financial, legal, information technology and human resources as well as shared facility space. IP services are exchanged at fully distributed costs and revenue is not recorded under this agreement. Management believes that the allocation method utilized under this agreement is reasonable and amounts charged under this agreement would result in costs to IP similar to costs IP would have incurred for these services on a stand-alone basis.

NOTE 5--COMMITMENTS AND CONTINGENCIES

   Commitments. IP has contracts on six interstate pipeline companies for firm transportation and storage services for natural gas. These contracts have varying expiration dates ranging from 2002 to 2008, for a total cost of $82.4 million. IP also enters into obligations for the reservation of natural gas supply. These obligations generally range in duration from one to five months, and require IP to reimburse capacity charges. The cost of the agreements is $34.7 million. Total natural gas purchased was approximately $296 million in 2001 and 2000, and $164 million in 1999. The cost associated with these contracts are a component of IP's revenue

                             ILLINOIS POWER COMPANY
requirements under its rate-making process. IP anticipates that all gas-related costs will be recoverable under IP's UGAC.

   Utility Earnings Cap. P.A. 90-561 contains floor and ceiling provisions applicable to IP's ROE during the mandatory transition period ending in 2004. Pursuant to these provisions, IP may request an increase in its base rates if the two-year average of its earned ROE is below the two-year average of the monthly average yields of 30-year U.S. Treasury bonds for the concurrent period ("Treasury Yield"). Conversely, IP is required to refund amounts to its customers equal to 50% of the value earned above a defined "ceiling limit." The ceiling limit is exceeded if IP's ROE exceeds the Treasury Yield, plus 6.5% in 2001 through 2004 (which increases to 8.5% in 2001 through 2004 if IP chooses not to implement transition charges after 2006). Regulatory asset amortization is included in the calculation of ROE for the ceiling test but is not included in the calculation of ROE for the floor test. During 2001, IP's two-year average ROE was within the allowable ROE collar, avoiding adjustments or customer refunds. Although the U.S. Treasury recently announced that 30-year U.S. Treasury bonds will no longer be issued, the ROE floor and ceiling provisions continue to be measured against the yields of outstanding 30-year U.S. Treasury bonds.

   Nuclear Decommissioning Costs. See "Note 3--Clinton Impairment, Quasi-Reorganization and Sale of Clinton" for additional information on the sale of Clinton Power Station.

 Environmental Matters

   U.S. Environmental Protection Agency Complaint. On November 3, 1999, the United States Environmental Protection Agency ("EPA") issued a Notice of Violation ("NOV") against IP and, with the Department of Justice ("DOJ"), filed a complaint against IP in the U.S. District Court for the Southern District of Illinois, No. 99C833. Subsequently, the DOJ and EPA amended the NOV and complaint to include IPMI (now known as DMG) (IP and DMG collectively the "Defendants"). Similar notices and lawsuits have been filed against a number of other utilities. Both the NOV and complaint allege violations of the Clean Air Act (the "Act") and regulations thereunder. More specifically, both allege, based on the same events, that certain equipment repairs, replacements and maintenance activities at the Defendants' three Baldwin Station generating units constituted "major modifications" under the Prevention of Significant Deterioration ("PSD") regulations and/or the New Source Performance Standards regulations. When such activities occur and they are not otherwise exempt the Act and related regulations generally require that generating facilities meet more stringent emissions standards, which may entail the installation of potentially costly pollution control equipment. The DOJ amended its complaint to assert the claims found in the NOV. The Defendants filed an answer denying all claims and asserting various specific defenses. By order dated October 19, 2001, a trial date of February 11, 2003 has been set. The initial trial is limited to determining whether a violation occurred.

   The regulations under the Act provide certain exemptions from the applicability of these provisions particularly an exemption for routine repair, replacement or maintenance. The Company has analyzed each of the activities covered by the EPA's allegations and believes each activity represents prudent practice regularly performed throughout the utility industry as necessary to maintain the operational efficiency and safety of equipment. As such, the Company believes that each of these activities is covered by the exemption for routine repair, replacement and maintenance and that the EPA is changing, or attempting to change, through enforcement actions, the intent and meaning of its regulations. The Company also believes that, even if some of the activities in question were found not to qualify for the routine exemptions, the Act and regulations also require that the activities cause certain levels of increases in emissions and there were no such increases either in annual emissions or in the maximum hourly emissions achievable at any of the units caused by any of the activities. The regulations include exemptions for increased hours of operation or production rate and the PSD regulations exclude increases in emissions resulting from demand growth. None of the Defendants' other

                             ILLINOIS POWER COMPANY
facilities are covered in the complaint and NOV, but the EPA has officially requested information concerning activities at the Defendants' Vermilion, Wood River and Hennepin Plants. It is possible that the EPA will eventually commence enforcement actions against those plants as well. The asset(s) subject to the complaint are part of the consolidated assets of Dynegy.

   The EPA has the authority to seek penalties for the alleged violations in question at the rate of up to $27,500 per day for each violation. The EPA may also seek installation of the "best available control technology" (or the equivalent) at the Baldwin Station, and possibly at the Vermilion, Wood River and Hennepin Plants if the EPA successfully prosecutes enforcement actions against those plants.

   The National Energy Policy Report issued in May 2001 by the National Energy Policy Development Group recommended that the EPA Administrator examine the new source review regulations, including the PSD regulations, and report to the President within 90 days on the impact of new source review on investment in new utility and refinery generation capacity, energy efficiency and environmental protection. The report also recommended that the Attorney General review existing enforcement actions regarding new source review to ensure that the enforcement actions are consistent with the Act and its regulations. The EPA Administrator announced in August 2001 that the review would be completed in September 2001. The events of September 11, 2001 have resulted in further delay of the review, which remains ongoing. The DOJ issued its report concerning the existing enforcement actions on January 15, 2002. The report concluded that the EPA has a reasonable legal basis for proceeding with the cases.

   Tampa Electric Company ("TECO") and the government agreed to a Consent Decree to resolve the similar case brought against TECO and that Consent Decree was entered by the court hearing that case in 2000. Two other utilities, Virginia Power and Cinergy, reached agreements in principle with the United States in 2000 concerning their possible liability for similar alleged violations, but these agreements have still not been finalized. Additionally, PSEG Fossil LLC entered into a consent decree in January 2002 to resolve similar claims. Generally, the TECO Consent Decree and the settlements and agreements in principle would require the utilities to pay civil fines; fund various environmental projects; reduce nitrogen oxides, sulfur oxides, particulate matter and mercury emissions through the installation of pollution control devices over periods extending through 2012 to 2013; and forfeit certain emission allowances.

   The Company believes the allegations are without merit and will vigorously defend against these claims. In the opinion of management, although significant capital expenditures could be required, the amount of ultimate liability with respect to this action will not have a material adverse effect on the financial position or results of operations of the Company.

   Manufactured-Gas Plants. IP previously operated two dozen sites at which synthetic gas was manufactured from coal. Operation of these MGP sites was generally discontinued in the 1950s when natural gas became available from interstate gas transmission pipelines. Many of these MGP sites were contaminated with residues from the gas manufacturing process. Although IP estimates its liability for MGP site remediation to be approximately $53 million for its remaining 22 MGP sites, because of the unknown and unique characteristics at each site, IP cannot currently determine its ultimate liability for remediation of the sites. In October 1995, IP initiated litigation against a number of its insurance carriers. Settlement proceeds recovered from these carriers offset a portion of the estimated MGP remediation costs and are credited to customers through the tariff rider mechanism that the ICC previously approved. Cleanup costs in excess of insurance proceeds are considered probable of recovery from IP's electric and gas customers.

   P.A. 90-561--Independent System Operator Participation. Participation in an ISO by utilities serving retail customers in Illinois was one of the requirements included in P.A. 90-561. Effective on July 1, 2001, the ISO requirements of P.A. 90-561 were amended by P.A. 92-12 to provide that a regional transmission organization

                             ILLINOIS POWER COMPANY

("RTO") created under the rules of the FERC shall be considered to be the functional equivalent of an ISO. An electric utility shall be deemed to meet its obligation to participate in an ISO through membership in a RTO that fulfills the requirements of an ISO as set forth in P.A. 90-561.

   In January 1998, IP, in conjunction with eight other transmission-owning entities, filed with the FERC for all approvals necessary to create and to implement the MISO. On September 20, 2000, IP announced its intention to withdraw its participation in the MISO and to become a member of the Alliance RTO, pending necessary regulatory approval. On October 13, 2000, IP filed a notice of its intent to withdraw from the MISO with the FERC. On February 23, 2001, IP reached a settlement in principle with all parties that allows it to withdraw from the MISO and join the Alliance RTO, effective upon the FERC's approval of the settlement, which occurred May 8, 2001. IP has fulfilled its obligations under the MISO settlement.

   On August 21, 2001, IP and seven of the transmission owners comprising the Alliance Companies proposing to form the Alliance RTO entered into a letter of intent with National Grid, USA pursuant to which National Grid would serve as the Alliance RTO's managing member for a period of seven years. Pursuant to the letter of intent, National Grid was required to obtain a determination from the FERC that it is a non-market participant. On August 27, 2001, IP, in coordination with the other Alliance Companies, filed the terms of the transaction with the FERC as the proposed business and independence plan for the Alliance RTO. On October 31, 2001, IP and the other Alliance Companies completed negotiations with National Grid regarding the definitive agreements necessary to complete the transaction. On November 1, 2001, the Alliance Companies filed the definitive agreements with the FERC for approval.

   The proposed business and independence plan and the definitive agreements provided that the Alliance RTO would own transmission facilities divested by transmission owners in exchange for passive ownership interests in the Alliance RTO or partially for cash. Alternatively, the Alliance RTO would enter into seven-year operating agreements to functionally control the transmission facilities of transmission owners that elect not to divest. Non-divesting transmission owners would maintain the physical operations of their transmission facilities.

   As proposed to the FERC by the Alliance Companies, National Grid, as a non-market participant, would operate the Alliance RTO's transmission facilities as a for-profit corporation and receive a management fee of $14 million, a fixed rate of return on its investment in the Alliance RTO, reimbursement of its operating and maintenance expenditures and an opportunity to earn incentive compensation. In return, National Grid would be required to contribute $1 billion to the Alliance RTO by 2005, $75 million of which would be used to reimburse members for start-up costs and an additional $75 million of which would be used to fund capital expenditures for future system costs. The remaining $850 million would be used to purchase transmission assets and for transmission expansions.

   In an order issued on December 20, 2001, the FERC reversed its previous findings that the Alliance RTO had sufficient scope under Order No. 2000 and stated that it could not approve the Alliance RTO as a RTO because it fails to meet the characteristics specified in Order No. 2000. The FERC further directed the Alliance Companies to explore how their business plan, including the participation of National Grid, could be accommodated within the MISO. In addition, the FERC directed the Alliance Companies to file a statement of their plans to join a RTO, including the timeframe, within 60 days of the date of the order. In a separate order issued on December 20, 2001, the FERC found that National Grid is a non-market participant subject to the fulfillment of certain commitments and subsequent review by the FERC of National Grid's role with regard to the possible participation of the Alliance Companies in the MISO.

   On January 8, 2002, the Alliance Companies and National Grid commenced substantive discussions with the MISO as directed by the FERC. In addition, the Alliance Companies continue to consider other

                             ILLINOIS POWER COMPANY
opportunities for participation in a RTO. On February 19, 2002, IP, in conjunction with the Alliance companies, filed a report with the FERC stating that Alliance has been in discussions with both MISO and PJM Interconnection LLC, but has been unable to reach agreement.

 Other

   Legal Proceedings. IP is involved in legal or administrative proceedings before various courts and agencies with respect to matters occurring in the ordinary course of business. Management believes that the final disposition of these proceedings will not have a material adverse effect on the consolidated financial position or the results of operations.

   Accounts Receivable. IP sells electric energy and natural gas to residential, commercial, and industrial customers throughout Illinois. At December 31, 2001, 55%, 28% and 17% of "Accounts receivable--Service" were from residential, commercial and industrial customers, respectively. IP maintains reserves for potential credit losses and such losses have been within management's expectations. The allowance for doubtful accounts remained at $5.5 million in 2001.

   Operating Leases. Minimum commitments in connection with operating leases at December 31, 2001, were as follows: 2002--$.8 million; 2003 through 2006--$.7 million annually; and thereafter $2.2 million. These operating lease payments primarily relate to IP's material distribution facility, which is a commercial property lease for IP's storage warehouse.

   IP has a lease/sublease agreement on four gas turbines located at the Tilton site which is not reflected in the above lease commitments. IP entered into the five-year operating lease beginning in September 1999, with the option for renewal for two additional years. Beginning in October 1999, IP subsequently sublet the turbines to DMG. IP is providing a minimum residual value guarantee on the lease of approximately $69.6 million. At the expiration of the lease agreement, IP has the option to purchase the gas turbines. If IP does not purchase the turbines, the turbines would be sold, and any shortfall of the sale proceeds would be paid by IP.

NOTE 6--REVOLVING CREDIT FACILITIES, LETTERS OF CREDIT AND SHORT-TERM LOANS

   IP has a revolving credit agreement in the amount of $300.0 million, which matures in May 2002. This bank commitment supports the amount of commercial paper outstanding at any time and provides funds for working capital needs and other general corporate purposes. IP pays facility fees of .125% on the revolving credit agreement, regardless of usage. At December 31, 2001 and 2000, IP had $38.2 million and $147.8 million of commercial paper outstanding, respectively. At December 31, 2001, IP had $240.0 million outstanding under the revolving credit agreement. The interest rate on borrowings under the revolving credit agreement is generally at a Eurodollar rate plus a margin that is determined based on IP's senior unsecured long-term debt rating. If greater than 25% of the aggregate commitment is utilized, this margin will be increased by .125%.

                                                                  2001    2000
                                                                 ------  ------
                                                                 (Millions of
                                                                   Dollars,
                                                                 Except Rates)
   Short-term borrowings at December 31......................... $278.2  $147.8
   Weighted average interest rate at December 31................    2.8%    8.0%
   Maximum amount outstanding at any month end.................. $278.2  $335.0
   Average daily borrowings outstanding during the year......... $216.0  $136.5
   Weighted average interest rate during the year...............    4.4%    6.4%

                             ILLINOIS POWER COMPANY

NOTE 7--FACILITIES AGREEMENTS

   See "Note 3--Clinton Impairment, Quasi-Reorganization and Sale of Clinton" for information on facilities agreements with AmerGen.

   See "Note 4--Related Parties" for information on facilities agreements with DMG.

   The FERC approved an amended Power Coordination Agreement ("PCA") between Soyland and IP in July 1997. The amended PCA obligated Soyland to purchase all of its capacity and energy needs from IP for at least 10 years. In December 1997, Soyland signed a letter of intent to pay in advance the remainder of its base capacity charges in the PCA, approximately $70 million. IP received $30 million and $40 million from Soyland during the first and second quarters of 1998, respectively. The prepayment was deferred and was being recognized as interchange revenue evenly over the initial term of the PCA, September 1, 1996, through August 31, 2006. In December 1998, Soyland and IP agreed to a restructuring of the PCA in which IP acts as an agent for Soyland in obtaining and scheduling power and energy and related transmission from other parties. Pursuant to a comprehensive agreement dated March 1, 1999, the remaining deferred revenue of $61 million was brought into income in the first quarter of 1999 and, subsequent to December 31, 1999, IP has no further power or energy supply obligations to Soyland.

NOTE 8--INCOME TAXES

   Deferred tax assets and liabilities were comprised of the following:

                                                               Balances as of
                                                                December 31,
                                                              -----------------
                                                                2001     2000
                                                              -------- --------
                                                                (Millions of
                                                                  Dollars)
   Deferred tax assets
   Current--
     Misc. book/tax recognition differences.................. $   23.9 $   23.4
                                                              -------- --------
   Noncurrent--
     Depreciation and other property related.................     44.8     42.4
     Alternative minimum tax.................................     15.8     50.9
     Unamortized investment tax credit.......................     12.6     13.2
     Misc. book/tax recognition differences..................     59.5     82.8
                                                              -------- --------
                                                                 132.7    189.3
                                                              -------- --------
       Total deferred tax assets............................. $  156.6 $  212.7
                                                              ======== ========
   Deferred tax liabilities
   Current--
     Misc. book/tax recognition differences.................. $    6.8 $   20.7
                                                              -------- --------
   Noncurrent--
     Depreciation and other property related.................  1,099.0  1,152.1
     Misc. book/tax recognition differences..................    120.3    143.6
                                                              -------- --------
                                                               1,219.3  1,295.7
                                                              -------- --------
       Total deferred tax liabilities........................ $1,226.1 $1,316.4
                                                              ======== ========

                             ILLINOIS POWER COMPANY

   Income taxes included in the Consolidated Statements of Income consist of the following components:

                                                        Years Ended December
                                                                31,
                                                       ------------------------
                                                        2001    2000     1999
                                                       ------  -------  -------
                                                       (Millions of Dollars)
Current taxes--
  Included in operating expenses and taxes............ $ 15.9  $(102.7) $  47.6
  Included in other income and deductions.............  129.8    131.7   (134.9)
                                                       ------  -------  -------
    Total current taxes...............................  145.7     29.0    (87.3)
                                                       ------  -------  -------
Deferred taxes--
 Included in operating expenses and taxes
  Property related differences........................    7.8      9.9     11.1
  Alternative minimum tax.............................   35.1    104.0    (24.1)
  Gain/loss on reacquired debt........................    3.5     (1.6)     4.9
  Clinton power purchase agreement costs..............   12.1     10.7       --
  Transition period cost recovery.....................  (18.8)   (18.8)    (8.4)
  Uniform gas adjustment clause.......................  (14.6)    17.4      (.2)
  Misc. book/tax recognition differences..............     .5     (4.7)    24.7
 Included in other income and deductions
  Property related differences........................  (57.3)   (64.7)   149.7
  Misc. book/tax recognition differences..............    4.1      3.1      2.1
                                                       ------  -------  -------
    Total deferred taxes..............................  (27.6)    55.3    159.8
                                                       ------  -------  -------
Deferred investment tax credit--net
 Included in operating expenses and taxes.............    (.9)    (1.0)    (1.2)
                                                       ------  -------  -------
Total income taxes.................................... $117.2  $  83.3  $  71.3
                                                       ======  =======  =======

--------
Note: For the years ended December 31, 2001, 2000 and 1999, income tax expenses in the amount of $76.6 million, $70.1 million and $16.9 million, respectively, are reported in Miscellaneous-net in the accompanying Consolidated Statements of Income. Other tax expenses for the years ended December 31, 2001, 2000 and 1999 are reported as separate components on the accompanying Consolidated Statements of Income.

   The reconciliations of income tax expense to amounts computed by applying the statutory tax rate to reported pretax income from continuing operations for the period are set-out below:

                                                           Years Ended
                                                           December 31,
                                                        --------------------
                                                         2001   2000   1999
                                                        ------  -----  -----
                                                           (Millions of
                                                             Dollars)
   Income tax expense at the federal statutory tax
    rate............................................... $ 99.2  $76.4  $64.5
   Increases/(decreases) in taxes resulting from--
     State taxes, net of federal effect................   13.2   10.2    8.6
     Investment tax credit amortization................    (.9)  (1.0)  (1.2)
     Depreciation not normalized.......................    4.4    3.5    2.0
     Interest expense on preferred securities..........   (2.4)  (4.6)  (6.7)
     Other--net........................................    3.7   (1.2)   4.1
                                                        ------  -----  -----
   Total income taxes from continuing operations....... $117.2  $83.3  $71.3
                                                        ======  =====  =====

                             ILLINOIS POWER COMPANY

   Combined federal and state effective income tax rates were 41.4%, 38.2% and 38.7% for the years 2001, 2000 and 1999, respectively.

   IP is included in the consolidated federal income tax and unitary state tax returns of Dynegy in 2001 and 2000, and Illinova in 1999. Under IP's income tax allocation agreement with Dynegy in 2001 and 2000, and Illinova in 1999, IP calculates its own tax liability and reimburses Dynegy and Illinova for such amount.

   IP is subject to the Alternative Minimum Tax and has an Alternative Minimum Tax credit carryforward at December 31, 2001 of approximately $15.8 million. This credit can be carried forward indefinitely to offset future regular income tax liabilities in excess of the tentative minimum tax. IP expects to use the Alternative Minimum Tax credit carryforward of $15.8 million in 2002.

   In 2001 the Internal Revenue Service undertook a limited review of Illinova's consolidated federal income tax returns for the years 1998 and 1999. This review is in the early stages and is not expected to have a material adverse effect on Illinova's consolidated financial position or results of operations.

NOTE 9--LONG-TERM DEBT

                                                              December 31,
                                                            ------------------
                                                              2001      2000
                                                            --------  --------
                                                              (Millions of
                                                                Dollars)
Mortgage bonds--
  6.25% series due 2002.................................... $   95.7  $   95.7
  6.0% series due 2003.....................................     90.0      90.0
  6 1/2% series due 2003...................................    100.0     100.0
  6 3/4% series due 2005...................................     70.0      70.0
  7.5% series due 2009.....................................    250.0     250.0
  5.70% series due 2024 (Pollution Control Series U).......     35.6      35.6
  7.40% series due 2024 (Pollution Control Series V).......     84.1      84.1
  7 1/2% series due 2025...................................     65.6      65.6
  5.40% series due 2028 (Pollution Control Series S).......     18.7      18.7
  5.40% series due 2028 (Pollution Control Series T).......     33.8      33.8
  Adjustable rate series due 2028 (Pollution Control Series
   M, N, and O)............................................       --     111.8
  Adjustable rate series due 2032 (Pollution Control Series
   P, Q, and R)............................................    150.0     150.0
  Adjustable rate series due 2028 (Series W)...............    111.8        --
  Adjustable rate series due 2017 (Series X)...............     75.0        --
                                                            --------  --------
  Total mortgage bonds.....................................  1,180.3   1,105.3
                                                            --------  --------
Transitional Funding Trust Notes--
  5.26% due 2001...........................................       --      37.2
  5.31% due 2002...........................................     30.8      80.0
  5.34% due 2003...........................................     85.0      85.0
  5.38% due 2005...........................................    175.0     175.0
  5.54% due 2007...........................................    175.0     175.0
  5.65% due 2008...........................................    139.0     139.0
                                                            --------  --------
  Total transitional funding trust notes...................    604.8     691.2
                                                            --------  --------
Variable rate long-term debt due 2017......................       --      75.0
                                                            --------  --------
                                                             1,785.1   1,871.5
Adjustment to fair value...................................      9.6      10.5
Unamortized discount on debt...............................     (7.0)     (8.0)
                                                            --------  --------
                                                             1,787.7   1,874.0
Long-term debt maturing within one year....................   (182.1)    (86.4)
                                                            --------  --------
  Total long-term debt..................................... $1,605.6  $1,787.6
                                                            ========  ========

                             ILLINOIS POWER COMPANY

   In the above table, the "adjustment to fair value" is the total adjustment of debt to fair value in the quasi-reorganization. The adjustments to the fair value of each debt series are being amortized over its remaining life to interest expense.

   During May 2001, IP issued adjustable rate bonds series W due 2028 for $111.8 million and series X due 2017 for $75.0 million. During June 2001, IP used the proceeds from these issuances to repurchase $111.8 million of adjustable rate series mortgage bonds due 2028 and $75.0 million of variable rate long-term debt due 2017.

   For the years 2002, 2003, 2004, 2005 and 2006, IP has long-term debt maturities, excluding the Transitional Funding Trust Notes (the "Notes"), in the aggregate of (in millions) $95.7, $190.0, $.0, $70.0 and $.0, respectively.

   In December 1998, IPSPT issued $864 million of Transitional Funding Trust Notes as allowed under the Illinois Electric Utility Transition Funding Law in P.A. 90-561. As of December 31, 2001, IP has used $790.3 million of the funds to repurchase outstanding debt obligations, $13.6 million to repurchase preferred stock, $49.3 million to repurchase 2.3 million shares of IP's common stock owned by Illinova and $10.8 million for issuance expenses. In accordance with the Transitional Funding Securitization Financing Agreement, IP must designate a percentage of the cash received from customer billings to fund payment of the Transitional Funding Trust Notes. The amounts received are remitted to IPSPT and are restricted for the sole purpose of paying down such Notes. During 2001, IP paid down the Notes by $86.4 million with cash from IPSPT. IP estimates they will continue to pay down such Notes ratably through 2008. At December 31, 2001, $86.4 million of the Transitional Funding Trust Notes are classified as long-term debt maturing within one year.

   At December 31, 2001 and 2000, the aggregate total of unamortized debt expense and unamortized loss on reacquired debt was approximately $80.4 million and $82.6 million, respectively. These amounts are included in the Consolidated Balance Sheets under "Other Deferred Charges."

   The remaining balance of net bondable additions at December 31, 2001 and 2000, was approximately $652 million and $431 million, respectively.

   IP has one standby bond purchase facility in the aggregate principal amount of $150.0 million along with one-month's interest of $1.7 million, which provides a backstop to the short-term remarketing of its variable rate bonds. The facility relates to IP's Pollution Control Series P, Q, R bonds. IP pays fees of .10% per annum on the full amount of the facility. In the event of the inability to remarket the bonds during an interest reset, a bank syndicate would be obligated to purchase all un-remarketed bonds. IP would be required to purchase all un-remarketed bonds and the associated fees ratably over a five-year period.

                             ILLINOIS POWER COMPANY

NOTE 10--PREFERRED STOCK

                                                   December 31,
                                                   ------------
                                                   2001   2000
                                                   ----- ------
                                                   (Millions of
                                                     Dollars)
 SERIAL PREFERRED STOCK, cumulative, $50 par
  value--Authorized 5,000,000 shares; 912,675
  shares outstanding at December 31, 2001 and
  2000, respectively.
          2001    2000
 Series  Shares  Shares      Redemption Prices
 ------  ------- -------     -----------------
 4.08%   225,510 225,510 $51.50                    $11.3 $ 11.3
 4.26%   104,280 104,280  51.50                      5.2    5.2
 4.70%   145,170 145,170  51.50                      7.2    7.2
 4.42%   102,190 102,190  51.50                      5.1    5.1
 4.20%   143,760 143,760  52.00                      7.2    7.2
 7.75%   191,765 191,765  50.00 after July 1, 2003   9.6    9.6
      Net premium on preferred stock.............     .2     .2
                                                   ----- ------
   Total Preferred Stock, $50 par value..........   45.8   45.8
                                                   ----- ------
 SERIAL PREFERRED STOCK, cumulative, without par
  value--
 Authorized 5,000,000 shares; none outstanding...     --     --
                                                   ----- ------
 PREFERENCE STOCK, cumulative, without par
  value--
 Authorized 5,000,000 shares; none outstanding...     --     --
                                                   ----- ------
   Total Serial Preferred Stock and Preference
    Stock........................................   45.8   45.8
                                                   ----- ------
 COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED
  SECURITIES OF:

 ILLINOIS POWER FINANCING I
   Trust Originated Preferred Securities,
    cumulative, $25 liquidation preference--
    4,000,000 shares authorized and outstanding..  $  -- $100.0
                                                   ----- ------

   All but one of the above series of Serial Preferred Stock ($50 par value) is currently redeemable at the option of IP, in whole or in part, at any time with not less than 30 days and not more than 60 days notice by publication.

   Redemption of Preferred Securities of Subsidiary Trust. IPFI is a statutory business trust in which IP serves as sponsor. In 1996, IPFI issued $100 million aggregate liquidation amount of 8% (4.8% after tax rate) TOPrS in a private transaction. The TOPrS were to mature on January 31, 2045 and could be redeemed at IP's option, in whole or in part, from time to time on or after January 31, 2001. On September 30, 2001, IP redeemed all $100 million of the TOPrS. The redemption was financed with $85 million cash and $15 million in commercial paper.

   Redemption of Monthly Income Preferred Securities. Illinois Power Capital, L.P., is a limited partnership in which IP serves as a general partner. In 1994 Illinois Power Capital issued $97 million of tax-advantaged MIPS at 9.45% (5.67% after-tax rate) with a liquidation preference of $25 per share. IP consolidates the accounts of Illinois Power Capital, L.P. During 2000, IP redeemed $93.1 million of Illinois Power Capital, L.P. tax advantaged MIPS. The carrying amount of these securities was equal to the consideration paid.

   Redemption of Preferred Stock and Consent Solicitation. At December 31, 2001, IP had the ability under its Restated Articles of Incorporation to incur additional unsecured debt of up to approximately $210.0 million.

                             ILLINOIS POWER COMPANY

On February 25, 2002, IP commenced a solicitation of consents from its preferred shareholders to amend IP's Restated Articles of Incorporation to eliminate the provision restricting IP's ability to incur unsecured debt. Concurrently, Illinova commenced a tender offer relating to the shares of IP's preferred stock. The completion of the tender offer and consent solicitation is conditioned on, among other things, the approval of the proposed amendment by holders of at least two-thirds of the outstanding shares of preferred stock, voting together as one class, and other customary conditions. Certain fees incurred in connection with the consent solicitation, currently estimated not to exceed $.2 million in the aggregate, will be paid by IP.

NOTE 11--COMMON STOCK AND RETAINED EARNINGS

   As of December 31, 1998, IP effected a quasi-reorganization which necessitated a review of IP's assets and liabilities to determine whether the book value of such items needed to be adjusted to reflect their fair value. IP determined that its fossil generation assets were not stated at fair value, and an economic assessment was made using projections of on-going operating costs, future prices for fossil fuels and market prices of electricity in IP's service area. After the revaluation of other assets and liabilities to their fair value and the early adoption of accounting pronouncements, the accumulated deficit in retained earnings of $1,565.9 million was eliminated by a $1,327.2 million restatement of other assets and liabilities to their fair value and a transfer of $238.7 million from common stock equity. See "Note 3--Clinton Impairment, Quasi-Reorganization and Sale of Clinton" for additional information.

   On December 15, 1999, IP sold Clinton to AmerGen, which resulted in a revision to the impairment of Clinton-related assets and the previously accrued nuclear investment exit-related costs. The net decrease in the impairment and the accruals was $88.2 million, which was recognized as an increase in common stock equity, revising the original effect of the 1998 quasi-reorganization on common stock equity.

   Illinova is the sole holder of all of the common stock of IP. At December 31, 2001, there were 100,000,000 shares authorized with 75,643,927 shares issued. There is no voting or non-voting common equity held by non-affiliates of IP. IP is an indirect wholly owned subsidiary of Dynegy.

   As of December 31, 2001, IP had repurchased 12,751,724 shares of its common stock from Illinova. Under Illinois law, such shares may be held as treasury stock and treated as authorized but unissued, or may be canceled by resolution of the Board of Directors. IP holds the common stock as treasury stock and deducts it from common equity at the cost of the repurchased shares.

   Under IP's Restated Articles of Incorporation, common stock dividends are subject to the preferential rights of the holders of preferred and preference stock. IP is also limited in its payment of dividends by the Illinois Public Utilities Act, which requires retained earnings equal to or greater than the amount of any proposed dividend declaration or payment. The Federal Power Act precludes declaration or payment of dividends by electric utilities "out of money properly stated in a capital account." IP's retained earnings balance is expected to be sufficient during 2002 to support payment of all scheduled dividends. During 2001, IP declared and paid common stock dividends of $100.0 million to Illinova.

   Employee Stock Ownership Plan. IP employees participated in an Employees' Stock Ownership Plan ("ESOP") that included a stock matching and an incentive compensation feature tied to employee achievement of specified corporate performance goals. This arrangement began in 1991 when IP loaned $35 million to the Trustee of the Plans, which used the loan proceeds to purchase 2,031,445 shares of IP's common stock on the open market. IP financed the loan with funds borrowed under its bank credit agreements. The loan and common shares became Illinova instruments on formation of Illinova in May 1994. These shares were held in a Loan Suspense Account under the ESOP and were released and allocated to the accounts of participating employees as the loan was repaid by the Trustee with cash contributed by IP for company stock matching and incentive

                             ILLINOIS POWER COMPANY
compensation awards. Common dividends received on allocated and unallocated shares held by the Plan were used to repay the loan, which then released additional shares to cover dividends on shares held in participating employees' accounts. The number of shares released when funds were received by the Trustee was based on the closing price of the common stock on the last day of the award period or the common stock dividend date. Effective with the merger of Dynegy and Illinova, the shares of Illinova stock in the ESOP were converted to the same number of shares of Dynegy Class A common stock. The ESOP plan ended in April 2001 upon distribution of the remaining shares held by the Plan.

   For the year ended December 31, 2001, 11,540 common shares were allocated to salaried employees and 12,948 shares to employees covered under the Collective Bargaining Agreement through the stock matching contribution feature of the ESOP arrangement. Using the shares allocated method, IP recognized $.2 million of expense in 2001. During 2001, 2000 and 1999, IP contributed $.9 million, $3.5 million and $10.0 million, respectively, to the ESOP. Interest paid on the ESOP debt was negligible in 2001, $.1 million in 2000, and $.5 million in 1999, and dividends used for debt service were approximately $.2 million in 2001, $.9 million in 2000 and $2.1 million in 1999.

   Stock Options. In 1992, the Board of Directors adopted and the shareholders approved a Long-Term Incentive Compensation Plan (the Plan) for officers or employee members of the Board, but excluding directors who are not officers or employees. Restricted stock, incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalents, and other stock-based awards may be granted under the Plan for up to 1,500,000 shares of Illinova's common stock. These stock-based awards generally vest over three years, have a maximum term of 10 years and have exercise prices equal to the market price on the date the awards were granted. Pursuant to terms of the merger, certain vesting requirements on outstanding options granted prior to the merger were accelerated.

   Each option granted is valued at an option price. Options granted at market value vest and become exercisable ratably over a three-year period. The difference between the option price and the stock price, if any, of each option on the date of grant is recorded as compensation expense over a vesting period. No compensation expense was recorded related to options granted during 2001, 2000 and 1999. However, compensation expense of $.6 million was recorded in 2001 related to revisions to vesting and exercise provisions extended to employees participating in the severance and retirement components of IP's 2001 reorganization plan. Refer to "Note 2--Business Combination and Reorganization" for additional information. Pursuant to the merger, all stock options granted to IP employees prior to the merger were converted to options to purchase Dynegy Class A common stock on a one-for-one basis.

   Tax benefits associated with the exercise of Dynegy stock options by IP employees have been recognized in 2001 by IP in accordance with IP's tax sharing agreement. $7.8 million is reflected as a reduction in current taxes payable and an increase to Additional Paid In Capital.

                             ILLINOIS POWER COMPANY

   The following summary of options granted and option transactions for 2001, 2000 and 1999 reflect the effect of the two-for-one stock split during 2000.

                                                  Year Ended December 31,
                          --------------------------------------------------------------------------
                            2001      2001 Option    2000      2000 Option    1999      1999 Option
                           Shares        Price      Shares        Price      Shares        Price
                          ---------  ------------- ---------  ------------- ---------  -------------
Outstanding at beginning
 of period..............  1,408,977  $12.14-$47.75 1,902,800  $10.44-$15.56 1,222,400  $10.44-$15.13
Granted.................    224,186  $45.12-$56.98   314,109  $23.38-$47.75   802,500  $10.89-$15.56
Exercised...............   (195,733) $12.14-$23.38  (788,700) $10.44-$14.88  (122,100) $10.44-$12.44
Canceled, forfeited or
 expired................    (61,824) $15.56-$47.19   (19,232) $15.56-$23.38        --
                          ---------                ---------                ---------
Outstanding at end of
 period.................  1,375,606  $12.14-$56.98 1,408,977  $12.14-$47.75 1,902,800  $10.44-$15.56
                          =========                =========                =========
Exercisable at end of
 period.................    834,334  $12.14-$47.75   876,433  $12.14-$15.56   377,300  $10.44-$14.88
Weighted average fair
 value of each option
 granted during the
 period at market.......             $       28.11            $       14.17            $        2.39
                                     =============            =============            =============
Weighted average fair
 value of each option
 granted during the
 period at below
 market.................                       N/A                      N/A                      N/A
                                     =============            =============            =============

   Options outstanding as of December 31, 2001 are summarized below:

                                      Options Outstanding           Options Exercisable
                              ----------------------------------- -----------------------
                                              Weighted
                                Number of      Average              Number of
                                  Shares      Remaining  Weighted     Shares     Weighted
                              Outstanding at Contractual Average  Exercisable at Average
                               December 31,     Life     Exercise  December 31,  Exercise
   Range of Exercise Prices        2001        (Years)    Price        2001       Price
   ------------------------   -------------- ----------- -------- -------------- --------
   $10.44-$14.88...........       256,200        5.8      $13.56     256,200      $13.56
   $14.89-$23.38...........       892,742        7.4      $17.70     574,685      $16.24
   $23.39-$56.98...........       226,664        9.0      $47.05       3,449      $38.38
                                ---------                            -------
                                1,375,606                            834,334
                                =========                            =======

   Pro Forma Disclosures. In October 1995, the FASB issued FAS 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. As permitted by FAS 123, IP continues to account for its stock options in accordance with APB No. 25. Had compensation expense for stock options held by IP employees been recognized based on the fair value on the grant date under the methodology prescribed by FAS 123, IP's net income applicable to common stock for the three years ended December 31, would have been impacted as shown in the following table (in millions).

                                                             2001   2000  1999
                                                            ------ ------ -----
   Reported net income applicable to common stock.......... $157.9 $121.0 $95.6
   Pro forma net income applicable to common stock......... $154.6 $118.9 $94.4

   The fair value of options granted, which is amortized to expense over the option vesting period in determining the pro forma impact, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                        2001     2000     1999
                                                      -------- -------- --------
   Expected life of options.......................... 10 years 10 years 10 years
   Risk-free interest rates..........................    4.82%    6.65%    5.54%
   Expected volatility of stock......................      46%      44%      33%
   Expected dividend yield...........................      .6%     1.3%     4.4%

                             ILLINOIS POWER COMPANY

NOTE 12--EMPLOYEE COMPENSATION, SAVINGS AND PENSION PLANS

   Corporate Incentive Plan. Dynegy maintains a discretionary incentive plan to provide employees competitive and meaningful rewards for reaching corporate and individual objectives. Specific rewards are at the discretion of the Compensation Committee of the Board of Directors.

   401(k) Savings Plan. IP employees are eligible to participate in one of two incentive savings plans, which meet the requirements of Section 401(k) of the Internal Revenue code and are defined contribution plans subject to the provisions of ERISA. IP matches 50% of employee contributions to the incentive savings plans, subject to a maximum of six percent of compensation. Employees are immediately 100% vested in Company contributions. Matching contributions are made in Dynegy common stock.

   Pension and Other Benefits Costs. Employees of IP are participants in defined benefit plans sponsored by Dynegy Inc., which prior to the February 1, 2000 merger with Dynegy were sponsored and administered by IP. See "Note 1-- Summary of Significant Accounting Policies" for more information.

   The values and discussion below represent the components of the Dynegy Inc. benefit plans that were sponsored and administered by IP prior to the merger. Plan participants include Illinova employees as of February 1, 2000 as well as employees of IP and DMG hired subsequent to the merger. IP is reimbursed by the other Illinova subsidiaries (prior to the merger) and by other Dynegy subsidiaries (subsequent to the merger) for their share of the expenses of these benefit plans.

                                                  Pension           Other
                                                  Benefits        Benefits
                                               ---------------  --------------
                                                2001    2000     2001    2000
                                               ------  -------  ------  ------
                                                  (Millions of Dollars)
CHANGE IN BENEFIT OBLIGATION
Projected benefit obligation at beginning of
 year........................................  $439.4  $ 417.3  $ 99.1  $ 90.9
Service cost.................................     9.8     10.0     2.4     2.3
Interest cost................................    33.7     32.8     8.4     7.4
Participant contributions....................      --       --      --      --
Plan amendments..............................      --       --      --      --
Actuarial (gain)/loss........................    26.4     (7.0)   29.9     3.3
Special termination benefits.................     8.7     10.9      --     1.0
Benefits paid................................   (28.4)   (24.6)   (6.1)   (5.8)
                                               ------  -------  ------  ------
Projected benefit obligation at end of year..  $489.6  $ 439.4  $133.7  $ 99.1
                                               ------  -------  ------  ------
CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of
 year........................................  $615.8  $ 579.3  $ 82.5  $ 80.1
Actual return on plan assets.................   (30.0)    61.1    (7.4)   (4.2)
Employer contributions.......................      --       --     9.4    11.5
Participant contributions....................      --       --     1.0      .9
Benefits paid................................   (28.4)   (24.6)   (6.1)   (5.8)
                                               ------  -------  ------  ------
Fair value of plan assets, end of year.......  $557.4  $ 615.8  $ 79.4  $ 82.5
                                               ------  -------  ------  ------
RECONCILIATION OF FUNDED STATUS
Funded status................................  $ 67.8  $ 176.4  $(54.3) $(16.6)
Unrecognized actuarial (gain)/loss...........   (64.8)  (181.8)   44.7      .6
Unrecognized prior service cost..............     7.8      9.2      --      --
Unrecognized transition obligation/(asset)...    (9.3)   (13.5)   21.4    23.5
                                               ------  -------  ------  ------
Net amount recognized (gain).................  $  1.5  $  (9.7) $ 11.8  $  7.5
                                               ------  -------  ------  ------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED
 BALANCE SHEETS CONSIST OF:
Prepaid benefit cost.........................  $ 26.8  $  13.6  $ 11.8  $  7.5
Accrued benefit liability....................   (25.3)   (23.3)     --      --
                                               ------  -------  ------  ------
Net amount recognized (gain)/loss............  $  1.5  $  (9.7) $ 11.8  $  7.5
                                               ======  =======  ======  ======

                             ILLINOIS POWER COMPANY

                                                                       Other
                                               Pension Benefits      Benefits
                                               ----------------      ----------
                                                 2001       2000     2001  2000
                                               --------   --------   ----  ----
ASSUMPTIONS AS OF DECEMBER 31
Discount rate.................................      7.5%       8.0%   7.5%  8.0%
Expected return on plan assets................      9.5%       9.5%   9.5%  9.5%
Rate of compensation increase.................      4.5%       4.5%   4.5%  4.5%
Medical trend--initial trend..................                       10.0%  6.7%
Medical trend--ultimate trend.................                        5.5%  5.5%
Medical trend--year of ultimate trend.........                       2009  2005

                                    Pension Benefits       Other Benefits
                                  ----------------------  -------------------
                                   2001    2000    1999   2001   2000   1999
                                  ------  ------  ------  -----  -----  -----
                                          (Millions of Dollars)
COMPONENTS OF NET PERIODIC
 BENEFIT COST
Service cost..................... $  9.8  $ 10.0  $ 16.3  $ 2.4  $ 2.3  $ 3.1
Interest cost....................   33.7    32.8    32.7    8.4    7.4    7.2
Expected return on plan assets...  (53.8)  (47.8)  (40.7)  (7.8)  (7.8)  (6.0)
Amortization of prior service
 cost............................    1.4     1.4     1.9     --     --     --
Amortization of transition
 liability/(asset)...............   (4.2)   (4.2)   (4.2)   2.1    2.1    2.7
Recognized net actuarial
 (gain)/loss.....................   (6.7)   (4.0)     --     --     --     --
                                  ------  ------  ------  -----  -----  -----
Net periodic benefit cost........ $(19.8) $(11.8) $  6.0  $ 5.1  $ 4.0  $ 7.0
Additional cost/(income) due to
 FAS 88..........................    8.7    10.9   (12.7)    --    1.0    (.2)
                                  ------  ------  ------  -----  -----  -----
Total net periodic benefit
 cost/(income)................... $(11.1) $  (.9) $ (6.7) $ 5.1  $ 5.0  $ 6.8
                                  ======  ======  ======  =====  =====  =====

   For measurement purposes, a 10.0% health care trend rate was used for 2002. Trend rates were assumed to decrease gradually to 5.5% in 2009 and remain at this level going forward. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan.

   A one percentage point change in assumed health care cost trend rates would have the following effects for 2001:

                                                     1 Percentage 1 Percentage
                                                        Point        Point
                                                       Increase     Decrease
                                                     ------------ ------------
                                                       (Millions of Dollars)
   Aggregate effect on service cost and interest
    cost............................................    $ 1.5        $ (1.4)
   Effect on accumulated postretirement benefit
    obligation......................................    $13.4        $(12.2)
                                                        =====        ======

   As permitted under Paragraph 26 of Statement No. 87, the amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the Plan.

   The sale of Clinton in 1999 resulted in a pension plan curtailment gain of $22.6 million and a postretirement medical plan curtailment gain of $8.9 million. Unrecognized prior service cost and transition obligation were immediately recognized as a result of the Clinton sale curtailment in accordance with FAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," accounting methods.

   The net result of FAS 88 accounting for the Clinton sale was a one-time pension plan income item of $19.0 million and a postretirement medical plan income item of $.2 million in addition to the ongoing plans'

                             ILLINOIS POWER COMPANY
net periodic pension expense. The 1999 pension plan curtailment gain of $19.0 million and the postretirement medical plan curtailment gain of $.2 million were not recognized in the 1999 Consolidated Statement of Income. Rather, these curtailment gains were recognized as an adjustment to common stock equity, as explained in "Note 3--Clinton Impairment, Quasi-Reorganization and Sale of Clinton." These amounts are reflected in the 1999 amounts in the above tables.

   The supplemental executive retirement plan ("SERP") accrued benefits were paid as a lump sum to all participants. As a result, IP recognized an immediate one-time cost of $6.3 million and the SERP plan ceased to exist as of December 31, 1999.

   The former IP employees who are now employed by AmerGen due to the sale of Clinton are considered to be terminated employees in the pension plans with the following exceptions: (1) employees at Clinton who have not completed the vesting requirements to qualify for benefits under the provision of the IP pension plans can meet the service requirements for vesting by remaining employed at AmerGen until the vesting requirement is fulfilled, and (2) employees who remain at Clinton until age 55 are entitled to the same early retirement benefit reductions as an active employee at IP who chooses to retire between ages 55 and 62. As a result, IP retained the assets and obligations to provide pension benefits (based on service with IP) to AmerGen employees when they terminate or retire.

   The former IP employees who are now employed by AmerGen due to the sale of Clinton who have met the eligibility requirements for postretirement welfare benefits will remain eligible for these benefits and continue to accrue service towards these benefits while employed by AmerGen. Those employees who have not yet met the eligibility requirement for the postretirement welfare plans, but who were age 50 or over at the time of the sale, will be able to accrue service at AmerGen towards the eligibility and benefits under the IP plans.

   During 2000, IP recognized special termination benefit pension expense of $10.9 million and postretirement medical plan expense of $1.0 million due to IP's staffing reduction plan resulting from the merger with Dynegy. See "Note 2--Business Combination and Reorganization" for additional information.

   During 2001, IP recognized special termination benefit pension expense of $8.7 million due to IP's staffing reduction due to reorganization. See "Note 2--Business Combination and Reorganization" for additional information.

NOTE 13--SEGMENTS OF BUSINESS

   IP is engaged in the transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois. In previous periods, IP was also engaged in the generation of electric energy. As previously discussed, effective October 1, 1999, IP transferred its fossil-fueled generating assets to Illinova. Additionally, as a condition precedent to the merger, IP sold its interest in the Clinton Nuclear Power Station to AmerGen effective December 15, 1999. As a result of these enterprise changes, the structure of IP's internal organization has constricted into a single prospective reportable segment. For 2001 and 2000, this segment includes the transmission, distribution and sale of electric energy in Illinois; and the transportation, distribution and sale of natural gas in Illinois. Also included in this segment are specialized support functions, including accounting, legal, performance management, information technology, human resources, environmental resources, purchasing and materials management and public affairs. For comparability purposes, results for 2001 and 2000 should be compared with the Customer Service segment in previous periods.

   In 1999, IP's operations were divided into four reportable segments:
Customer Service, Wholesale Energy, Nuclear and Other.

                             ILLINOIS POWER COMPANY

   The business groups and their principal services in 1999 were as follows:

  . Customer Service Business Group--transmission, distribution and sale of electric energy; distribution, transportation and sale of natural gas in Illinois.

  . Wholesale Energy Business Group--fossil-fueled electric generation in Illinois, wholesale electricity transactions throughout the United States and dispatching activities.

  . Nuclear Generation Business Group--nuclear-fueled electric generation in Illinois.

  . Other--This category included the financial support functions such as accounting, finance, corporate performance, audit and compliance, investor relations, legal, corporate development, regulatory, risk management and tax services. Also included in this group were specialized support functions, including information technology, human resources, environmental resources, purchasing and materials management and public affairs.

   Generally, IP accounts for intercompany transactions at prevailing rates or fully distributed costs. Operating segment information for the year 1999 is presented below.

                                Customer  Wholesale                     Total
             1999               Service    Energy   Nuclear   Other    Company
             ----               --------  --------- -------  --------  --------
                                           (Millions of Dollars)
Unaffiliated domestic
 revenues.....................  $1,488.8   $380.5   $  33.9  $     --  $1,903.2
Intersegment domestic
 revenues(1)..................        --    352.7     146.4    (499.1)       --
                                --------   ------   -------  --------  --------
  Total revenues..............   1,488.8    733.2     180.3    (499.1)  1,903.2
Depreciation and
 amortization.................      94.5     76.9       6.8        --     178.2
Other operating expenses(1)...   1,040.9    548.4     339.1    (475.5)  1,452.9
                                --------   ------   -------  --------  --------
  Operating income (loss).....     353.4    107.9    (165.6)    (23.6)    272.1
Interest expense(3)...........     105.5     68.7     (25.8)       --     148.4
AFUDC.........................      (4.2)      --        --        --      (4.2)
                                --------   ------   -------  --------  --------
  Net income (loss) before
   taxes......................     252.1     39.2    (139.8)    (23.6)    127.9
Income tax expense (benefit)..      94.9     13.4     (53.8)     16.8      71.3
Miscellaneous-net.............        .5       --      (3.0)      6.1       3.6
Interest revenue(4)...........        --       --        --     (60.1)    (60.1)
                                --------   ------   -------  --------  --------
  Net income (loss) after
   taxes......................     156.7     25.8     (83.0)     13.6     113.1
Preferred dividend requirement
 and carrying amount over
 consideration paid for
 redeemed preferred stock.....      13.6      9.1      (3.6)     (1.6)     17.5
                                --------   ------   -------  --------  --------
Net income (loss) applicable
 to common stock..............  $  143.1   $ 16.7   $ (79.4) $   15.2  $   95.6
                                --------   ------   -------  --------  --------
Other information--
  Total domestic assets(2)....  $2,507.8   $   --   $    --  $2,790.0  $5,297.8
  Capital expenditures........     111.1     79.1        --       7.0     197.2
                                --------   ------   -------  --------  --------

--------
(1) Intersegment revenue priced at 2.9 cents per kWh delivered for 1999. Intersegment expense is reflected in other operating expenses for Customer Service. Intersegment revenues and expenses are eliminated in the Other column. Effective October 1, 1999, Customer Service reflects power purchased in other operating expense at the PPA price between IP and IPMI of $106 million.
(2) Primary assets in Other include notes receivable from Illinova. Effective October 1, 1999, the Wholesale Energy Business Group was transferred to its parent, Illinova, and subsequently to its affiliate, IPMI.
(3) Interest expense is allocated based on net invested capital of the segments.
(4) Interest revenue includes interest on notes receivable from Illinova and other affiliates of $52.9 million.

                             ILLINOIS POWER COMPANY

NOTE 14--FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of FAS 107, "Disclosures About Fair Value of Financial Instruments." Using available market information and selected valuation methodologies, IP has determined the estimated fair value amounts. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.

                                                 2001              2000
                                           ----------------- -----------------
                                           Carrying   Fair   Carrying   Fair
                                            Value    Value    Value    Value
                                           -------- -------- -------- --------
                                                  (Millions of Dollars)
   Cash and cash equivalents.............. $   52.6 $   52.6 $   24.1 $   24.1
   Mandatorily redeemable preferred
    stock.................................       --       --    100.0     99.0
   Long-term debt (including current
    maturities)...........................  1,787.7  1,776.4  1,874.0  1,858.0
   Notes payable..........................    278.2    278.2    147.8    147.8

   The operations of IP are subject to regulation; therefore, gains or losses on the redemption of long-term debt may be included in rates over a prescribed amortization period, if they are in fact, settled at amounts approximating those in the above table.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments listed in the table above:

   Cash and Cash Equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these instruments.

   Mandatorily Redeemable Preferred Stock and Long-Term Debt. The fair value of IP mandatorily redeemable preferred stock and long-term debt is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered to IP for debt of the same remaining maturities, as advised by IP bankers.

   Notes Payable. The carrying amount of notes payable approximates fair value due to the short maturity of these instruments.

NOTE 15--FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS

   Trading Activities. IP engaged in the brokering and marketing of electricity until September 30, 1999. Effective October 1, 1999, IP's wholly owned fossil generating assets were transferred to Illinova. Illinova subsequently transferred these assets to IPMI. For more information regarding the transfer of the wholly owned fossil generation, see "Note 4--Related Parties." Consequently, all trading activities for the last quarter of 1999 were conducted by IPMI. During the first three quarters of 1999, IP used a variety of instruments, including fixed-price swap agreements, variable-price swap agreements, exchange-traded energy futures, swaps, and options contracts, and over-the-counter forwards, swaps, and options.

   As of December 31, 1998, IP adopted EITF 98-10. IP recorded its trading instruments at fair value in accordance with EITF 98-10's application criteria. Until September 30, 1999, derivative assets and liabilities were recorded on the Consolidated Balance Sheets at fair value with unrealized gains and losses shown net in the Consolidated Statements of Income. During 1999, IP recorded realized gains and losses as components of operating revenues and operating expenses in the Consolidated Statements of Income. During 2001 and 2000, IP did not participate in trading activities.

                             ILLINOIS POWER COMPANY

   Non-Trading Activities. To reduce the risk from market fluctuations in the price and availability of electricity and related transmission, IP entered into forward transactions, swaps, and options (energy derivatives) until September 30, 1999. Prior to October 1, 1999, IP used these instruments to hedge expected purchases, sales, and transmission of electricity (a portion of which were firm commitments at the inception of the hedge). The weighted average maturity of these instruments was less than one year.

   Effective October 1, 1999, IP's wholly owned fossil generating assets were transferred to Illinova. Subsequently, Illinova transferred these assets to IPMI. Consequently, all non-trading activities were performed by IPMI during the last quarter of 1999. For more information regarding the transfer of wholly owned fossil generating assets, see "Note 4--Related Parties."

   As of December 31, 1998, IP adopted FAS 133. IP's derivative assets and liabilities were recorded on the Consolidated Balance Sheets at fair value with unrealized gains and losses shown net in the equity section of the Consolidated Balance Sheets as a part of the quasi-reorganization. In 1999, hedge accounting was not applied, and unrealized gains and losses are shown net in the Consolidated Statements of Income. IP recorded realized gains and losses as components of operating revenues and operating expenses in the Consolidated Statements of Income. During 2001 and 2000, all of IP's purchase contracts qualified for the normal purchase and sale exemption within FAS 133 and, therefore, IP accounted for such contracts under the accrual method. IP had no other derivative instruments qualifying under FAS 133.

NOTE 16--QUARTERLY CONSOLIDATED FINANCIAL INFORMATION AND COMMON STOCK DATA (UNAUDITED)

                                                 First  Second   Third  Fourth
                                                Quarter Quarter Quarter Quarter
                                                 2001    2001    2001    2001
                                                ------- ------- ------- -------
                                                     (Millions of Dollars)
   Operating revenues.......................... $529.5  $341.1  $400.6  $343.2
   Operating income............................   40.3    50.2    56.2    19.8
   Net income..................................   59.7    34.8    54.0    17.7
   Net income applicable to common stock.......   57.2    32.3    51.4    17.0

                                                 First  Second   Third  Fourth
                                                Quarter Quarter Quarter Quarter
                                                 2000    2000    2000    2000
                                                ------- ------- ------- -------
   Operating revenues.......................... $385.1  $338.9  $431.0  $430.6
   Operating income............................   31.4    39.6    59.0    26.0
   Net income..................................   24.9    29.9    53.2    26.9
   Net income applicable to common stock.......   20.1    25.9    51.0    24.0

PROSPECTUS

                                  $500,000,000

                             ILLINOIS POWER COMPANY
                                Debt Securities
                                Trust Debentures
                  Guarantee of the Trust Preferred Securities

                          ILLINOIS POWER FINANCING II
                           Trust Preferred Securities
                      Guaranteed by Illinois Power Company

   Illinois Power Company may offer and sell, from time to time:

  . secured or unsecured debt securities, in one or more series, consisting of notes, debentures, mortgage bonds or other evidences of indebtedness;

  . debentures to be purchased by Illinois Power Financing II, a statutory business trust created under the laws of the State of Delaware; and

  .  a guarantee of trust preferred securities sold by Illinois Power
     Financing II.

   Illinois Power Financing II may offer and sell, from time to time, trust preferred securities representing undivided beneficial interests in the assets of Illinois Power Financing II.

   The aggregate initial public offering prices of the securities offered by Illinois Power Company and Illinois Power Financing II will not exceed $500,000,000.

   This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

   Illinois Power Company is an indirect wholly owned subsidiary of Dynegy Inc.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                    This prospectus is dated April 15, 2002.

                               TABLE OF CONTENTS

About This Prospectus.....................................................   2
Where You Can Find More Information.......................................   3
Information We Incorporate By Reference...................................   3
Uncertainty of Forward-Looking Statements.................................   4
Our Company...............................................................   5
The Trust.................................................................   5
Use of Proceeds...........................................................   7
Ratios of Earnings to Fixed Charges.......................................   7
Description of Secured Debt Securities....................................   8
Description of Unsecured Debt Securities..................................  19
Description of Trust Preferred Securities.................................  30
Description of Trust Debentures...........................................  43
Description of Guarantee..................................................  52
Relationship Among the Trust Preferred Securities, the Trust Debentures
 and the Guarantee........................................................  55
Plan of Distribution......................................................  57
Validity of Securities....................................................  58
Experts...................................................................  59

   Neither we nor the trust has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we and/or the trust had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we and/or the trust deliver this prospectus or a prospectus supplement or make a sale pursuant to this prospectus, neither we nor the trust is implying that the information is current as of the date of the delivery or sale.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

   In this prospectus, references to "Illinois Power," "we," "us" and "our" refer to Illinois Power Company, and not to Illinois Power Financing II or Dynegy Inc., unless we state otherwise or the context clearly indicates otherwise. References to "Dynegy" or our "parent" mean Dynegy Inc. References to the "trust" refer to Illinois Power Financing II.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The SEC maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov. You may also read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or obtain copies of this information by mail from the SEC Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at
(800) SEC-0330.

                    INFORMATION WE INCORPORATE BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means:

  .  incorporated documents are considered part of the prospectus;

  . we can disclose important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically update this prospectus.

   We incorporate by reference the documents listed below which we have previously filed with the SEC under the Exchange Act:

  .  Our Annual Report on Form 10-K for the fiscal year ended December 31,
     2001.

  .  Current Report on Form 8-K filed February 28, 2002.

  .  Current Report on Form 8-K filed April 3, 2002.

  .  Current Report on Form 8-K filed April 4, 2002.

   We also incorporate by reference each of the documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the securities described in this prospectus have been sold.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning our parent at the following address:

                                  Dynegy Inc.
                       1000 Louisiana Street, Suite 5800
                              Houston, Texas 77002
                         Attention: Investor Relations
                                 (713) 507-6400

                   UNCERTAINTY OF FORWARD-LOOKING STATEMENTS

   Our reports, filings and other public announcements often include statements reflecting assumptions, expectations, projections, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "may," "will," "should," "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

  .  projected operating or financial results;

  . expectations regarding capital expenditures, preferred dividends and other matters;

  .  beliefs about the financial impact of deregulation;

  . assumptions regarding the outcome of legal and administrative proceedings;

  . estimations relating to the potential impact of new accounting standards;

  .  intentions with respect to future energy supplies;

  .  anticipated costs associated with our legal and regulatory compliance;
     and

  . expectations regarding cost savings or synergies relating to the Dynegy-Illinova merger.

   Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, including the following:

  . the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity;

  .  competitive practices in the industries in which we compete;

  . the effect of deregulation of the energy industry and the rules and regulations adopted in connection therewith;

  .  general political, economic and financial market conditions;

  . any extended period of war or conflict involving the United States or Europe;

  . operational factors affecting the ongoing commercial operations of our transmission, transportation and distribution facilities, including catastrophic weather related damage, unscheduled repairs and workforce issues;

  . cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities that may not be covered by indemnity or insurance; and

  . other regulatory or legislative developments that affect the energy industry generally and our operations in particular.

   Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

   All of our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

                                  OUR COMPANY

   We are engaged in the transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois. We supply retail electric and natural gas service to residential, commercial and industrial consumers in substantial portions of northern, central and southern Illinois. We also supply electric transmission service to utilities, municipalities and power marketing entities.

   Illinois Power was incorporated under the laws of the State of Illinois in 1923. Dynegy Inc., through its subsidiary Illinova Corporation, owns all of the outstanding common stock of Illinois Power, currently representing approximately 98.6% of the voting stock of Illinois Power. The outstanding shares of preferred stock of Illinois Power represent the remaining 1.4% of our voting stock.

   On March 28, 2002, we completed a solicitation of consents from our preferred stockholders to amend our Restated Articles of Incorporation to eliminate a provision that limited the amount of unsecured indebtedness that we could issue or assume. In addition, Illinova Corporation, our direct parent, completed a tender offer pursuant to which it acquired 662,924 shares, or approximately 72.64%, of our preferred stock. The New York Stock Exchange has taken action to delist each of the series of preferred stock that were subject to the tender offer and previously listed thereon. On March 29, 2002, we amended our Restated Articles of Incorporation to eliminate this provision.

   Our principal executive office is located at 500 South 27th Street, Decatur, Illinois 62521, and our telephone number is (217) 424-6600.

                                   THE TRUST

   Illinois Power Financing II, which we refer to as the "trust," is a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State on March 19, 2002. The trust's business is defined in a declaration of trust, dated as of March 18, 2002, executed by us, as sponsor, and the trustees specified below. The declaration of trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued. The declaration, as amended and restated, is referred to in this prospectus as the "trust agreement." The trust agreement will be qualified under the Trust Indenture Act of 1939, as amended.

   The trust exists for the exclusive purposes of:

  . issuing and selling the trust preferred securities and the trust common securities;

  . using the proceeds from the sale of the trust preferred securities and the trust common securities to acquire the trust debentures; and

  . engaging in only those other activities necessary or incidental to these purposes.

   The trust will have no assets other than the trust debentures. The trust will have no revenue other than payments under the trust debentures. The trust has a term of 35 years, but may dissolve earlier as provided in the trust agreement.

   We will, directly or indirectly, acquire all of the trust common securities, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the trust.

   The trust's business and affairs will be conducted by its trustees, as provided in the trust agreement. At the time of the issuance of the trust preferred securities, the trustees for the trust will be initially BNY Midwest Trust Company, as the property trustee, The Bank of New York (Delaware), as the Delaware trustee, and three of our employees as administrative trustees. The property trustee and the Delaware trustee, together with the administrative trustees, are collectively referred to as the "trustees" in this prospectus. We, as holder of the trust common securities, or, if an event of default under the trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights will be vested exclusively in the holder of the trust common securities.

   For so long as the trust preferred securities remain outstanding, we will:

  . maintain directly or indirectly 100% ownership of the trust common securities;

  . use our reasonable efforts to cause the trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the trust agreement;

  . use our reasonable efforts to cause the trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes; and

  . use our reasonable efforts to cause each holder of common securities or preferred securities of the trust to be treated as owning an undivided beneficial interest in the trust debentures.

   The rights of the holders of the trust preferred securities are set forth in the trust agreement and the Delaware Business Trust Act. The location of the principal executive office of the trust is c/o Illinois Power Company, 500 South 27th Street, Decatur, Illinois 65251, and the telephone number at such office is (217) 424-6600.

                                USE OF PROCEEDS

   Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to our working capital or capital expenditures.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown.

                             Year Ended December 31,
         ------------------------------------------------------------------------------------------------
         2001             2000                     1999                     1998                     1997
         ----             ----                     ----                     ----                     ----
         3.25             2.53                     2.16                     (a)                      (b)

--------
(a) Earnings were inadequate to cover fixed charges for the year ended December 31, 1998 by approximately $2.7 billion, inclusive of the write-off related to the sale of the Clinton power station.
(b) Earnings were inadequate to cover fixed charges for the year ended December 31, 1997 by approximately $62.3 million, inclusive of the write-off related to the discontinued application of provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," for the generation segment of our business.

   For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest) less undistributed income from equity investees. Fixed charges consist of interest expense; amortization of deferred financing costs; interest capitalized during the year; amortization of interest rate hedges; minority interest in income of a subsidiary; and the portion of lease rental expense representative of the interest factor attributable to such leases.

                     DESCRIPTION OF SECURED DEBT SECURITIES

   The following description sets forth the general terms and provisions of our secured debt securities, which we refer to in this prospectus as "mortgage bonds," represented by bonds, notes or other evidences of indebtedness that we may offer by this prospectus. We will describe the particular terms of the mortgage bonds, and provisions that vary from those described below, in one or more prospectus supplements.

   The mortgage bonds will be issued under a general mortgage indenture and deed of trust entered into between us and BNY Midwest Trust Company, as successor trustee, dated as of November 1, 1992. We refer to this indenture and deed of trust, as supplemented by various supplemental indentures, in this prospectus as the "mortgage." We have filed the mortgage as an exhibit to the registration statement of which this prospectus is a part.

   The following description is a summary of selected provisions relating to the mortgage bonds and the mortgage. You should not rely solely on this summary because the mortgage defines your rights as a holder of the mortgage bonds.

General

   A prospectus supplement and supplemental indenture relating to any series of mortgage bonds offered by us will include specific terms relating to the offering. These terms will include some or all of the following:

  .  the title of such mortgage bonds;

  . the limit, if any, upon the aggregate principal amount of such mortgage bonds;

  . the date or dates on which the principal of such mortgage bonds is payable;

  . the rate or rates at which such mortgage bonds will bear interest, if any, the date or dates from which such interest will accrue, the dates on which such interest will be payable, and the regular record dates for the interest payable on such dates;

  . our option, if any, to redeem such mortgage bonds and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such mortgage bonds may be redeemed, in whole or in part, upon the exercise of such option;

  . our obligation, if any, to redeem or purchase such mortgage bonds pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such mortgage bonds will be redeemed or purchased, in whole or in part, pursuant to such obligation;

  .  the denominations in which such mortgage bonds will be issuable;

  . whether such mortgage bonds are to be issued in whole or in part in the form of one or more global mortgage bonds and, if so, the identity of the depository for such global mortgage bonds; and

  . any other terms of such mortgage bonds not inconsistent with the provisions of the mortgage.

Redemption of the Mortgage Bonds

   Any terms for the optional or mandatory redemption of mortgage bonds will be set forth in the applicable prospectus supplement. Except as may otherwise be provided in the applicable prospectus supplement with respect to mortgage bonds redeemable at the option of the holder, mortgage bonds will be redeemable only upon notice by mail to the holders not less than 30 days prior to the date fixed for redemption, and, if less than all the mortgage bonds of a series, or any tranche thereof, are to be redeemed, the particular mortgage bonds to be redeemed will be selected by such method as shall be provided for any particular series or tranche, or in the absence of any such provision, by such method as the bond registrar deems fair and appropriate. We have appointed the mortgage trustee as the initial bond registrar.

   Any notice of redemption at our option may state that such redemption shall be conditioned upon receipt by the mortgage trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such mortgage bonds and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such mortgage bonds.

   While the mortgage contains provisions for the maintenance of the properties providing the security therefor, which we refer to collectively in this prospectus as the "mortgaged property," it does not contain any provisions for a maintenance or sinking fund and, except as may be provided in a supplemental indenture and described in the applicable prospectus supplement, there will be no provisions for any such funds for the mortgage bonds.

Security

   General. Except as discussed below, mortgage bonds now or hereafter issued under the mortgage will be secured primarily by the lien of the mortgage on our properties used in the transmission, distribution and sale of electricity or gas.

   Lien of the Mortgage. The lien of the mortgage on our properties is subject to permitted liens which include tax liens and other governmental charges which are not delinquent and which are being contested, construction and materialmen's liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, certain property of ours, certain leasehold interests, liens on our pollution control facilities and certain other liens and encumbrances.

   In addition, there are excepted from the lien of the mortgage, among other things, the following:

  . cash and securities not paid to, deposited with or held by the mortgage trustee under the mortgage;

  . contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, franchises, licenses, certain intellectual property rights and other general intangibles;

  .  automobiles, other vehicles, movable equipment, aircraft and vessels;

  . all goods, wares and merchandise held for sale in the ordinary course of business or for our use or benefit;

  . materials, supplies and other personal property consumable in the operations of our business;

  .  computers, machinery and equipment;

  . coal, ore, gas, oil, minerals and timber mined or extracted from the land we own or lease;

  . electric energy, gas, steam water and other products produced or purchased;

  .  leasehold interests; and

  .  all books and records.

   Without the consent of the holders of the mortgage bonds, we and the mortgage trustee may enter into supplemental indentures to subject additional property to the lien of the mortgage, whether or not used in our electric or gas utility businesses (including property which would otherwise be excepted from such lien). Such property, so long as the same would otherwise constitute "property additions" (as described below), would thereupon constitute property additions and be available as a basis for the issuance of mortgage bonds. See "--Issuance of Additional Mortgage Bonds."

   The mortgage contains provisions subjecting after-acquired property to the lien thereof. These provisions are limited in the case of consolidation or merger (whether or not we are the surviving corporation) or sale of substantially all of our assets. In the event of consolidation or merger or the transfer of all the mortgaged property as or substantially as an entirety, the mortgage will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from us in or as a result of such transaction and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part or parts of such properties. See "-- Consolidation, Merger, Conveyance, Transfer or Lease." In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens thereon at the time of acquisition thereof.

   The mortgage provides that the mortgage trustee will have a lien, prior to the lien on behalf of the holders of mortgage bonds, upon the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities.

Credit Enhancement

   See the applicable prospectus supplement for credit enhancement terms, if any, of the mortgage bonds.

Issuance of Additional Mortgage Bonds

   The maximum principal amount of mortgage bonds which may be issued under the mortgage is unlimited. Mortgage bonds of any series may be issued from time to time under the mortgage on the basis of, and in an aggregate principal amount not exceeding:

  . 75% of the lesser of the "cost" or "fair value" (in each case, as defined in the mortgage) of property additions which do not constitute "funded property" (generally, property additions which have been made the basis of the authentication and delivery of mortgage bonds, the release of mortgaged property or cash withdrawals, or which have been substituted for retired property) after certain deductions and additions, primarily including adjustments to offset property retirements;

  . the aggregate principal amount of retired bonds (which consist of mortgage bonds no longer outstanding under the mortgage which have not been used for certain other purposes under the mortgage and which are not to be paid, redeemed or otherwise retired by the application of funded cash); and

  .  an amount of cash deposited with the mortgage trustee.

   In general, the issuance of mortgage bonds is subject to our adjusted net earnings for 12 consecutive months within the preceding 18 months being at least twice the annual interest requirements on all mortgage bonds at the time outstanding, mortgage bonds then applied for and all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the mortgage, if any, except that no such net earnings requirement need be met if the additional mortgage bonds to be issued are to have no stated interest rate prior to maturity. In addition, we are not required to satisfy the net earnings requirement prior to issuance of mortgage bonds as provided in the second bullet point to the preceding paragraph under any circumstances. In general, the interest requirement with respect to variable interest rate indebtedness, if any, is determined with reference to the rate or rates in effect on the date immediately preceding such determination or the rate to be in effect upon initial authentication.

   "Adjusted net earnings" are our operating revenues (including those subject to possible refund) less our operating expenses excluding, among other things, provisions for income taxes; depreciation or amortization of property;
interest on any indebtedness and amortization of debt discount and expense;
any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in our books of account; and any refund of revenues previously collected or accrued by us subject to possible refund. Adjusted net earnings also do not take into account profits or losses from the sale or other disposition of property, or non-recurring charges of any kind or nature, whether items of revenue or expense. With respect to mortgage bonds of a series subject to a periodic offering (such as a medium-term note program), the mortgage trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the mortgage bonds of such series.

   "Property additions" generally include any property which is owned by us and is subject to the lien of the mortgage except (with certain exceptions) goodwill or going concern value rights, or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of ours.

Release of Property

   We may obtain the release of any funded property from the lien of the mortgage, except for cash held by the mortgage trustee, upon delivery to the mortgage trustee of cash equal in amount to the amount, if any, by which the cost of the property to be released (or, if less, the fair value of such property at the time it became funded property) exceeds the aggregate of:

  . the principal amount, subject to certain limitations, of obligations secured by purchase money mortgages upon the property to be released delivered to the mortgage trustee;

  . the cost or fair value (whichever is less) of certified property additions not constituting funded property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the release);

  . an amount equal to 133 1/3% of the aggregate principal amount of mortgage bonds we would be entitled to issue on the basis of retired bonds (with such entitlement being waived by operation of such release);

  . an amount equal to 133 1/3% of the aggregate principal amount of mortgage bonds delivered to the mortgage trustee (with such mortgage bonds to be canceled by the mortgage trustee);

  . the deposit of cash or, to a limited extent, the principal amount of obligations secured by purchase money mortgages upon the property released delivered to the trustee or other holder of a lien prior to the lien of the mortgage; and

  . any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

   Property which is not funded property may generally be released from the lien of the mortgage without depositing any cash or property with the mortgage trustee as long as:

  . the aggregate amount of cost or fair value (whichever is less) of all property additions which do not constitute funded property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero, or

  . the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value (whichever is less) of property additions acquired or made within the 90-day period preceding the release.

   The mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the mortgage trustee.

   If any property released from the lien of the mortgage continues to be owned by us after such release, the mortgage will not become a lien on any improvement, extension or addition to such property or renewals, replacements or substitutions of or for any part or parts of such property.

Withdrawal of Cash

   Subject to certain limitations, cash held by the mortgage trustee may:

  .  be withdrawn by us

    . to the extent of the cost or fair value (whichever is less) of property additions not constituting funded property, after certain deductions and additions, primarily including adjustments to offset retirements,

    . in an amount equal to 133 1/3% of the aggregate principal amount of mortgage bonds that we would be entitled to issue on the basis of retired bonds (with such entitlement being waived by operation of such withdrawal), or

    . in an amount equal to 133 1/3% of the aggregate principal amount of any outstanding mortgage bonds delivered to the mortgage trustee; or

  .  upon our request, be applied to

    . the purchase of mortgage bonds (at prices not exceeding 133 1/3% of the principal amount thereof), or

    . the redemption or payment at maturity of mortgage bonds. However, cash deposited with the mortgage trustee as the basis for the authentication and delivery of mortgage bonds may only be withdrawn in an amount equal to the aggregate principal amount of mortgage bonds we would be entitled to issue on any basis (with such entitlement being waived by operation of such withdrawal), or may, upon our request, be applied to the purchase, redemption or payment of mortgage bonds at prices not exceeding, in the aggregate, the principal amount thereof, or

    . any mortgage bonds received by the mortgage trustee pursuant to these provisions being cancelled by the mortgage trustee.

Consolidation, Merger, Conveyance, Transfer or Lease

   We may not consolidate with or merge into any other corporation or convey, transfer or lease the mortgaged property as or substantially as an entirety to any person or entity unless:

  . such transaction is on such terms as will fully preserve in all material respects the lien and security of the mortgage and the rights and powers of the mortgage trustee and holders,

  . the corporation formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer, or which leases, the mortgaged property as or substantially as an entirety is a corporation organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and such corporation executes and delivers to the mortgage trustee a supplemental indenture, which contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the mortgage bonds and the performance of all of our covenants under the mortgage and which contains a grant, conveyance, transfer and mortgage by the corporation confirming the lien of the mortgage on the mortgaged property and subjecting to such lien all property thereafter acquired by the corporation which shall constitute an improvement, extension or addition to the mortgaged property or a renewal, replacement or substitution of or for any part thereof, and, at the election of the corporation, subjecting to the lien of the mortgage such other property then owned or thereafter acquired by the corporation as the corporation shall specify, and

  . in the case of a lease, such lease will be made expressly subject to termination by us or the mortgage trustee at any time during the continuance of a mortgage event of default (as defined below).

Modification of the Mortgage

   Without the consent of any holders of the mortgage bonds, we and the mortgage trustee may enter into one or more supplemental indentures for any of the following purposes:

  . to evidence the succession of another person to us and the assumption by any such successor of our covenants in the mortgage and in the mortgage bonds;

  . to add one or more covenants or other provisions for the benefit of all holders or for the benefit of such holders of, or to remain in effect only so long as there shall be outstanding, mortgage bonds of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon us by the mortgage;

  . to correct or amplify the description of any property at any time subject to the lien of the mortgage, or better to assure, convey and confirm to the mortgage trustee any property subject or required to be subjected to the lien of the mortgage, or to subject to the lien of the mortgage additional property;

  . to convey, transfer and assign to the mortgage trustee and to subject to the lien of the mortgage with the same force and effect as if included in the mortgage, property of our subsidiaries used or to be used for one or more purposes which if owned by us would constitute property used or to be used for one or more of the primary purposes of our business, which property shall for all purposes of the mortgage be deemed to be property of ours, together with such other provisions as may be appropriate to express the respective rights of the mortgage trustee and us in regard thereto;

  . to change or eliminate any provision of the mortgage or to add any new provision to the mortgage, provided that if such change, elimination or addition adversely affects the interests of the holders of the mortgage bonds of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no mortgage bond of such series or tranche remains outstanding under the mortgage;

  . to establish the form or terms of the mortgage bonds of any series or tranche as permitted by the mortgage;

  . to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto;

  . to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee;

  . to provide for the procedures required to permit the utilization of a noncertificated system of registration for all, or any series or tranche of, the mortgage bonds;

  .  to change any place where

    . the principal of and premium, if any, and interest, if any, on the mortgage bonds of any series, or any tranche thereof, will be payable,

    . any mortgage bonds of any series, or any tranche thereof, may be surrendered for registration of transfer,

    . any mortgage bonds of any series, or any tranche thereof, may be surrendered for exchange, and

    . notices and demands to or upon us in respect of the mortgage bonds of any series, or any tranche thereof, and the mortgage may be served;

  . to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the mortgage, so long as such other changes or additions do not adversely affect the interests of the holders of mortgage bonds of any series or tranche in any material respect;

  .  to reflect changes in generally accepted accounting principles; or

  . to comply with the rules or regulations of any national securities exchange on which any of the mortgage bonds may be listed.

   Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of this prospectus in such a way as to require changes to the mortgage or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the mortgage, we and the mortgage trustee may, without the consent of any holders of mortgage bonds, enter into one or more supplemental indentures to evidence or effect such amendment.

   Except as provided above, the consent of the holders of a majority in aggregate principal amount of the mortgage bonds of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the mortgage pursuant to one or more supplemental indentures. However, if less than all of the series of mortgage bonds outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding mortgage bonds of all series so directly affected, considered as one class, will be required. In addition, if the mortgage bonds of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding mortgage bonds of all tranches so directly affected, considered as one class, will be required. Furthermore, no such amendment or modification of the mortgage may, without the consent of each holder of the outstanding mortgage bonds of each series or tranche directly affected thereby:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any mortgage bond, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a "discount bond" (as defined in the mortgage) that would be due and payable upon a declaration of acceleration of maturity or change the coin or currency (or other property) in which any mortgage bond or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

  . permit the creation of any lien ranking prior to the lien of the mortgage with respect to all or substantially all of the mortgaged property or terminate the lien of the mortgage on all or substantially all of the mortgaged property, or deprive such holder of the benefit of the security of the lien of the mortgage;

  . reduce the percentage in principal amount of the outstanding mortgage bonds of such series or tranche, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

  . modify certain of the provisions of the mortgage relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

   A supplemental indenture which changes or eliminates any covenant or other provision of the mortgage which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding mortgage bonds of one or more specified series, or one or more tranches thereof, or modifies the rights of the holders of mortgage bonds of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the mortgage of the holders of the mortgage bonds of any other series or tranche.

Waiver

   The holders of a majority in aggregate principal amount of all mortgage bonds may waive our obligations to comply with certain covenants, including our obligation to maintain our corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and to make such recordings and filings as are necessary to protect the security of the holders and the rights of the mortgage trustee, provided that such waiver occurs before the time such compliance is required. The holders of a majority of the aggregate principal amount of outstanding mortgage bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with our obligations to maintain an office or agency where the mortgage bonds of such series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting such series or tranches.

Mortgage Events of Default

   Each of the following events constitutes an event of default under the mortgage, referred to in this prospectus as a "mortgage event of default":

  . failure to pay interest on any mortgage bond within 45 days after the same becomes due;

  . failure to pay principal of or premium, if any, on any mortgage bond within three business days after its maturity;

  . certain events relating to our reorganization, bankruptcy or insolvency or the appointment of a receiver or trustee for our property; or

  . failure to perform or breach of any of our covenants or warranties in the mortgage (other than a covenant or warranty a default in the performance or breach of which is discussed in the foregoing bullet points) for a period of 60 days after there has been given us by the mortgage trustee, or to us and the mortgage trustee by the holders of at least 25% in principal amount of outstanding mortgage bonds, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," unless the mortgage trustee, or the mortgage trustee and the holders of a principal amount of mortgage bonds not less than the principal amount of mortgage bonds the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration. However, the mortgage trustee, or the mortgage trustee and such holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by us within such period and is being diligently pursued.

Remedies

   If a mortgage event of default occurs and is continuing, then the mortgage trustee or the holders of not less than 33% in principal amount of mortgage bonds then outstanding may declare the principal amount (or if any of the mortgage bonds are discount bonds, such portion of the principal amount as may be provided for such discount bonds pursuant to the terms of the mortgage) of all of the mortgage bonds to be immediately due and payable. At any time after such declaration of the maturity of the mortgage bonds then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money shall have been obtained by the mortgage trustee as provided in the mortgage, the mortgage event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

  . we have paid or deposited with the mortgage trustee a sum sufficient to pay:

    .  all overdue interest, if any, on all mortgage bonds then outstanding;

    . the principal of and premium, if any, on any mortgage bonds then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such mortgage bonds; and

    . all amounts due to the mortgage trustee as compensation and reimbursement as provided in the mortgage; and

  . any other mortgage event or events of default, other than the non-payment of the principal of mortgage bonds which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the mortgage.

   The mortgage provides that, under certain circumstances and to the extent permitted by law, if a mortgage event of default occurs and is continuing, the mortgage trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, to sell the mortgaged property. If the mortgaged property is sold, whether by the mortgage trustee or pursuant to judicial proceedings, the principal of the outstanding mortgage bonds, if not previously due, will become immediately due, together with premium, if any, and any accrued interest.

   If a mortgage event of default occurs and is continuing, the holders of a majority in principal amount of the mortgage bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the mortgage trustee or exercising any trust or power conferred on the mortgage trustee, provided that:

  . such direction does not conflict with any rule of law or with the mortgage, and could not involve the mortgage trustee in personal liability in circumstances where indemnity would not, in the mortgage trustee's sole discretion, be adequate, and

  . the mortgage trustee may take any other actions deemed proper by the mortgage trustee which is not inconsistent with such discretion.

   The mortgage provides that no holder of any mortgage bond will have any right to institute any proceeding, judicial or otherwise, with respect to the mortgage or the appointment of a receiver or trustee, or for any other remedy thereunder unless:

  . such holder has previously given to the mortgage trustee written notice of a continuing mortgage event of default;

  . the holders of a majority in aggregate principal amount of the mortgage bonds then outstanding have made written request to the mortgage trustee to institute proceedings in respect of such mortgage event of default and have offered the mortgage trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

  . for 60 days after receipt of such notice, the mortgage trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the mortgage trustee during such 60-day period by the holders of a majority in aggregate principal amount of mortgage bonds then outstanding.

   Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. Notwithstanding that the right of a holder to institute a proceeding with respect to the mortgage is subject to certain conditions precedent, each holder of a mortgage bond has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such mortgage bond when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder. The mortgage provides that the mortgage trustee must give the holders notice of any default under the mortgage to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in the fourth bullet point under "--Mortgage Events of Default" may be given until at least 45 days after the occurrence thereof. The Trust Indenture Act currently permits the mortgage trustee to withhold notices of default (except for certain payment defaults) if the mortgage trustee in good faith determines the withholding of such notice to be in the interest of the holders.

   As a condition precedent to certain actions by the mortgage trustee in the enforcement of the lien of the mortgage and institution of action on the mortgage bonds, the mortgage trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith.

Defeasance

   Any mortgage bond or bonds, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the mortgage and the entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the mortgage trustee, in trust:

  .  money in the amount which will be sufficient, or

  . "eligible obligations" (as described below) which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or

  . a combination of the foregoing which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such mortgage bond or bonds or portions thereof.

For this purpose, "eligible obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depository receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

Resignation and Removal of the Mortgage Trustee

   The mortgage trustee may resign at any time by giving written notice thereof to us or may be removed at any time by act of the holders of a majority in principal amount of mortgage bonds then outstanding delivered to the mortgage trustee and us. No resignation or removal of the mortgage trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the mortgage. So long as no mortgage event of default or event which, after notice or lapse of time, or both, would become a mortgage event of default has occurred and is continuing, if we have delivered to the mortgage trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the mortgage, the mortgage trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the mortgage.

Concerning the Mortgage Trustee

   BNY Midwest Trust Company, the successor trustee under the mortgage, has been a regular depository of our funds and the trustee with respect to certain of our other debt obligations. As trustee under the mortgage, BNY Midwest Trust Company would have a conflicting interest for purposes of the Trust Indenture Act if a mortgage event of default were to occur under the mortgage. In that case, the mortgage trustee may be required to eliminate such conflicting interest by resigning as mortgage trustee. There are other instances under the Trust Indenture Act which would require the resignation of the mortgage trustee if a mortgage event of default were to occur, such as an affiliate of the mortgage trustee acting as underwriter with respect to any of the mortgage bonds.

Transfer

   The transfer of mortgage bonds may be registered, and mortgage bonds may be exchanged for other mortgage bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the office of BNY Midwest Trust Company, of Chicago, Illinois, as bond registrar for the mortgage bonds. We may change the place for registration of transfer of the mortgage bonds, may appoint one or more additional bond registrars (including us) and may remove any bond registrar, all at our discretion. The applicable prospectus supplement, or a supplement thereto, will identify any new place for registration of transfer and any additional bond registrar appointed, and will disclose the removal of any bond registrar effected, prior to the date of such prospectus supplement, or supplement thereto. Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any transfer or exchange of the mortgage bonds, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the mortgage bonds. We will not be required to issue and no bond registrar will be required to register the transfer of or to exchange:

  . mortgage bonds of any series (including the mortgage bonds) during a period of 15 days prior to giving any notice of redemption, or

  . any mortgage bond selected for redemption in whole or in part, except the unredeemed portion of any mortgage bond being redeemed in part.

Governing Law

   The mortgage is, and the mortgage bonds will be, governed by and construed in accordance with the laws of the State of Illinois.

                    DESCRIPTION OF UNSECURED DEBT SECURITIES

   The following description sets forth the general terms and provisions of our unsecured debt securities, consisting of debentures, notes or other evidences of indebtedness that we may offer by this prospectus. We will describe the particular terms of the unsecured debt securities, which we refer to simply as "debt securities" throughout this section of the prospectus, and provisions that vary from those described below, in one or more prospectus supplements.

   The debt securities will constitute either senior or subordinated debt. Debt securities will be issued under a senior debt indenture to be entered into between us and BNY Midwest Trust Company, an Illinois trust company, as trustee. Subordinated debt securities will be issued under a subordinated debt indenture to be entered into between us and BNY Midwest Trust Company, an Illinois trust company, as trustee. The senior debt indenture and the subordinated debt indenture are sometimes collectively referred to in this prospectus as the "indentures." We have filed forms of the senior debt indenture and the subordinated debt indenture as exhibits to the registration statement of which this prospectus is a part.

   The following description is a summary of selected provisions relating to the debt securities and the indentures. The summary is not complete. You should not rely solely on this summary, because the indentures define your rights as a holder of the debt securities.

   Our trust debentures are separately described in this prospectus under the caption "Description of Trust Debentures." Our secured debt securities, or mortgage bonds, are separately described in this prospectus under the caption "Description of Secured Debt Securities."

Provisions Applicable to Both Senior and Subordinated Debt Securities

   General. The debt securities will represent unsecured senior or subordinated obligations and may be issued from time to time in one or more series. The indentures do not limit the amount of debt securities, debentures, notes or other types of indebtedness that we or any of our subsidiaries may issue nor do the indentures restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our stockholders. In addition, other than as may be set forth in any prospectus supplement, the indentures do not and the debt securities will not contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control or a highly leveraged transaction involving us.

   A prospectus supplement and a supplemental indenture relating to any series of debt securities offered by us will include specific terms relating to the offering. These terms will include some or all of the following:

  .  the title and classification of the debt securities;

  .  any limit on the total principal amount of the debt securities;

  .  the price or prices at which the debt securities will be issued;

  . whether the debt securities are to be issuable as registered securities or bearer securities or both;

  . whether any of the debt securities are to be issuable initially in temporary global form or permanent global form;

  . the date or dates on which principal will be payable or how to determine such dates;

  . the interest rate or the method for determining the rate that the debt securities will bear and the date from which any interest will accrue;

  .  the interest payment dates for the debt securities;

  .  any mandatory or optional sinking fund or analogous provisions;

  . the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities;

  .  any optional redemption periods and prices;

  . the denominations in which we will issue the debt securities that are registered securities, if other than $1,000 and any integral multiple thereof, and the denominations in which we will issue the debt securities that are bearer securities, if other than $5,000 and any integral multiple thereof;

  . the currency or currencies in which we will pay principal, premium and interest on the debt securities;

  . the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

  .  information with respect to book-entry procedures, if any; and

  . any other terms of the debt securities not inconsistent with the indentures.

   We may issue debt securities at a discount below their stated principal amount. Even if we do not issue debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement the special United States federal income tax considerations or other restrictions or terms applicable to debt securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

   Form, Exchange, Registration and Transfer. We may issue debt securities of a series in definitive form solely as registered securities, solely as bearer securities, or as both. Unless otherwise indicated in a prospectus supplement, bearer securities will have interest coupons attached. The indentures also provide that debt securities of a series may be issuable in temporary or permanent global form.

   Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder of such securities may at its option, subject to the terms of the applicable indenture, exchange bearer securities of such series for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest. Interest accrued as of such date will not be payable on the registered security issued in exchange for such bearer security, but will be payable only to the holders of such coupon, when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

   Registered securities may be presented for registration of transfer at the office of the registrar or at the office of any transfer agent that we designate for such purpose. Such transfer or exchange will be effected once the registrar or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as registrar. We may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. However, if we issue debt securities of a series solely as registered securities, we will be required to maintain a transfer agent in each place of payment for such series and, if we issue debt securities of a series as bearer securities, we will be required to maintain (in addition to the registrar) a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities.

   If we redeem a portion of the debt securities of any series, we will not be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days prior to the mailing or publication of a notice of redemption of debt securities of that series for redemption and ending on the close of business on:

    . if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; and

    . if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

  . register the transfer of or exchange of any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

  . exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption.

   Payment and Paying Agents. Unless otherwise indicated in an applicable prospectus supplement,

  . payment of principal of, and any premium and interest on, bearer securities will be payable at the offices of paying agents outside the United States as we may designate from time to time; and

  . payment of interest on bearer securities on any interest payment date will be made only against surrender to the paying agent of the coupon relating to such interest payment date.

   Payment with respect to any bearer security will not be made at any of our offices or agencies in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the preceding, payments of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars will be made at the offices of our paying agent in the Borough of Manhattan, the City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

   Unless otherwise indicated in a prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent designated by us from time to time. However, we may, at our option, make interest payments on registered securities by check mailed to the address of the person entitled thereto as such address appears in the security register. Payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the regular record date for payment of such interest.

   Any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities will be named in a prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that:

  . if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for such series; and

  . if debt securities of a series are issuable as bearer securities, we will be required to maintain

    . a paying agent in the Borough of Manhattan, the City of New York, for principal payments with respect to any registered securities of the series; and

    . a paying agent in a place of payment located outside the United States where debt securities of such series and any related coupons may be presented and surrendered for payment.

   All monies we pay to a paying agent for the payment of principal of, or any premium or interest on, any debt security that remain unclaimed at the end of two years after such amounts have become due and payable will be repaid to us at least thirty days from the date of publication of a notice published at least once at our expense in such newspapers and in such places as specified in the indenture that such money remains unclaimed. Following the repayment of such monies to us, the holder of a debt security or any coupon may look only to us for payment.

   Global Debt Securities. The debt securities of a series may be issued in whole or in part in global form deposited with, or on behalf of, a depository identified in the prospectus supplement relating to such series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a registered global security may not be registered for transfer or exchange except as a whole by the depository, the depository's nominee or their respective successors as described in the applicable prospectus supplement.

   The specific terms of the depository arrangement with respect to a series of debt securities and limitations and restrictions relating to a series of bearer securities in the form of one or more global debt securities will be described in the prospectus supplement relating to such series.

   Debt Security Events of Default. Any one of the following events will constitute an "event of default" under the indentures with respect to the debt securities of any series, referred to in this prospectus as a "debt security event of default":

  . we do not pay interest on any debt securities of the applicable series or any appurtenant coupon when it becomes due and payable, and continuance of such default for a period of 30 days;

  . we do not pay principal or premium, if any, on any debt securities of the applicable series on its due date;

  . we fail to deposit any sinking fund payment when and as due by the terms of the debt securities of that series;

  . we fail to perform any other covenant with respect to that series in such indenture for 90 days after written notice;

  . certain events in bankruptcy, insolvency or reorganization occur involving us; or

  . any other debt security event of default specified in the indentures or the applicable prospectus supplement occurs.

   A debt security event of default with respect to a particular series of debt securities will not necessarily be a debt security event of default with respect to any other series of debt securities.

   If a debt security event of default occurs with respect to the debt securities of any series and is continuing, the trustee or the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series, by notice as provided in the applicable indenture, may declare the principal amount of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration.

   Each indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders, unless such holders have offered the trustee indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, the trustee is not obligated to take any action unduly prejudicial to holders not joining in such direction or subjecting the debt trustee to personal liability.

   We are required to furnish to the trustee annually a statement as to the performance of our obligations under each indenture and as to any default in performance under the indentures. Such statements to the trustee are for informational purposes only. The trustee's receipt of them shall not constitute notice of any information contained in or determinable from such statements.

   Defeasance. If indicated in the applicable prospectus supplement, we will have two options to discharge our obligations under a series of debt securities before their maturity date. We may elect either

  . to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as described below) ("defeasance"); or

  . to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance").

   To elect either option, we must deposit with the trustee for such series an amount of money and/or U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest on, the debt securities of such series on the stated maturity of such payments.

   We may establish a trust to defease and discharge our obligations, only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that:

  . we have received from, or there has been published by, the Internal Revenue Service a ruling, or

  . since the date of the indenture there has been a change in applicable federal income tax law;

in either case to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge. The opinion must also provide that the holders of the debt securities will be subject to federal income tax on the same amounts and in the same manner as would have been the case if such deposit, defeasance and discharge had not occurred. In the event of any such defeasance and discharge, holders of debt securities of such series will be entitled to look only to such trust fund for payment of principal of, and any premium and any interest on, their debt securities until maturity.

   Upon the occurrence of a defeasance, we will be deemed to have paid and discharged the entire indebtedness represented by the debt securities and any related coupons and to have satisfied all of our obligations, except for:

  . the rights of holders of the debt securities to receive, solely from the trust funds deposited to defease such debt securities, payments in respect of the principal of, premium, and/or interest, if any, on the debt securities or any related coupons when such payments are due; and

  .  certain other obligations as provided in the indentures.

   Covenant Defeasance. Each indenture provides that, if so specified with respect to any series of debt securities, we may omit to comply with certain restrictive covenants. Any such omission will not be a debt security event of default with respect to the debt securities of such series, upon the deposit with the trustee, in trust, of money and/or U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest on, the debt securities of such series on the stated maturity of such payments. Our other obligations will remain in full force and effect. Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance. The opinion must also provide that holders of the debt securities will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

   Federal Income Tax Consequences Relating to Defeasance and Covenant Defeasance. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of debt securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such debt securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such debt securities.

   Modification of the Indentures and Waiver. We may modify or amend either indenture without the consent of the holders of the debt securities of a particular series in order to, among other things, establish the form or terms of any series of debt securities. With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, the trustee and we may modify or amend either indenture with respect to certain other provisions thereof. However, any modification or amendment may not, without the consent of each holder affected by such modification or amendment:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  .  change the redemption date with respect to any debt security;

  . reduce the principal amount of, or premium or interest on, any debt security;

  .  change any of our obligations to pay additional amounts;

  . reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  . change the coin or currency in which any debt security or any premium or interest thereon is payable;

  .  change the redemption right of any holder;

  . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  . reduce the percentage in principal amount of outstanding securities of any series, the consent of whose holders is required to modify or amend such indenture or to waive compliance with certain provisions of such indenture or to waive certain defaults;

  . reduce the requirements contained in such indenture for quorum or voting;

  . change any of our obligations to maintain an office or agency in the places and for the purposes required by such indenture; or

  .  modify any of the above provisions.

   The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of the holders of Senior Indebtedness (as defined below) then outstanding that would be adversely affected by such an amendment in accordance with the terms of the instruments governing such Senior Indebtedness.

   The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the indenture under which such series has been issued. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to any debt securities of that series, except a default:

  . in the payment of principal of, or premium, if any, or any interest on, any debt security of such series; or

  . in respect of a covenant or provision of such indenture that cannot be modified or amended without the consent of the holder of each outstanding security of such series affected.

   Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, or are present at a meeting of the holders of debt securities for quorum purposes:

  . the principal amount of an original issue discount security that is deemed to be outstanding will equal the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the maturity of such debt security; and

  . the principal amount of a debt security denominated in a foreign currency or currency units will equal the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the amount determined as provided in the preceding bullet point.

   Meetings. Each indenture contains provisions for convening meetings of the holders of debt securities of a series issuable as bearer securities. A meeting may be called at any time by the trustee, and also, upon request by us or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of that series, in any such case upon notice given in accordance with the provisions described under "--Notices" below. Except for any consent that must be given by the holders of each outstanding debt security affected, any resolution presented at a meeting may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. Except for any consent or waiver that must be given by the holder of each outstanding security, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of less than a majority in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and related coupons. The quorum at any meeting, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding securities of a series.

   Consolidation, Merger and Sale of Assets. Under each indenture, we may, without the consent of the holders of any of the outstanding debt securities, consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof organized and validly existing under the laws of any domestic jurisdiction, provided that:

  . any successor person assumes our obligations on the debt securities under such indenture;

  . after giving effect to the transaction no debt security event of default has occurred and is continuing; and

  .  certain other procedural conditions are met.

   Notices. Except as otherwise provided in the indentures, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such bearer securities. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the register.

   Title. Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any of our agents or agents of the trustee may treat the bearer of any bearer security and the bearer of any coupon and the registered owner of any registered security as the owner thereof for all purposes.

   Replacement of Securities. Any mutilated debt security or a debt security with a mutilated coupon will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities or coupons that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security and coupons or evidence of destruction, loss or theft satisfactory to us and the trustee. In the case of any coupon that becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new debt security in exchange for the debt security to which such coupon relates. In the case of a destroyed, lost or stolen debt security or coupon, the holder of such debt security or coupon may be required to provide indemnity satisfactory to the trustee and us before a replacement debt security will be issued.

   Governing Law. The indentures, the debt securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

   Regarding the Trustee. We and certain of our subsidiaries from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, affiliates of BNY Midwest Trust Company in the ordinary course of their business.

   The indentures contain certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

   Pursuant to the Trust Indenture Act, should a default occur with respect to either the senior debt securities or the subordinated debt securities, BNY Midwest Trust Company would be required to resign as trustee under one of the indentures within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

Provisions Applicable Solely to Senior Debt Securities

   Senior debt securities will be issued under the senior debt indenture. Each series of senior debt securities will rank equally as to the right of payment of principal and any premium and interest with each other series issued under the senior debt indenture and will rank senior to all subordinated debt securities that may be issued. We will describe any restrictive covenants for any series of debt securities in a prospectus supplement.

Provisions Applicable Solely to Subordinated Debt Securities

   Subordination. The subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our Senior Indebtedness (as defined below).

   "Indebtedness" is defined in the subordinated debt indenture as, and is used in this section of the prospectus to mean, with respect to any person,

  . all liabilities and obligations, contingent or otherwise, of any such person,

    . in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof),

    .  evidenced by bonds, notes, debentures or similar instruments,

    . representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business,

    . evidenced by bankers' acceptances or similar instruments issued or accepted by banks,

    . for the payment of money relating to a capitalized lease obligation, or

    . evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;

  . all net obligations of such person under interest swap and hedging obligations;

  . all liabilities of others of the kind described in the foregoing bullet points that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any capital stock, and

  . any and all deferrals, renewals, extensions, refinancings, refundings (whether direct or indirect) of any liability of the kind described in any of the foregoing bullet points, or this bullet point, whether or not between or among the same parties.

   "Junior Security" is defined in the subordinated debt indenture as, and is used in this section of the prospectus to mean, any qualified capital stock of any person and any Indebtedness of such person that is subordinated in right of payment to the securities of each series then outstanding and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the latest stated maturity of the principal of any outstanding securities.

   "Senior Indebtedness" is defined in the subordinated debt indenture as, and is used in this section of the prospectus to mean, our Indebtedness, whether outstanding on the date of the subordinated debt indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, unless the instrument creating or evidencing such Indebtedness specifically provides that such Indebtedness is not senior or superior, in right of payment, to the subordinated debt securities or to other Indebtedness which ranks equally with, or is subordinated to, the subordinated debt securities; provided, however, that in no event will Senior Indebtedness include

  . our Indebtedness owed or owing to any of our subsidiaries or any officers, directors or employees of ours or any of our subsidiaries, except in respect of deferred compensation in an amount not to exceed $10,000,000 at any one time,

  .  Indebtedness to trade creditors,

  .  any liability for taxes we owe, and

  .  the subordinated debt securities.

   The subordinated debt indenture provides that no payment may be made by us on account of the principal of or any premium or interest on the subordinated debt securities, or to acquire any of the subordinated debt securities (including repurchases of subordinated debt securities at the option of the holders) for cash or property (other than Junior Securities), or on account of any redemption provisions of the subordinated debt securities:

  . upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of and any premium and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for); or

  . in the event of a default in the payment of any principal of or any premium or interest on any Senior Indebtedness when it becomes due and payable, whether at stated maturity or at a date fixed for prepayment or by declaration or otherwise (referred to in this section of the prospectus as a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

   Upon the happening of a debt security event of default (other than a Payment Default) that permits the holders of Senior Indebtedness or their representative immediately to accelerate its maturity, and written notice of such debt security event of default given to us and the trustee by the holders of at least 33% in the aggregate principal amount outstanding of such Senior Indebtedness or their representative (referred to in this section of the prospectus as a "Payment Notice"), then, unless and until such debt security event of default has been cured or waived or otherwise has ceased to exist, no payment (by set off or otherwise) may be made by or on behalf of us on account of the principal of or any premium or interest on the subordinated debt securities, or to acquire or repurchase any of the subordinated debt securities for cash or property, or on account of any redemption provisions of the subordinated debt securities, in any such case other than payments made with our Junior Securities. Notwithstanding the preceding, unless

  . the Senior Indebtedness in respect of which such debt security event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (referred to in this section of the prospectus as the "Payment Blockage Period"), and

  . such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, we will be required to pay all sums not paid to the holders of the subordinated debt securities during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the subordinated debt securities.

   Any number of Payment Notices may be given. However, not more than one Payment Notice shall be given within a period of any 360 consecutive days, and no debt security event of default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such debt security event of default is on the same issue of Senior Indebtedness) will be made the basis for the commencement of any other Payment Blockage Period.

   Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities,

  . the holders of all Senior Indebtedness will first be entitled to receive payment in full (or have such payment duly provided for) before the holders of subordinated debt securities are entitled to receive any payment on account of the principal of or any premium or interest on the subordinated debt securities (other than Junior Securities), and

  . any payment or distribution of our assets of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the holders of subordinated debt securities or the trustee on behalf of such holders would be entitled (by set off or otherwise), except for the subordination provisions contained in the subordinated debt indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

   Notwithstanding the preceding, if any payment or distribution of our assets (other than Junior Securities) is received by the trustee or the holders of subordinated debt securities at a time when such payment or distribution is prohibited by the foregoing provisions, then such payment or distribution will be received and held in trust by the trustee or such holders for the benefit of the holders of Senior Indebtedness. Such payment or distribution shall be paid or delivered by the trustee or such holders, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for, or their representative or representatives, to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment and distribution to the holders of such Senior Indebtedness.

   No provisions contained in the subordinated debt indenture or the subordinated debt securities will affect our obligation, which is absolute and unconditional, to pay, when due, principal of and any premium and interest on the subordinated debt securities as and when the same shall become due and payable. The

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

subordination provisions of the subordinated debt indenture and the subordinated debt securities will not prevent the occurrence of a debt security event of default under the subordinated debt indenture or limit the rights of the trustee or any holder of subordinated debt securities, subject to the three preceding paragraphs, to pursue any other rights or remedies with respect to the subordinated debt securities.

   The prospectus supplement respecting any series of subordinated debt securities will set forth any subordination provisions applicable to such series in addition to or different from those described above.

   By reason of such subordination, in the event of our insolvency, holders of Senior Indebtedness and holders of our other obligations that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the subordinated debt securities. However, this subordination will not prevent the occurrence of a debt security event of default or limit the right of acceleration in respect of the subordinated debt securities.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

   The trust may issue trust preferred securities and trust common securities under the terms of the trust agreement. The trust preferred securities will represent undivided beneficial interests in the assets of the trust. We will own all of the trust common securities. Selected provisions of the trust agreement are summarized below. This summary is not complete. The form of trust agreement will be filed with the SEC, and you should read the trust agreement for provisions that may be important to you. The trust agreement has been qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the trust preferred securities. Wherever particular defined terms of the trust agreement are referred to, such defined terms are incorporated herein by reference.

General

   The trust preferred securities and trust common securities will be substantially the same except that, if there is an event of default under the trust agreement, as described below, the rights of the holders of the trust preferred securities will be entitled to priority in right of payment over the holders of trust common securities. All of the trust common securities will be owned by us.

   The trust will invest the proceeds from any issuance of the trust preferred securities, together with the consideration we pay for the trust common securities, to purchase trust debentures from us. Legal title in the trust debentures will be held by the property trustee in trust for the benefit of holders of the trust securities.

   In accordance with the trust agreement, the trust may not:

  .  borrow money;

  .  issue debt or any securities other than the trust securities;

  .  execute mortgages; or

  .  pledge any of its assets.

   We will guarantee distributions on the trust preferred securities on a limited basis to the extent described under the caption "Description of Guarantee." The guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of the trust when the trust does not have funds on hand legally available for such payments. In such event, a remedy of a holder of trust preferred securities is to direct the property trustee to enforce its rights under the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of the trust preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against us to enforce the property trustee's rights under such trust debentures without first instituting any legal proceedings against the property trustee or any other person or entity. In addition, a holder of the trust preferred securities may institute a legal proceeding directly against us for enforcement of payment to such holder of principal of, premium, if any, or interest on the trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the due date specified in the trust debentures.

   Holders of the trust preferred securities have no preemptive or similar rights.

Distributions

   Distributions on the trust preferred securities will be payable on the dates and at the rates set forth in a prospectus supplement. The distribution rate and the relevant distribution date for the trust securities will correspond to the payments and payment dates on the trust debentures. The revenue of the trust available for distribution to holders of the trust preferred securities will be limited to payments under the trust debentures in which the trust will invest the proceeds from the issuance and sale of the trust securities. If we fail to make interest payments on the trust debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

   We may, on one or more occasions, defer the payment of interest on the trust debentures for a period not exceeding 10 consecutive semi-annual periods, unless a debenture event of default has occurred and is continuing. However, no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity date. Semi-annual distributions on the trust preferred securities will be deferred by the trust during any such deferral period. Distributions to which holders of the trust preferred securities are entitled during any such deferral period will accumulate additional distributions at the rate per annum set forth in the prospectus supplement.

   Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the requirements described above. No interest shall be due and payable during any deferral period, except at the end of the period.

   We must give the property trustee, the debenture trustee and the administrative trustees notice of our election to defer the payment of interest on the trust debentures at least five business days prior to the earlier of:

  . the date the distributions on the trust preferred securities would have been payable except for the election to begin such deferral period; or

  . the date the administrative trustees are required to give notice to any securities exchange or to holders of trust preferred securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date.

   There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust preferred securities. See "Description of Trust Debentures--Option to Extend Interest Payment Date."

   During any deferral period, we may not, and will not permit any of our subsidiaries to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (subject to certain exceptions);

  . make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any of our debt securities, including other debentures, that rank pari passu with or junior in right of payment to the trust debentures; or

  . make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries, including other guarantees, if such guarantee ranks pari passu with or junior in right of payment to the trust debentures.

Payment of Additional Sums

   If the trust is required to pay any taxes, duties, or other governmental charges imposed by the United States or any other taxing authority, we will be required to pay such additional sums necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust preferred securities and trust common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject.

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

Redemption

   Whenever trust debentures are repaid (other than following the distribution of the trust debentures to the holders of the trust securities), whether at maturity or earlier redemption, the property trustee will apply the proceeds to redeem a Like Amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days' notice of a date of redemption to the holders of the trust securities, at the applicable redemption price, which shall be equal to:

  . in the case of the payment of the trust debentures on the stated maturity date, the maturity redemption price equal to the principal amount of, plus accrued and unpaid interest on, the trust debentures;

  . in the case of the optional prepayment of the trust debentures, upon the occurrence and continuation of a Special Event, the Special Event Redemption Price equal to the Special Event Prepayment Price in respect of the trust debentures; and

  . in the case of the optional prepayment of the trust debentures, the optional redemption price equal to the optional prepayment price in respect of the trust debentures.

   See "Description of Trust Debentures--Optional Prepayment" and "--Special Event Prepayment" below for definitions of the terms "Special Event" and "Special Event Prepayment Price" as used in this prospectus and for further information regarding the foregoing. If less than all of the trust debentures are to be prepaid on a redemption date, then the proceeds of such prepayment shall be allocated pro rata among the trust securities.

   "Like Amount" means:

  . with respect to a redemption of the trust securities, trust securities having a liquidation amount equal to the principal amount of trust debentures to be paid in accordance with their terms; and

  . with respect to a distribution of trust debentures upon the dissolution and liquidation of the trust, trust debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such trust debentures are being distributed.

   We will have the option to prepay the trust debentures:

  . in whole at any time or in part from time to time at the optional prepayment price; and

  . in whole but not in part, at any time within 90 days of the occurrence of a Special Event, at the Special Event Prepayment Price.

   See "Description of Trust Debentures--Optional Prepayment" and "--Special Event Prepayment."

Redemption Procedures

   If applicable, trust securities will be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or prepayment of the trust debentures. Any redemption of trust securities will be made and the applicable redemption price will be payable on the redemption date only to the extent that the trust has funds legally available for the payment of the applicable redemption price. See also "--Subordination of Trust Common Securities."

   If the trust gives a notice of redemption in respect of the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, with respect to the trust preferred securities held by The Depository Trust Company, or DTC, or its nominees, the property trustee will deposit with DTC funds sufficient to pay the applicable redemption price. See "--Form, Denomination, Book-Entry Procedures and Transfer." With respect to the trust preferred securities held in certificated form, the property trustee, to the extent funds are legally available, will deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders of the trust preferred securities upon surrender of their certificates evidencing the trust preferred securities. See "--Payment and Paying Agency." Notwithstanding the foregoing, distributions payable on or prior to the redemption date shall be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds are deposited as required, then upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of the holders of the trust preferred securities to receive the applicable redemption price, and the trust preferred securities will cease to be outstanding.

   If any redemption date of trust preferred securities is not a business day, then the redemption price will be paid on the next succeeding day that is a business day. If the next succeeding business day falls in the next calendar year, then the required payment will be made on the immediately preceding business day. If payment of the redemption price is improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee:

  . distributions on trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust to the date the redemption price is actually paid; and

  . the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

   Our subsidiaries or we may, subject to applicable law, from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

   The trust may not redeem fewer than all of the outstanding trust preferred securities unless all accumulated and unpaid distributions have been paid on all trust preferred securities for all semi-annual distribution periods terminating on or prior to the redemption date. If less than all of the issued trust preferred securities and trust common securities are to be redeemed on a redemption date, then the aggregate amount of such trust preferred securities and trust common securities to be redeemed shall be allocated pro rata among the trust preferred securities and the trust common securities. The property trustee will select on a pro rata basis the particular outstanding trust preferred securities to be redeemed not more than 60 days prior to the redemption date, by such method as the property trustee shall deem fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred security selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate, in the case of any trust preferred security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at its registered address. Unless we default in payment of the applicable redemption price on, or in the repayment of, the trust debentures, on and after the redemption date distributions will cease to accrue on the trust securities called for redemption.

Exchange

   If at any time we or any of our affiliates hold any trust preferred securities, we may deliver to the property trustee all or any portion of such trust preferred securities as we elect and receive, in exchange therefore, a like amount of debentures. Such election

  . will be exercisable effective on any date of distribution upon delivery by us or our affiliate to the property trustee of written notice of such election specifying the liquidation amount of trust preferred securities with respect to which such election is being made and the date of distribution on which such exchange will occur, which distribution date shall be not less than ten business days after the date of receipt by the property trustee of such election notice, and

  . will be conditioned upon us or our affiliate having delivered or caused to be delivered to the property trustee or its designee the trust preferred securities which are the subject of such election by 10:00 a.m., New York time, on the distribution date on which such exchange is to occur.

   After the exchange, such trust preferred securities will be canceled and will no longer be deemed to be outstanding and all rights of ours or our affiliates with respect to such trust preferred securities will cease.

   In the case of an exchange described in the preceding paragraph, the trust will, on the date of such exchange, exchange debentures having a principal amount equal to a proportional amount of the aggregate liquidation amount of the outstanding trust common securities, based on the ratio of the aggregate liquidation amount of the trust preferred securities exchanged pursuant to the preceding paragraph divided by the aggregate liquidation amount of the trust preferred securities outstanding immediately prior to such exchange, for such proportional amount of trust common securities held by us (which contemporaneously will be canceled and no longer be deemed to be outstanding); provided, that we deliver or cause to be delivered to the property trustee or its designee the required amount of trust common securities to be exchanged by 10:00 a.m., New York time, on the date of distribution on which such exchange is to occur.

Liquidation of the Trust and Distribution of Trust Debentures

   The trust shall automatically dissolve upon the first to occur of:

  .  our bankruptcy, dissolution or liquidation;

  . the distribution of a Like Amount of the trust debentures to the holders of the trust securities, if we have directed the property trustee in writing to dissolve the trust;

  .  the expiration of the term of the trust;

  . redemption of all of the trust preferred securities as described under "--Redemption"; and

  . the entry of an order for dissolution of the trust by a court of competent jurisdiction.

We have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, cause the trust debentures to be distributed to the holders of the trust securities in liquidation of the trust. This right is subject to the administrative trustees having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of trust preferred securities.

   If a dissolution occurs as described in the first three bullet points in the preceding paragraph, the trust will be liquidated by the administrative trustees as expeditiously as possible. After satisfaction of liabilities to the trust's creditors, the administrative trustees will distribute to the holders of the trust securities a Like Amount of the trust debentures, unless such distribution is determined by the property trustee not to be practicable. In such case, the holders will be entitled to receive pro rata out of the assets of the trust legally available for distribution to holders an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amount payable directly by the trust on the trust securities will be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities shall have a priority over the trust common securities. See "--Subordination of Trust Common Securities."

   If we elect not to prepay the trust debentures before maturity in accordance with their terms and either elect not to or are unable to dissolve and liquidate the trust and distribute the trust debentures to holders of the trust securities, the trust securities will remain outstanding until the repayment of the trust debentures on the stated maturity date.

   After the liquidation date is fixed for any distribution of trust debentures to holders of the trust securities,

  .  the trust securities will no longer be deemed to be outstanding;

  . DTC or its nominee will receive, in respect of each registered global certificate, if any, representing trust securities and held by it, a registered global certificate or certificates representing the trust debentures to be delivered upon such distribution; and

  . any certificates representing trust securities not held by DTC or its nominee will be deemed to represent trust debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation. We will then issue to such holder, and the debenture trustee will authenticate, a certificate representing such trust debentures.

Subordination of Trust Common Securities

   Payment of distributions on, and the redemption price of, the trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

   In the case of any event of default under the trust agreement, we, as holder of the trust common securities, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default with respect to the trust preferred securities is cured, waived or otherwise eliminated. Until any such event of default is so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Trust Agreement Events of Default; Notice

   The occurrence of a debenture event of default constitutes an event of default under the trust agreement. See "Description of Trust Debentures-- Debenture Events of Default."

   Within ninety days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee will transmit notice of such default to the holders of the trust securities, unless such default is cured or waived. The property trustee does not have notice of any default or event of default unless any officer with direct responsibility for the administration of the trust at the office of the property trustee at which its corporate trust business is principally administered has actual knowledge of such default or event of default or unless written notice of any event which is in fact such a default is received by the property trustee at its office at which its corporate trust business is principally administered and references the trust securities and the trust agreement. We are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the trust agreement. Additionally, we shall, for as long as any trust securities are outstanding, deliver to the trustee forthwith upon any of our officers becoming aware of an event of default or an event which, after notice or a lack of time or both, would become an event of default, a certificate specifying such event or event of default and the action we propose to take with respect to such event or event of default.

   Upon the occurrence of a trust agreement event of default, the debenture trustee or the property trustee as the holder of the trust debentures will have the right under the debenture indenture to declare the principal of and interest on the trust debentures to be immediately due and payable.

   If a trust agreement event of default occurs and is continuing, then the holders of a majority in aggregate liquidation amount of trust preferred securities have the right to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee under the trust agreement to exercise the remedies available to it as holder of the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of trust preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against us to enforce the property trustee's rights under such trust debentures without first instituting any legal proceedings against such property trustee or any other person or entity. In addition, if a trust agreement event of default has occurred and is continuing and such event is attributable to our failure to pay interest, principal or other required payments on the trust debentures issued to the trust on the date such interest, principal or other payment is otherwise payable, then a record holder of trust preferred securities may, on or after the respective due dates specified in the trust debentures, institute a proceeding directly against us for enforcement of payment on trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by such holder. In connection with such an action, we will be subrogated to the rights of such record holder of trust preferred securities to the extent of any payment made by us to such record holder of trust preferred securities.

   If a debenture event of default has occurred and is continuing, the trust preferred securities shall have a preference over the trust common securities as described above under "--Liquidation of the Trust and Distribution of Trust Debentures" and "--Subordination of Trust Common Securities."

Removal of Issuer Trustees

   Unless a debenture event of default occurs and is continuing, any issuer trustee may be removed at any time by the holder of the trust common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the trust common securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "--Liquidation of the Trust and Distribution of Trust Debentures." The trust may, at our request and with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

  .  such successor entity either:

  . expressly assumes all of the obligations of the trust with respect to the trust securities and the trust agreement; or

  . substitutes for the trust securities other securities having substantially the same terms as the trust securities (referred to in this prospectus as the "Successor Securities") so long as the Successor

    Securities rank the same as the trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the trust debentures;

  . the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust securities are then listed or quoted, if any;

  . if the trust preferred securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any Successor Securities) or, if the trust debentures are so rated, the trust debentures, to be downgraded by any such nationally recognized statistical rating organization;

  . such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect;

  . such successor entity has a purpose substantially identical to that of the trust;

  . prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

    . such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect; and

    . following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease,

    . neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

    . the trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

  . we or any permitted successor or assignee own all of the trust common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the guarantee and the common guarantee; and

  . there shall have been furnished to the property trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent in the trust agreement to such transaction have been satisfied.

   Notwithstanding the foregoing, the trust will not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes or would cause the holders of the trust securities not to be treated as owning an undivided interest in the trust debentures.

Voting Rights; Amendment of the Trust Agreement

   Except as provided above under "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and below under "Description of Guarantee-- Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the trust preferred securities will have no voting rights.

   The trust agreement may be amended from time to time by us and the administrative trustees, without the consent of the holders of the trust securities:

  . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement; or

  . to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act;

  . pursuant to Section 5.7 of the trust agreement, to evidence the acceptance of the appointment of a successor Trustee or to fill a vacancy created by an increase in the number of Administrative Trustees.

provided, however, that in each such case the interests of the holders of the trust securities shall not be adversely affected in any material respect. Any amendments of the trust agreement pursuant to the foregoing shall become effective once notice is given to the holders of the trust securities.

   We and the administrative trustees may amend the trust agreement:

  . with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust securities; and

  . upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

   However, without the consent of each holder of trust securities, the trust agreement may not be amended to:

  . change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  . restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

   So long as any trust debentures are held by the trust, the issuer trustees will not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the debenture trustee with respect to the trust debentures;

  .  waive any past defaults under the indenture;

  . exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the trust debentures; or

  . consent to any amendment, modification or termination of the indenture or the trust debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities.

However, where a consent under the indenture would require the consent of each holder of trust debentures affected thereby, no such consent shall be given by the property trustee without the prior consent of each holder of the trust preferred securities. The issuer trustees will not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except pursuant to a subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default that it receives with respect to the trust debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not fail to be classified as a grantor trust for United States federal income tax purposes on account of such action.

   Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent (without prior notice). The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

   No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

   Notwithstanding that holders of the trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that we own, the issuer trustees or any of our affiliates or any affiliate of the issuer trustee shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

   Payments in respect of trust preferred securities held in global form will be made to the depository, which shall credit the relevant accounts at the depository on the applicable distribution dates, or in respect of trust preferred securities that are not held by the depository, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent will initially be the property trustee or an affiliate of the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee, the administrative trustees and us. If the property trustee or an affiliate of the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Form, Denomination, Book-Entry Procedures and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities will be in registered, global form. The global trust preferred securities will be deposited upon issuance with DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   A global preferred security may not be transferred as a whole except by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global trust preferred securities shall be transferred and exchanged through the facilities of DTC. Beneficial interests in the global trust preferred securities may not be exchanged for trust preferred securities in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities."

Depositary Procedures

   DTC has advised the trust and us that DTC is a limited-purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of security certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants of DTC. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

   DTC has also advised the trust and us that it has established procedures to provide that:

  . upon deposit of the global trust preferred securities, DTC will credit the accounts of participants designated by the exchange agent with portions of the liquidation amount of the global trust preferred securities; and

  . ownership of such interests in the global trust preferred securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and indirect participants (with respect to other owners of beneficial interests in the global trust preferred securities).

   Investors in the global trust preferred securities may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations, which are participants in such system. All interests in a global preferred security will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream Banking, Societe Anonyme, may also be subject to the procedures and requirements of such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global preferred security to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global preferred security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the trust preferred securities, see "--Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities."

   Except as described below, owners of interests in the global trust preferred securities will not have trust preferred securities registered in their name, will not receive physical delivery of trust preferred securities in certificated form and will not be considered the registered owners or holders thereof under the trust agreement for any purpose.

   Payments in respect of each global preferred security registered in the name of DTC or its nominee will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the trust preferred securities, including the global trust preferred securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

  . any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global trust preferred securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global trust preferred securities; or

  . any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

   DTC has advised the trust and us that its current practice, upon receipt of any payment in respect of securities such as the trust preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of trust preferred securities represented by global trust preferred securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee, the trust or us. None of the trust, us or the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the trust preferred securities, and we, the trust and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Interests in the global trust preferred securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

   DTC has advised the trust and us that it will take any action permitted to be taken by a holder of trust preferred securities only at the direction of one or more participants to whose account with DTC interests in the global trust preferred securities are credited and only in respect of such portion of the liquidation amount of the trust preferred securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the trust agreement, DTC reserves the right to exchange the global trust preferred securities for trust preferred securities in certificated form and to distribute such trust preferred securities to its participants.

   The information in this section concerning DTC and its book-entry system has been obtained from sources that the trust and we believe to be reliable, but neither the trust nor we take responsibility for the accuracy thereof.

   Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global trust preferred securities among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the trust, us or the property trustee will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities

   A global preferred security is exchangeable for trust preferred securities in certificated form if:

  . DTC notifies the trust that it is unwilling or unable to continue as depository for the global preferred security or has ceased to be a clearing agency registered under the Exchange Act, and the trust fails to appoint a successor depository within 90 days;

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

  . we, on behalf of the trust, in our sole discretion elect to cause the issuance of the trust preferred securities in certificated form; or

  . there shall have occurred and be continuing a trust agreement event of default.

   In addition, beneficial interests in a global preferred security may be exchanged for certificated trust preferred securities upon request but only upon at least 20 days' prior written notice given to the property trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated trust preferred securities delivered in exchange for any global preferred security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Registrar and Transfer Agent

   The property trustee, acting through its New York office, will act as registrar and transfer agent for the trust preferred securities.

   Registration of transfers of the trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of the trust preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

   The property trustee, other than during the occurrence and continuance of a trust agreement event of default, will perform only such duties as are specifically set forth in the trust agreement and, during the existence of a trust agreement event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no trust agreement event of default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities or the trust common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by us and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

   BNY Midwest Trust Company will serve as the property trustee, the debenture trustee and the guarantee trustee. The Bank of New York (Delaware) will serve as the Delaware trustee. We, as well as certain of our subsidiaries, from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with affiliates of these entities in the ordinary course of our business.

Miscellaneous

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the trust debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that we and the administrative trustees determine in our discretion is necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust Securities.

   The trust agreement and the trust preferred securities will be governed by and construed in accordance with the internal laws of the State of Delaware.

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

                        DESCRIPTION OF TRUST DEBENTURES

   The trust debentures will be issued under a debenture indenture, as supplemented or amended from time to time, to be entered into between us and BNY Midwest Trust Company, as debenture trustee. The form of debenture indenture will be filed with the SEC. The debenture indenture has been qualified under the Trust Indenture Act. This summary of certain terms and provisions of the trust debentures and the debenture indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to the debenture indenture and those terms made a part of the debenture indenture by the Trust Indenture Act.

General

   The trust will invest the proceeds obtained from any issuance of trust preferred securities, together with the consideration paid by us for the trust common securities, in trust debentures issued by us. The trust debentures will bear interest from the same date and at the same rate as the trust preferred securities. It is anticipated that, until the liquidation, if any, of the trust, each trust debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

   The trust debentures will be issued in denominations of $1,000 and integral multiples thereof. The trust debentures will mature on the date provided.

   The trust debentures will rank equally with all other debentures and will be unsecured, subordinate, and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the debenture indenture.

Subordination

   In the debenture indenture, we have covenanted and agreed that any trust debentures issued under the debenture indenture will be subordinate and junior in right of payment to all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or bankruptcy proceeding with respect to us, all Senior Indebtedness must be paid in full before the holders of trust debentures will be entitled to receive or retain any payment in respect thereof.

   In the event of the acceleration of the maturity of trust debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness before the holders of trust debentures will be entitled to receive or retain any payment in respect of the trust debentures.

   No payments on account of principal, or premium, or interest, if any, in respect of the trust debentures may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

   "Indebtedness" is defined in the debenture indenture as, and is used in this section of the prospectus to mean:

  .  all of our obligations for money borrowed;

  . all of our obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . all of our reimbursement obligations with respect to letters of credit, banker's acceptances or similar facilities issued for our account;

  . all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

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

  .  all of our capital lease obligations;

  . all our indebtedness, whether incurred on or prior to the date of the debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

  . every obligation of the type referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor or otherwise.

   "Indebtedness Ranking on a Parity with the Trust Debentures" is defined in the debenture indenture as, and is used in this section of the prospectus to mean:

  . Indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the trust debentures in right of payment upon the happening of our dissolution or winding-up or liquidation or reorganization; and

  . all other debt securities, and guarantees in respect of those debt securities (including other debentures and other guarantees), issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with us that is our financing vehicle in connection with the issuance by such financing vehicle of equity securities that are similar to the trust preferred securities or other securities guaranteed by us.

   The securing of any Indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Trust Debentures, will not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Trust Debentures.

   "Indebtedness Ranking Junior to the Trust Debentures" in the debenture indenture as, and is used in this section of the prospectus to mean any Indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks junior to and not equally with or prior to the trust debentures (and any other Indebtedness Ranking on a Parity with the Trust Debentures) in right of payment upon the happening of the our dissolution or winding-up or liquidation or reorganization. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Trust Debentures will not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Trust Debentures.

   "Senior Indebtedness" is defined in the debenture indenture as, and is used in this section of the prospectus to mean all Indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Trust Debentures or Indebtedness Ranking Junior to the Trust Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

Cancellation

   All debentures surrendered for payment, redemption, transfer or exchange shall, if surrendered to any person, other than the debenture trustee, be delivered to the debenture trustee, and any such debentures and debentures surrendered directly to the debenture trustee for any such purpose shall be promptly canceled by it. We may at any time deliver to the debenture trustee for cancellation any debentures previously authenticated and delivered hereunder which we may have acquired in any manner whatsoever, and all debentures so delivered shall be promptly canceled by the debenture trustee.

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

Option to Extend Interest Payment Date

   So long as no debenture event of default has occurred and is continuing, we will have the right under the debenture indenture at any time and from time to time during the term of the trust debentures to defer the payment of interest for a period not exceeding 10 consecutive semi-annual periods. However, no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity date. At the end of such deferral period, we must pay all interest then accrued and unpaid.

   During any such deferral period, we may not, and will not permit any of our subsidiaries to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than

    . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock;

    . any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

    . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

    . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

    . purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans);

  . make any payment of principal of, or premium, if any, or interest on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank PARI PASSU with or junior in right of payment to the trust debentures; or

  . make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries (including other guarantees) if such guarantee ranks PARI PASSU with or junior in right of payment to the trust debentures.

   Prior to the termination of any deferral period, we may further extend such deferral period, so long as such extension does not cause such deferral period to exceed 10 consecutive semi-annual periods, end on a date other than an interest payment date or extend beyond the stated maturity date. Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period, except at the end thereof. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer payment of interest on the trust debentures at least five business days prior to the earlier of:

  . the date the distributions on the trust securities would have been payable except for the election to begin or extend such deferral period; or

  . the date the administrative trustees are required to give notice to any securities exchange or to holders of capital securities of the record date or the date such distributions are payable, but in any event not less than five business days before such record date.

   The property trustee shall give notice of our election to begin or extend a new deferral period to the holders of the trust preferred securities. There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust debentures.

Optional Prepayment

   The trust debentures may be prepayable, in whole at any time or in part from time to time, at our option at a prepayment price to the extent and as set forth in a prospectus supplement.

Special Event Prepayment

   If a Special Event occurs and is continuing, we may, at our option, prepay the trust debentures in whole (but not in part) at any time within 90 days of the occurrence of such Special Event, at a prepayment price equal to 100% of the principal amount of the trust debentures to be redeemed plus accrued and unpaid interest thereon (including Additional Sums, if any) to the date of redemption.

   A "Special Event" means a Tax Event or an Investment Company Event.

   "Investment Company Event" means the receipt by the trust and us of an opinion of counsel from counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the trust preferred securities, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the original issuance of the trust preferred securities.

   A "Tax Event" means the receipt by us and the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any amendment or change in any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the issue date, there is more than an insubstantial risk that

  . the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the trust debentures,

  . interest payable by us on the trust debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or

  . the trust is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

   Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust debentures to be prepaid at its registered address. Unless we default in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such trust debentures called for prepayment.

Additional Sums

   If the trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, we will pay as additional amounts on the trust debentures such additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust securities shall not be reduced as a result of any such additional taxes, duties and other governmental charges.

Certain Covenants

   We covenant in the debenture indenture that if and so long as the trust is the holder of all trust debentures, we, as borrower, will pay to the trust all fees and expenses related to the trust and the offering of the trust securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any domestic taxing authority upon the trust but excluding obligations under the trust securities).

   We also covenant that we will not, and will not permit any subsidiary to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (subject to certain exceptions);

  . make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities (including other debentures) that rank PARI PASSU with or junior in right of payment to the trust debentures; or

  . make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries (including under other guarantees) if such guarantee ranks PARI PASSU or junior in right of payment to the trust debentures, if at such time

    . there shall have occurred any event of which we have actual knowledge that (1) with the giving of notice or the lapse of time, or both, would be a debenture event of default and (2) in respect of which we do not take reasonable steps to cure,

    .  a debenture event of default has occurred and is continuing,

    . if such trust debentures are held by the property trustee, we will be in default with respect to our payment of any obligations under the guarantee or

    . we have given notice of our election of a deferral period as provided in the indenture, or such deferral period, or any extension thereof, shall have commenced and be continuing.

   So long as the trust preferred securities remain outstanding, we also covenant:

  . to maintain 100% direct or indirect ownership of the trust common securities; provided, however, that any successor to us is permitted under the indenture to succeed to our ownership of such trust common securities;

  .  to use our reasonable efforts to cause the trust:

    . to remain a statutory business trust, except in connection with the distribution of trust debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement; and

    . to otherwise continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes; and

  . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the trust debentures.

Modification of Indenture

   From time to time we and the debenture trustee may, without the consent of the holders of trust debentures, amend the debenture indenture for specified purposes, including, among other things, to cure any ambiguity or to correct or supplement any provision contained in the debenture indenture or any supplemental indenture which is defective or inconsistent with any other provision contained therein (provided that any such action does not materially adversely affect the interest of the holders of trust debentures) and qualifying, or maintaining the qualification of, the debenture indenture under the Trust Indenture Act.

   The debenture indenture contains provisions permitting us and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of trust debentures, to amend the debenture indenture in a manner affecting the rights of the holders of trust debentures. However, no such modification may, without the consent of the holders of each outstanding trust debenture so affected:

  . change the stated maturity, or reduce the rate of interest or extend the time of payment of interest thereon except pursuant to our right under the debenture indenture to defer the payment of interest as provided therein (see "--Option to Extend Interest Payment Date") or reduce the principal amount or the amount of premium on, the trust debentures or reduce the amount payable on redemption thereof or make the principal of, or interest or premium on, the trust debentures payable in any coin or currency other than that provided in the trust debentures, or impair or affect the right of any holder of trust debentures to institute suit for the payment thereof;

  . modify the provisions of the indenture with respect to the subordination of the trust debentures in a manner adverse to the holders;

  . reduce the percentage of principal amount of trust debentures, the holders of which are required to consent to any such modification of the debenture indenture, or are required to consent to any waiver provided for in the debenture indenture; or

  . modify certain other provisions of the debenture indenture relating to amendments and waivers of holders.

   Notwithstanding the preceding, if the trust debentures are held by the trust, an amendment will not be effective until the holders of a majority in liquidation amount of the trust securities have consented to the amendment. Further, if the consent of the holders of each trust security is required, an amendment will not be effective until each holder of the trust securities has consented to such amendment.

Debenture Events of Default

   The debenture indenture provides that any one or more of the following described events with respect to the trust debentures constitute an event of default, referred to in this prospectus as a "debenture event of default":

  . failure to pay any interest on the trust debentures or any other debentures when due for 30 days (subject to the deferral of any due date in the case of an extension period);

  . failure to pay any principal or premium, if any, on the trust debentures or any other debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise;

  . failure to perform, or breach of, any of our other covenants or warranties contained in the indenture for 90 days after written notice to us from the debenture trustee or the holders of at least 33% in aggregate outstanding principal amount of trust debentures; or

  .  our bankruptcy, insolvency or reorganization.

   Within ninety days after the occurrence of a default with respect to the trust debentures known to any officer of the debenture trustee with direct responsibility for the administration of the trust or, with respect to a particular matter, any other officer of the debenture trustee to whom such matter was referred because of his knowledge of and familiarity with the particular subject, the debenture trustee will transmit notice of all defaults known to the debenture trustee to all holders of trust debentures listed in the security register. Such notice, however, does not have to be given by the debenture trustee if such default is cured or waived prior to the giving of such notice by the debenture trustee. Additionally, with respect to the event of default listed as the third bullet point above, such notice shall only be given between sixty and ninety days after the occurrence of such a default, unless such default is cured or waived prior to the giving of such notice by the debenture trustee. The debenture trustee does not have notice of any default or event of default unless any officer with direct responsibility for the administration of the trust at the office of the debenture trustee at which its corporate trust business is principally administered has actual knowledge of such default or event of default or unless written notice of any event which is in fact such a default is received by the debenture trustee at its office at which its corporate trust business is principally administered and references the trust debentures and the indenture. The debenture indenture requires us (with the debenture trustee) to file a certificate as to the absence of certain defaults under the indenture each year.

   The holders of a majority in aggregate outstanding principal amount of the trust debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or to exercise any trust or power conferred upon the debenture trustee under the debenture indenture. If a debenture event of default has occurred and is continuing, the debenture trustee or the holders of not less than 33% in aggregate outstanding principal amount of the trust debentures may declare the principal amount on all trust debentures due and payable immediately upon a debenture event of default and should the debenture trustee or such holders of trust debentures fail to make such declaration, the holders of not less than 33% in aggregate liquidation amount of the trust preferred securities will have such right. The holders of a majority in aggregate outstanding principal amount of the trust debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the trust debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal of, and premium, if any, due otherwise than by acceleration (with any compounded interest due thereon) has been deposited with the debenture trustee, and should the holders of such trust debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have such right.

   Prior to the declaration accelerating the maturity of the trust debentures, the holders of a majority in aggregate outstanding principal amount of the trust debentures may, on behalf of the holders of all the trust debentures, waive any past default or debenture event of default and its consequences, except a default in the payment of principal (or premium, if any) on or interest (including compounded interest and additional amounts, if any) or a default in respect of a covenant or provision which under the debenture indenture cannot be modified or amended without the consent of the holder of each outstanding trust debenture affected, and should the holders of such trust debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have such right.

   In case a debenture event of default shall occur and be continuing, the property trustee will have the right to declare the principal of and the interest on such trust debentures and any other amounts payable under the debenture indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such trust debentures.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

   If a debenture event of default has occurred and is continuing and is attributable to our failure to pay the principal of (or premium, if any), or interest on the trust debentures on the date such payment is otherwise required, a holder of trust preferred securities may institute a direct action under the trust agreement. We may not amend the debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities. Notwithstanding any payments made to a holder of trust preferred securities by us in connection with a direct action, we will remain obligated to pay the principal of (or premium, if any) or interest on the trust debentures, and we will be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by us to such holder in any direct action.

   The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the trust debentures unless there shall have been an event of default under the trust agreement. See "Description of Trust Preferred Securities--Trust Agreement Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

   The debenture indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into us or convey, transfer or lease our properties as an entirety or substantially as an entirety to us, unless:

  . in our case, we consolidate with or merge into another person or convey, transfer or lease our properties substantially as an entirety to any person, the successor person is organized and existing under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes our obligations on the trust debentures and the indenture;

  . immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and

  .  certain other procedural conditions prescribed in the indenture are met.

Satisfaction and Discharge

   The debenture indenture provides that when, among other things, all trust debentures not previously cancelled or delivered to the debenture trustee for cancellation

  .  have become due and payable, or

  . will become due and payable at maturity or called for redemption within one year, and we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay on the stated maturity date or upon redemption of all the trust debentures not previously delivered to the debenture trustee for cancellation, the principal (and premium, if any) and interest due or to become due on the stated maturity date, or the redemption date, as the case may be, then the debenture indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the debenture indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the debenture indenture.

Form, Registration and Transfer

   If the trust debentures are distributed to the holders of the trust securities, the trust debentures may be represented by one or more global certificates registered in the name of DTC or its nominee. Under such circumstances, the depository arrangements for the trust debentures would be expected to be substantially similar to those in effect for the preferred securities. For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Trust Preferred Securities--Form, Denomination, Book-Entry Procedures and Transfer" and "-- Depositary Procedures."

Payment and Paying Agents

   Payment of principal of (and premium, if any) and interest on trust debentures will be made at the office of the debenture trustee or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of trust debentures in global form,

  . by check mailed to the address of the holder thereof as such address shall appear in the register for trust debentures or

  . by transfer to an account maintained by the holder thereof, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any trust debenture will be made to the person in whose name such trust debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will at all times be required to maintain a paying agent in each place of payment for the trust debentures.

   Any monies deposited with the debenture trustee or any paying agent for the payment of the principal of (and premium, if any) or interest on any trust debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at our request, be repaid to us and the holder of such trust debenture shall thereafter look only to us for payment thereof.

Governing Law

   The debenture indenture and the trust debentures will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Information Concerning the Debenture Trustee

   The debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of trust debentures, unless offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. BNY Midwest Trust Company will serve as debenture trustee. See "Description of Trust Preferred Securities-Information Concerning the Property Trustee."

                            DESCRIPTION OF GUARANTEE

   Set forth below is a summary of information concerning the guarantee, which will be executed and delivered by us for the benefit of the holders from time to time of trust preferred securities. The guarantee has been qualified under the Trust Indenture Act. BNY Midwest Trust Company, an Illinois trust company, guarantee trustee, will hold the guarantee for the benefit of the holders of the trust preferred securities. The following summary is not necessarily complete, and reference is hereby made to the copy of the form of the guarantee (including the definitions therein of certain terms), which is filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act.

General

   We will irrevocably and unconditionally agree to pay in full on a subordinated basis guarantee payments to the holders of the trust preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

  . any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand legally available therefor at such time;

  . the applicable redemption price with respect to the trust preferred securities called for redemption, to the extent that the trust has funds on hand legally available therefor at such time; and

  . upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of the trust debentures to holders of the trust preferred securities), the lesser of:

    . the liquidation distribution, to the extent the trust has funds legally available therefor at the time; and

    . the amount of assets of the trust remaining available for distribution to holders of trust preferred securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

   Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay such amounts to such holders.

   The guarantee will be a guarantee of the guarantee payments with respect to the trust preferred securities from the time of issuance of the trust preferred securities, but will not apply to distributions and other payments on the trust preferred securities when the trust does not have sufficient funds legally and immediately available to make such distributions or other payments. Therefore, if we do not make interest payments on the trust debentures held by the property trustee, the trust will not make distributions on the trust preferred securities.

   The guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent provided therein. See "--Status of the Guarantee." Our obligations under the guarantee effectively will be subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries. Claimants should look only to us for payments under the guarantee. See "Description of Trust Debentures-- Subordination." The guarantee does not limit us or any of our subsidiaries from incurring or issuing other secured or unsecured debt, including Senior Indebtedness, whether under the indenture, any other indenture that we may enter into in the future or otherwise.

   Through the guarantee, the trust agreement, the trust debentures and the debenture indenture, taken together, we will fully, irrevocably and unconditionally guarantee all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities. See "Relationship Among the Trust Preferred Securities, the Trust Debentures and the Guarantee."

Status of the Guarantee

   The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the trust debentures. See "Description of Trust Debentures-- Subordination."

   The guarantee will rank equally with all other guarantees issued by us after the issue date with respect to trust preferred securities, if any, issued by other trusts. The guarantee will constitute a guarantee of payment and not of collection. The guarantee will be held for the benefit of the holders of the trust preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the trust preferred securities of the trust debentures. The guarantee does not limit the amount of additional Senior Indebtedness that we may incur.

Guarantee Events of Default

   An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations thereunder. However, with respect to a default other than a default in payment of any guarantee payment, we have received notice of such default and shall not have cured such default within 60 days after receipt of such notice. The holders of not less than a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

   If the guarantee trustee fails to enforce the guarantee, any holder of the trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   We, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the guarantee.

Amendments and Assignment

   Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantee

   The guarantee will terminate and be of no further force and effect upon:

  . full payment of the applicable redemption price of the trust preferred securities; or

  . upon liquidation of the trust, the full payment of the liquidation distribution or the distribution of the trust debentures to the holders of the trust preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Information Concerning the Guarantee Trustee

   Other than during the occurrence and continuance of a default by us in performance of the guarantee, the guarantee trustee will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will be under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the trust preferred securities unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

   The guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                     THE TRUST DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

   Payments of distributions and other amounts due on the trust preferred securities (to the extent the trust has funds on hand legally available for the payment of such distributions) are irrevocably guaranteed by us as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the trust debentures, the debenture indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities. If and to the extent that we do not make the required payments on the trust debentures, the trust will not have sufficient funds to make the related payments, including distributions, on the trust preferred securities. The guarantee will not cover any such payment when the trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of trust preferred securities is to institute a direct action. Our obligations under the guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

   As long as payments of interest and other payments are made when due on the trust debentures, such payments will be sufficient to cover distributions and other payments due on the trust securities, primarily because:

  . the aggregate principal amount or prepayment price of the trust debentures is equal to the sum of the liquidation amount or redemption price, as applicable, of the trust securities;

  . the interest rate and interest and other payment dates on the trust debentures will match the distribution rate and distribution and other payment dates for the trust securities;

  . we will pay for all and any costs, expenses and liabilities of the trust except the trust's obligations to holders of trust securities under such trust securities; and

  . the trust agreement will provide that the trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

   Notwithstanding anything to the contrary in the debenture indenture, we have the right to set-off any payment we are otherwise required to make with and to the extent we have theretofore made, or are concurrently on the date of such payment making, a payment under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

   A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

Limited Purpose of the Trust

   The trust preferred securities represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of:

  .  issuing and selling the trust securities;

  . using the proceeds from the sale of the trust securities to acquire the trust debentures; and

  . engaging in only those other activities necessary, advisable or incidental thereto.

   A principal difference between the rights of a holder of a preferred security and a holder of a trust debenture is that a holder of a trust debenture will be entitled to receive from us the principal amount of, and premium, if any, and interest on trust debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or, in certain circumstances, from us under the guarantee) if and to the extent the trust has funds on hand legally available for the payment of such distributions.

Rights Upon Dissolution

   Unless the trust debentures are distributed to holders of the trust securities, upon any voluntary or involuntary dissolution and liquidation of the trust, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities-- Liquidation of the Trust and Distribution of Trust Debentures." Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the trust debentures, would be our subordinated creditor, subordinated in right of payment to all Senior Indebtedness as set forth in the debenture indenture, but entitled to receive payment in full of principal, and premium, if any, and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of its trust securities), the positions of a holder of trust preferred securities and a holder of trust debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                              PLAN OF DISTRIBUTION

   Any of the securities being offered hereby may be sold in any one or more of the following ways from time to time:

  .  through agents;

  .  to or through underwriters;

  .  through dealers;

  .  directly by us; or

  .  in the case of preferred securities, by the trust to purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   Offers to purchase securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or the trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold.

   If securities are sold by means of an underwritten offering, we and, in the case of an offering of trust preferred securities, the trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

   We or the trust, as applicable, may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we or the trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we or the trust, as applicable, will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

   Offers to purchase securities may be solicited directly by us or the trust, as applicable, and the sale thereof may be made by us or the trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

   Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us or the trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

   If so indicated in the applicable prospectus supplement, we or the trust, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or the trust at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us or the trust, as applicable.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us or the trust, as applicable, to indemnification by us or the trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

   Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

   Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                             VALIDITY OF SECURITIES

   The validity of the securities (other than the trust preferred securities and the mortgage bonds) will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement. The validity of the trust preferred securities will be passed upon for the trust and for us by Richards, Layton & Finger, P.A. The validity of the mortgage bonds will be passed upon for us by Schiff Hardin & Waite, Chicago, Illinois.

                                    EXPERTS

   The audited consolidated financial statements of Illinois Power Company and subsidiaries as of and for the years ended December 31, 2000 and 2001, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The consolidated financial statements for Illinois Power Company for the year ended December 31, 1999, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to the merger of Illinova Corporation, Illinois Power's parent, with Dynegy Inc. on February 1, 2000 as described in Note 2, the transfer of wholly owned fossil generating assets and other generation-related assets and liabilities to Illinova Corporation in exchange for a note receivable on October 1, 1999 as described in Note 4, the impairment of the Clinton Power Station based on Illinois Power's commitment to exit nuclear operations in December 1998 as described in Note 3, and the quasi-reorganization effected by Illinois Power in December 1998 as described in Note
3) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                  $325,000,000
                             Illinois Power Company
                 $100,000,000 Mortgage Bonds, 10 5/8% due 2007

                 $225,000,000 Mortgage Bonds, 10 5/8% due 2012


                       ---------------------------------
                             PROSPECTUS SUPPLEMENT
                       ---------------------------------

                              Merrill Lynch & Co.
                           Credit Lyonnais Securities
                            Deutsche Bank Securities
                                    SG Cowen
                                 TD Securities

                                 July 18, 2002

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